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As filed with the Securities and Exchange Commission on May 21, 2004

Registration No. 333-114184

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1 TO
FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

GENZYME CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Massachusetts (State or Other Jurisdiction of Incorporation or Organization)	2836 (Primary Standard Industrial Classification Code Number)	06-1047163 (I.R.S. Employer Identification Number)
500 Kendall Street Cambridge, Massachusetts 02142 (617) 252-7500 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)
Peter Wirth Genzyme Corporation 500 Kendall Street Cambridge, Massachusetts 02142 (617) 252-7500 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies of all correspondence to:

Paul M. Kinsella Ropes & Gray LLP One International Place Boston, Massachusetts 02110 (617) 951-7000	Phillip M. Renfro Fulbright & Jaworski L.L.P. 300 Convent Street, Suite 2200 San Antonio, Texas 78205 (210) 224-5575

Approximate date of commencement of proposed sale to the public:

        As soon as practicable after the effective time of this registration statement and the effective time of the mergers contemplated by the Agreement and Plan of Merger among Genzyme Corporation, GLBC Corp., GLBC LLC and ILEX Oncology, Inc., dated as of February 26, 2004, which is attached as Annex A to the proxy statement/prospectus forming a part of this registration statement.

        If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. GENZYME WILL NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED.

SUBJECT TO COMPLETION AND AMENDMENT, DATED MAY 21, 2004

4545 Horizon Hill Boulevard
San Antonio, Texas 78229
A MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

        The board of directors of ILEX Oncology, Inc. has approved a merger agreement with Genzyme Corporation.

        ILEX will hold a special stockholders' meeting on July 1, 2004, at 10:00 a.m., local time, at the offices of Ropes & Gray LLP, One International Place, Boston, Massachusetts 02110, at which time we will ask you to adopt the merger agreement. If the merger agreement is adopted:

  •
  A Genzyme subsidiary will be merged with and into ILEX, which will then be merged into another wholly-owned subsidiary of Genzyme; and

  •
  You will receive a fraction of a share of Genzyme common stock in exchange for each share of your ILEX common stock. We refer to this fraction as the "exchange ratio," and it will be calculated by dividing $26.00 by the average per share closing price of Genzyme common stock as reported by the NASDAQ National Market® over the 20 trading days ending on the fifth trading day prior to the closing date of the mergers. However, if the average closing price of Genzyme common stock is greater than $59.88, the exchange ratio will be 0.4342, and if the average closing price is less than $46.58, the exchange ratio will be 0.5582. You will receive a cash payment for the value of any fractional share that you would have otherwise received as a result of the mergers.

        Genzyme's common stock is quoted on the NASDAQ National Market under the trading symbol "GENZ," and on May 20, 2004, its closing price was $41.00 per share. We currently expect that Genzyme will issue up to an aggregate of 22,000,000 shares of Genzyme common stock in exchange for outstanding shares of ILEX common stock and that, after the mergers, former ILEX stockholders will own approximately 9.7% of the total number of outstanding shares of Genzyme common stock.

        After careful consideration, your board of directors unanimously approved the merger agreement and determined that the transaction is fair and in the best interests of ILEX and its stockholders. Your board of directors deems the transaction to be advisable and unanimously recommends that you vote "FOR" adoption of the merger agreement.

        Please carefully consider all of the information in this proxy statement/prospectus regarding ILEX, Genzyme and the transaction, including, in particular, the discussion in the section entitled "RISK FACTORS" beginning on page 18.

        Whether or not you plan to attend the special meeting, please complete, sign, date and return your proxy in the enclosed envelope. Your vote is very important.

Sincerely,
Jeffrey H. Buchalter President and Chief Executive Officer

        Neither the Securities and Exchange Commission nor any state securities commission approved or disapproved the transaction described in the proxy statement/prospectus or the Genzyme common stock that would be issued in connection with the transaction, or determined if the proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

        The proxy statement/prospectus is dated                        , 2004 and is first being mailed to stockholders on or about June 1, 2004.

ILEX ONCOLOGY, INC.
4545 Horizon Hill Boulevard
San Antonio, Texas 78229

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of ILEX Oncology, Inc.

        I am pleased to give you notice of and cordially invite you to attend, either in person or by proxy, the special meeting of the stockholders of ILEX, which will be held on July 1, 2004, at 10:00 a.m., local time, at the offices of Ropes & Gray LLP, One International Place, Boston, Massachusetts 02110, and at any adjournment or postponement of the special meeting. The purposes of the special meeting are:

  1.
  To consider and vote on a proposal to adopt a merger agreement, dated as of February 26, 2004, by and among ILEX, Genzyme Corporation and two wholly-owned subsidiaries of Genzyme. The merger agreement provides that a Genzyme subsidiary will be merged with and into ILEX, and ILEX will then be merged into another wholly-owned subsidiary of Genzyme. In the mergers, each outstanding share of ILEX common stock will be converted into the right to receive a fraction of a share of Genzyme common stock. We refer to this fraction as the "exchange ratio," and it will be calculated by dividing $26.00 by the average per share closing price of Genzyme common stock as reported by the NASDAQ National Market over the 20 trading days ending on the fifth trading day prior to the closing date of the mergers, except that if the average closing price is greater than $59.88, the exchange ratio will be 0.4342, and if the average closing price is less than $46.58, the exchange ratio will be 0.5582. Cash will be paid for any fractional shares that result from the conversion of ILEX common stock to Genzyme common stock. The merger agreement is attached as Annex A to, and is described in, the enclosed proxy statement/prospectus.

  2.
  To transact any other business which properly comes before the special meeting or any adjournment or postponement of the special meeting by the ILEX board of directors.

        Only stockholders of record at the close of business on May 28, 2004, will receive notice of and be entitled to vote at the special meeting and any adjournments or postponements of the special meeting.

        The enclosed proxy statement/prospectus describes the merger agreement, the proposed transaction and actions to be taken in connection with the transaction. We cannot complete the transaction unless the holders of a majority of the outstanding shares of ILEX common stock on the record date affirmatively vote to adopt the merger agreement. It is important that your shares are represented at the special meeting regardless of the number of shares you hold. Whether or not you plan to attend the special meeting in person, please sign and promptly return the enclosed proxy card in the postage-paid envelope provided for your convenience. You may revoke your proxy in the manner described in the enclosed proxy statement/prospectus at any time before it is voted at the special meeting.

By Order of the Board of Directors,
Jeffrey H. Buchalter President and Chief Executive Offiecr

San Antonio, Texas
May 21, 2004

REFERENCES TO ADDITIONAL INFORMATION

        This proxy statement/prospectus incorporates important business and financial information about Genzyme and ILEX from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You may obtain documents that are incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Genzyme Corporation 500 Kendall Street Cambridge, Massachusetts 02142 (617) 252-7500 Attention: Corporate Communications	ILEX Oncology, Inc. 4545 Horizon Hill Boulevard San Antonio, Texas 78229 (210) 949-8200 Attention: Investor Relations

        If you would like to request documents, please do so by June 24, 2004 in order to receive them before the special meeting.

        For more details on how you can obtain this information, you should read the section of this proxy statement/prospectus entitled "WHERE YOU CAN FIND MORE INFORMATION" beginning on page 90.

COMPARATIVE STOCK PRICES AND DIVIDENDS	78
Dividend Information	78
DESCRIPTION OF GENZYME CAPITAL STOCK	79
Authorized Capital Stock	79
Proposed Modifications to Charter	79
Transfer Agent and Registrar	80
COMPARISON OF RIGHTS OF GENZYME AND ILEX STOCKHOLDERS	81
LEGAL MATTERS	89
EXPERTS	89
OTHER MATTERS	89
FUTURE ILEX STOCKHOLDER PROPOSALS	89
WHERE YOU CAN FIND MORE INFORMATION	90
Annexes
Agreement and Plan of Merger among Genzyme Corporation, GLBC Corp., GLBC LLC and ILEX Oncology, Inc.	Annex A
Opinion of UBS Securities LLC	Annex B

Note Regarding Trademarks

Genzyme®, Renagel®, Cerezyme®, Ceredase®, Fabrazyme®, Myozyme®, Thyrogen® and Synvisc® are registered trademarks of Genzyme.

Sepra™ is a trademark of Genzyme.

CAMPATH® and MABCAMPATH® are registered trademarks of ILEX.

Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC.

Thymoglobulin® and Lymphoglobuline® are registered trademarks of SangStat Medical Corporation.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION
FROM ILEX TO ILEX STOCKHOLDERS

Q:	What will happen in the transaction?
A:
The transaction will be accomplished in two steps. In the first step, GLBC Corp., a wholly-owned subsidiary of Genzyme, will merge with and into ILEX, and ILEX will continue as the surviving corporation. In the second step, which will occur promptly after the first step, ILEX will merge into GLBC LLC, a wholly-owned subsidiary of Genzyme. GLBC LLC will survive the second merger as a wholly-owned subsidiary of Genzyme. Genzyme may, however, merge GLBC LLC into itself soon thereafter.
Q:	As a holder of ILEX common stock, what will I receive in the transaction?
A:
If the transaction is completed, ILEX stockholders will receive a fraction of a share of Genzyme common stock for each share of their ILEX common stock. This fraction, referred to as the "exchange ratio," will be calculated by dividing $26.00 by the average per share closing price of Genzyme common stock as reported by the NASDAQ National Market over the 20 trading days ending on the fifth trading day prior to the closing date of the transaction. If, however, the average closing price over that period is greater than $59.88, the exchange ratio will be 0.4342, and if the average closing price is less than $46.58, the exchange ratio will be 0.5582. ILEX stockholders will receive only whole shares of Genzyme common stock, and will receive cash payments in place of any fractional shares to which they would otherwise be entitled.
Q:	What do I need to do now?
A:
After carefully reading and considering the information contained in this document or incorporated by reference into this document, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage prepaid envelope as soon as possible so that your shares may be represented at the special meeting. You may also attend the special meeting and vote in person. If your shares are held in "street name" by your broker, you should follow the directions provided to you by your broker. Your broker will vote your shares only if you provide instructions on how you would like your shares to be voted.
Q:	What vote is required to adopt the merger agreement?
A:	The affirmative vote of the majority of the outstanding shares of ILEX common stock as of the record date is required to adopt the merger agreement.
Q:	What if I do not vote?
A:
If you do not submit a proxy, instruct your broker to vote your shares, or vote in person at the special meeting, the effect will be the same as if you had voted AGAINST adoption of the merger agreement. If you submit a signed proxy without specifying the manner in which you would like your shares to be voted, your shares will be voted FOR adoption of the merger agreement.
Q:	May I change my vote after I have delivered my proxy?
A:
Yes. You may change your vote at any time before the vote takes place at the special meeting. To change your vote, you may either submit a later dated proxy card, send a written notice stating that you would like to revoke your proxy or attend the special meeting and vote in person. However, if you elect to vote in person at the special meeting and your shares are held by a broker, bank or other nominee, you must bring to the meeting a legal proxy from the broker, bank or other nominee authorizing you to vote the shares.
Q:	Should I send in my stock certificates now?
A:
No. After the transaction is completed, you will receive written instructions from the exchange agent on how to exchange ILEX stock certificates for certificates representing shares of Genzyme common stock. Please do not send in your stock certificates with your proxy.
Q:	Who can help answer my questions?
A:
If you have any questions about the transaction or how to submit your proxy, or if you need additional copies of this document or the enclosed proxy card, you should contact our proxy solicitor, Mellon Human Resources & Investor Solutions, at (917) 320-6283.

SUMMARY

        This summary highlights what Genzyme and ILEX believe is the most important information contained in this proxy statement/prospectus. The summary may not contain all of the information that is important to you. To understand the transaction more fully, you should read this entire proxy statement/prospectus, including the materials attached as annexes. You should also read the documents listed in the section of this proxy statement/prospectus entitled "WHERE YOU CAN FIND MORE INFORMATION" beginning on page 90. The page references in parentheses direct you to a more detailed description of the topics presented in this summary.

The Companies

Genzyme Corporation (see page 44)

        Genzyme is a global biotechnology company dedicated to making a major positive impact on the lives of people with serious diseases. Its broad product portfolio is focused on rare genetic disorders, renal disease, osteoarthritis and organ transplant, and includes an array of diagnostic products and services. Genzyme's commitment to innovation continues today with research into novel approaches to cancer, immune-mediated diseases, heart disease and other areas of unmet medical need. Founded as a Delaware corporation in June 1981, Genzyme became a Massachusetts corporation in 1991. At the end of 2003, Genzyme and its subsidiaries had more than 5,600 employees in offices around the globe, serving patients in over 80 countries.

        Genzyme's principal offices are located at 500 Kendall Street, Cambridge, Massachusetts 02142, and its telephone number at these offices is (617) 252-7500.

ILEX Oncology, Inc. (see page 45)

        ILEX is a product-driven biopharmaceutical company focused on developing and commercializing novel therapeutic products, primarily in oncology. It was formed as an oncology drug development company in December 1993 by The Cancer Therapy and Research Foundation of South Texas.

        ILEX's lead product is marketed in the United States as CAMPATH and in Europe and other countries as MABCAMPATH for the treatment of patients with B-cell chronic lymphocytic leukemia who have been treated with alkylating agents and who have failed fludarabine therapy. In addition to CAMPATH, ILEX's pipeline comprises product candidates at various stages of preclinical and clinical development, including monoclonal antibodies, agents that have toxic effects on certain cells (cytotoxic agents) or inhibit cellular growth (cytostatic agents) with novel mechanisms of action, agents that inhibit the formation of new blood vessels (angiogenesis inhibitors) and agents which block cellular messaging associated with cancer growth and metastasis (signal transduction inhibitors).

        ILEX's principal offices are located at 4545 Horizon Hill Boulevard, San Antonio, Texas 78229, and its telephone number at these offices is (210) 949-8200.

The Transaction

General Description of the Mergers (see page 60)

        The proposed transaction consists of two consecutive mergers. In the first merger, GLBC Corp., a wholly-owned subsidiary of Genzyme, will merge with and into ILEX, and ILEX will continue as the surviving corporation. In the second merger, ILEX will merge into GLBC LLC, a wholly-owned subsidiary of Genzyme. GLBC LLC will survive the second merger as a wholly-owned subsidiary of Genzyme. Genzyme may, however, merge GLBC LLC into itself soon thereafter.

        The proposed transaction will occur following adoption of the merger agreement by the ILEX stockholders and the satisfaction or waiver of all other conditions to the transaction. The merger agreement is attached as Annex A to this proxy statement/prospectus. We encourage you to read it because it is the legal document that governs the transaction.

What the Holders of ILEX Common Stock Will Receive in the Transaction (see page 60)

        As a result of the first merger, each share of ILEX common stock will automatically be converted into the right to receive a fraction of a share of Genzyme common stock. We refer to this fraction as the "exchange ratio." The exchange ratio will be calculated by dividing $26.00 by the average per share closing price of Genzyme common stock as reported by the NASDAQ National Market over the 20 trading days ending on the fifth trading day prior to the closing date, except that if, during this period, the average closing price is greater than $59.88, the exchange ratio will be 0.4342, and if the average closing price is less than $46.58, the exchange ratio will be 0.5582. ILEX stockholders will receive only whole shares of Genzyme common stock and will receive a cash payment in place of any fractional shares to which they would otherwise be entitled.

Material Federal Income Tax Consequences (see page 62)

        Genzyme and ILEX intend for the mergers to qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code. It is our intention that no gain or loss will be recognized by ILEX stockholders for federal income tax purposes on the exchange of shares of ILEX common stock for shares of Genzyme common stock. However, ILEX stockholders will recognize gain or loss for federal income tax purposes to the extent any cash received in place of fractional shares is greater than or less than the tax basis allocable to the fractional shares.

        Because the tax consequences of the transaction may vary depending upon each stockholder's particular circumstances, we urge you to consult your own tax advisors about the federal, state, local or foreign tax consequences to you.

Recommendation of the ILEX Board of Directors (see page 49)

        ILEX's board of directors believes that the transaction is advisable and in the best interests of ILEX and ILEX's stockholders and recommends that you vote "FOR" adoption of the merger agreement.

ILEX's Reasons for the Transaction (see page 49)

        In reaching its decision to approve the transaction, the ILEX board of directors considered, among other matters:

  •
  Genzyme's ability to support research and development of ILEX's product candidates;

  •
  the terms of the merger agreement, including the representations, warranties and covenants and the conditions to closing;

  •
  the board's assessment of the value of the shares of Genzyme common stock to be received by ILEX stockholders in the transaction; and

  •
  ILEX's present financial condition, ongoing commitments and drug development goals.

Opinion of ILEX's Financial Advisor (see page 51)

        In connection with the transaction, the ILEX board of directors received a written opinion from UBS Securities LLC as to the fairness, from a financial point of view, of the exchange ratio provided for in the first merger. The full text of UBS's written opinion, dated February 26, 2004, is attached to this proxy statement/prospectus as Annex B. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. UBS's opinion was provided to the ILEX board in its evaluation of the exchange ratio provided for in the first merger, does not address any other aspect of the transaction and does not constitute a recommendation to any stockholder with respect to any matters relating to the proposed transaction.

Genzyme's Reasons for the Transaction (see page 58)

        In reaching its decision to approve the transaction, the Genzyme board of directors considered, among other matters, the ability of the transaction to:

  •
  enable Genzyme to achieve its goal of establishing a commercial oncology business;

  •
  provide Genzyme access to late-stage product candidates and oncology-specific development infrastructure;

  •
  leverage Genzyme's manufacturing capabilities; and

  •
  raise Genzyme's profile in the oncology market.

Risk Factors (see page 18)

        See "RISK FACTORS" for a discussion of factors you should carefully consider before deciding how to vote your shares at the special meeting.

The Special Meeting

Date and Purpose (see page 42)

        A special meeting of ILEX stockholders will be held at the offices of Ropes & Gray LLP, One International Place, Boston, Massachusetts 02110, on July 1, 2004, at 10:00 a.m., local time.

Record Date; Voting Rights (see page 42)

        If you owned shares of ILEX common stock as of the close of business on May 28, 2004, the record date for the special meeting, you may vote on the proposal to adopt the merger agreement. On that date, there were 39,076,584 shares of ILEX common stock issued and outstanding, held by approximately 151 holders of record. At the special meeting, ILEX stockholders will have one vote for each share of ILEX common stock they owned on the record date.

Quorum; Required Votes (see page 42)

        The holders of a majority of the outstanding shares of ILEX common stock must be present, in person or by proxy, at the ILEX special meeting for there to be a quorum. To approve the transaction, holders of a majority of the outstanding shares of ILEX common stock must vote to adopt the merger agreement. If you fail to vote or abstain from voting, it will have the effect of a vote against the transaction. A broker who holds ILEX common stock as your nominee generally will not have the authority to vote your shares unless you provide the broker with voting instructions.

Other Selected Information

Potential Conflicts of Interest of Officers and Directors (see page 57)

        The officers and directors of ILEX may have interests in the transaction that are different from, or in addition to, those of other ILEX stockholders. Potential conflicts of interests of ILEX's officers and directors include:

  •
  accelerated vesting of stock options upon consummation of the first merger;

  •
  severance benefits that will be owed to officers of ILEX and its subsidiaries if they are terminated after the transaction; and

  •
  indemnification and insurance coverage with respect to acts and omissions in their capacities as directors and officers of ILEX.

        On the record date, current directors and executive officers of ILEX as a group beneficially owned approximately 4% of the outstanding shares of ILEX common stock, including options exercisable within 60 days of the record date.

Treatment of Stock Options (see page 61)

        Each option to purchase shares of ILEX common stock outstanding immediately before the effective time of the transaction will be assumed by Genzyme after the transaction and will become a fully vested option to acquire Genzyme common stock. Genzyme will adjust the number of shares issuable upon exercise and the exercise prices to reflect the exchange ratio.

Employee Matters (see page 62)

        Genzyme has agreed to give credit to ILEX employees for time worked at ILEX under Genzyme's employee benefit plans if they remain with Genzyme after the transaction. Genzyme has also agreed to assume ILEX's employment agreements and change-of-control severance arrangements.

Accounting Treatment (see page 62)

        Genzyme expects to account for the transaction under the purchase method of accounting, which means that the assets and liabilities of ILEX, including its intangible assets, will be recorded on Genzyme's books at their estimated fair market values. The results of operations and cash flows of ILEX will be included in Genzyme's financial statements prospectively as of the closing of the transaction.

Regulatory Approvals (see page 72)

        United States and foreign antitrust laws prohibit Genzyme and ILEX from completing the transaction until we have furnished information and materials about Genzyme and ILEX and the transaction to the Antitrust Division of the Department of Justice, the Federal Trade Commission and Germany's Federal Cartel Office and the required waiting periods have expired. We have filed the required forms with these government agencies, and we have received a clearance letter from Germany's Federal Cartel Office. On April 22, 2004, Genzyme and ILEX received a request for additional information from the Federal Trade Commission. We are in the process of responding to the request, and the waiting period has been extended. We are not aware of any other governmental or regulatory approvals required for closing the transaction other than compliance with federal securities laws.

Dissenters' Rights of Appraisal

        ILEX stockholders do not have appraisal rights (also known as "dissenters' rights") in connection with the transaction.

Conditions to the Transaction (see page 68)

        The following conditions must be satisfied before Genzyme and ILEX can complete the transaction:

  •
  ILEX stockholders must adopt the merger agreement;

  •
  the registration statement of which this proxy statement/prospectus is a part must not be the subject of any stop order or related proceeding;

  •
  we must obtain regulatory approvals; and

  •
  we must receive legal opinions that the transaction will be a reorganization for U.S. federal tax purposes.

Termination of the Merger Agreement (see page 69)

        Genzyme and ILEX can mutually agree to terminate the merger agreement without completing the transaction, either before or after ILEX's stockholders adopt the merger agreement.

        Either Genzyme or ILEX may terminate the agreement if the transaction is not completed by December 31, 2004, and under other circumstances described in the merger agreement, including the failure of the ILEX stockholders to adopt the merger agreement.

Termination Fees and Expenses (see page 70)

        If ILEX or Genzyme terminates the merger agreement, ILEX may be required to pay a termination fee of $32.5 million to Genzyme.

        If Genzyme and ILEX do not complete the transaction, we will each pay our own expenses, except that ILEX will reimburse Genzyme for up to $2.5 million in expenses if the merger agreement is terminated under circumstances requiring ILEX to pay the termination fee or because the ILEX stockholders fail to adopt the merger agreement but the termination fee is not payable. If we complete the transaction, the combined company will be responsible for unpaid expenses.

No Solicitation by ILEX (see page 66)

        The merger agreement prohibits ILEX from soliciting alternative transactions and limits ILEX's ability to engage in discussions with other companies or take certain actions related to alternative transactions.

Comparative Stockholder Rights (see page 81)

        Genzyme is a Massachusetts corporation governed by the Massachusetts Business Corporation Law through June 30, 2004 and by the Massachusetts Business Corporation Act beginning on July 1, 2004, and by Genzyme's charter and by-laws. ILEX is a Delaware corporation governed by the Delaware General Corporation Law and ILEX's charter and by-laws. If Genzyme and ILEX complete the transaction, ILEX stockholders will receive shares of Genzyme common stock. Accordingly, their rights as stockholders will be governed by Massachusetts corporation law and Genzyme's charter and by-laws.

Comparative Stock Price and Dividend Information (see page 78)

        Genzyme and ILEX common stock are both quoted on the NASDAQ National Market. The following table presents the per share closing prices of Genzyme and ILEX common stock on a historical basis, and ILEX common stock on a pro forma equivalent basis, on February 25, 2004, the last business day before Genzyme and ILEX publicly announced the execution and delivery of the merger agreement, and on May 20, 2004, the last practicable trading day before the date of this proxy statement/prospectus.

	Genzyme	ILEX	ILEX Pro Forma Equivalent
February 25, 2004	$53.23	$20.80	$26.00
May 20, 2004	$41.00	$22.05	$22.89

        The market price of Genzyme common stock is likely to fluctuate before the transaction is completed. We encourage you to obtain current market quotations for Genzyme and ILEX common stock. We cannot predict the future prices for Genzyme common stock, or on which markets it will be traded in the future.

        No cash dividends have ever been paid or declared on shares of ILEX or Genzyme common stock. Genzyme does not anticipate paying cash dividends on Genzyme common stock in the near future.

GENZYME CORPORATION AND SUBSIDIARIES
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        Genzyme is providing the following information to aid you in your analysis of the financial aspects of the transaction. The table below represents selected historical consolidated statements of operations and balance sheet data of Genzyme and its subsidiaries. The statements of operations data for the three months ended March 31, 2004 and 2003 and balance sheet data as of March 31, 2004 are derived from Genzyme's unaudited financial statements for those periods. The statements of operations and balance sheet data for the years ended December 31, 1999 through December 31, 2003 are derived from Genzyme's audited financial statements for those periods.

        Through June 30, 2003, Genzyme had three series of common stock - Genzyme General Division Common Stock, which was referred to as "Genzyme General Stock," Genzyme Biosurgery Division Common Stock, which was referred to as "Biosurgery Stock," and Genzyme Molecular Oncology Division Common Stock, which was referred to as "Molecular Oncology Stock." Genzyme referred to these series of stock as its "tracking stocks." Unlike typical common stock, each of Genzyme's tracking stocks was designed to reflect the value and track the financial performance of a specific subset of Genzyme's business operations and its allocated assets, rather than the operations and assets of the entire company. Through June 30, 2003, Genzyme allocated earnings or losses to each series of tracking stock based on the net income or loss attributable to the corresponding division, determined in accordance with accounting principles generally accepted in the United States, as adjusted for the allocation of tax benefits.

        Effective July 1, 2003, Genzyme eliminated its tracking stock capital structure. As a result, all of Genzyme's earnings or losses are now allocated to Genzyme General Stock. Earnings or losses allocated to Biosurgery Stock and Molecular Oncology Stock prior to that date remain allocated to those series of stock in the preparation of Genzyme's consolidated financial statements and are not affected by the elimination of the tracking stock structure. Accordingly, earnings or losses allocated to Biosurgery Stock and Molecular Oncology Stock represent earnings allocated to those tracking stocks through June 30, 2003. Earnings or losses allocated to Genzyme General Stock through June 30, 2003 represent the earnings or losses of Genzyme General, as adjusted for the allocation of tax benefits. Genzyme's income tax allocation policy provided that if a division could not use any projected annual tax benefit attributable to it to offset or reduce its current or deferred income tax expense, Genzyme could allocate the tax benefit to other divisions in proportion to their taxable income without any compensating payments to the division generating the benefit. Earnings or losses allocated to Genzyme General Stock after June 30, 2003 represent the earnings or losses for Genzyme as a whole. Accordingly, earnings allocated to Genzyme General Stock for the three months ended March 31, 2004 reflect the earnings for the Corporation as a whole. Earnings allocated to Genzyme General Stock for the three months ended March 31, 2003 reflect the earnings allocated to Genzyme General and do not include the losses allocated to Biosurgery Stock or Molecular Oncology Stock for that period. Because Genzyme General Stock is now Genzyme's only outstanding series of stock, it is referred to as "Genzyme common stock" in other portions of this document.

        This information is only a summary. You should read it in conjunction with Genzyme's historical consolidated financial statements and related notes and "Management's Discussion and Analysis of Genzyme Corporation and Subsidiaries' Financial Condition and Results of Operations" contained in Genzyme's annual reports, quarterly reports and other information on file with the SEC. For more details on how you can obtain these reports and other information, you should read the section of this proxy statement/prospectus entitled "WHERE YOU CAN FIND MORE INFORMATION" beginning on page 90.

GENZYME CORPORATION AND SUBSIDIARIES

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA (Continued)

	Three Months Ended March 31,		Years Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
	(Amounts in thousands)
Consolidated Statements of Operations Data:
Revenues:
Net product sales	$454,365	$346,489	$1,563,509	$1,199,617	$1,110,254	$811,897	$683,482
Net service sales	34,781	31,498	130,984	114,493	98,370	84,482	79,448
Revenues from research and development contracts:
Related parties	618	438	1,836	2,747	3,279	509	2,012
Other	1,487	3,434	17,542	12,615	11,727	6,432	7,346

Total revenues	491,251	381,859	1,713,871	1,329,472	1,223,630	903,320	772,288

Operating costs and expenses:
Cost of products sold	106,101	94,834	399,961	309,634	307,425	232,383	182,337
Cost of services sold	20,861	16,978	75,683	66,575	56,173	50,177	49,444
Selling, general and administrative (1)	143,220	114,224	519,977	438,035	424,640	264,551	242,797
Research and development (including research and development related to contracts)	92,816	75,631	335,256	308,487	264,004	169,478	150,516
Amortization of intangibles (2)	26,245	17,505	80,257	70,278	121,124	22,974	24,674
Purchase of in-process research and development (3)	—	—	158,000	1,879	95,568	200,191	5,436
Charge for impairment of goodwill (4)	—	—	102,792	—	—	—	—
Charge for impaired assets (5)	—	—	10,894	22,944	—	4,321	—

Total operating costs and expenses	389,243	319,172	1,682,820	1,217,832	1,268,934	944,075	655,204

Operating income (loss)	102,008	62,687	31,051	111,640	(45,304)	(40,755)	117,084

Other income (expenses):
Equity in loss of equity method investments	(3,831)	(4,194)	(16,743)	(16,858)	(35,681)	(44,965)	(42,696)
Gain on affiliate sale of stock (6)	—	—	—	—	212	22,689	6,683
Gain (loss) on investments in equity securities (7)	—	—	(1,201)	(14,497)	(25,996)	15,873	(3,749)
Minority interest	1,162	—	2,232	—	2,259	4,625	3,674
Gain (loss) on sales of product lines (8)	—	—	(27,658)	—	(24,999)	—	8,018
Other (9)	29	750	959	40	(2,205)	5,188	14,527
Investment income	7,676	11,614	43,015	51,038	50,504	45,593	36,158
Interest expense	(10,326)	(6,490)	(26,600)	(27,152)	(37,133)	(15,710)	(21,771)

Total other income (expenses)	(5,290)	1,680	(25,996)	(7,429)	(73,039)	33,293	844

Income (loss) before income taxes	96,718	64,367	5,055	104,211	(118,343)	(7,462)	117,928
(Provision for) benefit from income taxes	(28,824)	(18,998)	(72,647)	(19,015)	2,020	(55,478)	(46,947)

Net income (loss) before cumulative effect of change in accounting for goodwill and derivative financial instruments	67,894	45,369	(67,592)	85,196	(116,323)	(62,940)	70,981
Cumulative effect of change in accounting for goodwill (2)	—	—	—	(98,270)	—	—	—
Cumulative effect of change in accounting for derivative financial instruments, net of tax (10)	—	—	—	—	4,167	—	—

Net income (loss)	$67,894	$45,369	$(67,592)	$(13,074)	$(112,156)	$(62,940)	$70,981

Net income (loss) per share:
Allocated to Genzyme General Stock (11,12,14):
Net income before cumulative effect of change in accounting for derivative financial instruments	$67,894	$57,793	$82,143	$150,731	$3,879	$85,956	$142,077
Cumulative effect of change in accounting for derivative financial instruments, net of tax (10)	—	—	—	—	4,167	—	—
Genzyme Surgical Products net loss	—	—	—	—	—	—	(27,523)
Tax benefit allocated from Genzyme Biosurgery	—	2,322	8,720	18,508	24,593	28,023	26,994
Tax benefit allocated from Genzyme Molecular Oncology	—	1,763	3,420	9,287	11,904	7,476	7,812

Net income allocated to Genzyme General Stock	$67,894	$61,878	$94,283	$178,526	$44,543	$121,455	$149,360

Net income per share of Genzyme General Stock:
Basic:
Net income per share before cumulative effect of change in accounting for derivative financial instruments	$0.30	$0.29	$0.43	$0.83	$0.20	$0.71	$0.90
Per share cumulative effect of change in accounting for derivative financial instruments, net of tax (10)	—	—	—	—	0.02	—	—

Net income per share allocated to Genzyme General Stock	$0.30	$0.29	$0.43	$0.83	$0.22	$0.71	$0.90

Diluted:
Net income per share before cumulative effect of change in accounting for derivative financial instruments	$0.29	$0.28	$0.42	$0.81	$0.19	$0.68	$0.85
Per share cumulative effect of change in accounting for derivative financial instruments, net of tax (10)	—	—	—	—	0.02	—	—

Net income per share allocated to Genzyme General Stock	$0.29	$0.28	$0.42	$0.81	$0.21	$0.68	$0.85

Weighted average shares outstanding (12):
Basic	225,711	215,091	219,376	214,038	202,221	172,263	166,185

Diluted	231,917	220,432	225,419	219,388	211,176	179,366	186,456

Allocated to Biosurgery Stock (through June 30, 2003) (11,13):
Net loss before cumulative effect of change in accounting for goodwill	$(14,102)	$(166,656)	$(79,322)	$(145,170)	$(87,636)
Cumulative effect of change in accounting for goodwill	—	—	(98,270)	—	—
Allocated tax benefit	2,408	14,005	9,706	18,189	448

Net loss allocated to Biosurgery Stock	$(11,694)	$(152,651)	$(167,886)	$(126,981)	$(87,188)

Net loss per share of Biosurgery Stock—basic and diluted:
Net loss per share before cumulative effect of change in accounting for goodwill	$(0.29)	$(3.76)	$(1.74)	$(3.34)	$(2.40)
Per share cumulative effect of change in accounting for goodwill	—	—	(2.46)	—	—

Net loss per share of Biosurgery Stock—basic and diluted	$(0.29)	$(3.76)	$(4.20)	$(3.34)	$(2.40)

Weighted average shares outstanding	40,578	40,630	39,965	37,982	36,359

Allocated to Molecular Oncology Stock (through June 30, 2003) (11):
Net loss allocated to Molecular Oncology Stock	$(4,815)	$(9,224)	$(23,714)	$(29,718)	$(23,096)	$(28,832)

Net loss per share of Molecular Oncology Stock—basic and diluted	$(0.28)	$(0.54)	$(1.41)	$(1.82)	$(1.60)	$(2.25)

Weighted average shares outstanding	16,939	16,958	16,827	16,350	14,446	12,826

Allocated to Surgical Products Stock (11,13,14):
Net loss					$(54,748)	$(20,514)

Net loss per share of Surgical Products Stock—basic and diluted					$(3.67)	$(1.38)

Weighted average shares outstanding					14,900	14,835

Allocated to Tissue Repair Stock (11,13):
Net loss					$(19,833)	$(30,040)

Net loss per share of Tissue Repair Stock—basic and diluted					$(0.69)	$(1.26)

Weighted average shares outstanding					28,716	23,807

	March 31,	December 31,
	2004	2003	2002	2001	2000	1999
	(Amounts in thousands)
Consolidated Balance Sheet Data:
Cash and investments	$1,235,859	$1,227,460	$1,195,004	$1,121,258	$639,640	$652,990
Working capital (15)	761,915	930,951	630,936	566,798	559,652	592,249
Total assets	5,045,444	5,004,528	4,093,199	3,935,745	3,318,100	1,787,282
Long-term debt, capital lease obligations and convertible debt, including current portion (16)	1,423,456	1,435,759	894,775	852,555	685,137	295,702
Stockholders' equity	3,040,309	2,936,412	2,697,847	2,609,189	2,175,141	1,356,392
There were no cash dividends paid.

(1)
Selling, general and administrative expenses, or SG&A, for 2002 includes a $3.3 million charge for severance costs and the reversal of $5.5 million of accruals in excess of estimated requirements to fulfill Genzyme's legal obligations to provide human transgenic alpha-glucosidase during the transition of Pompe disease clinical trial patients to a product derived from Chinese hamster ovary cells. SG&A for 2001 includes $27.0 million of charges resulting from Pharming Group N.V.'s decision to file for and operate under a court supervised receivership.

(2)
Effective January 1, 2002, in connection with the provisions of Statement of Financial Accounting Standards, or SFAS, No. 142, "Goodwill and Other Intangible Assets," Genzyme ceased amortizing goodwill. Genzyme recorded $52.5 million of amortization expense related to its goodwill in 2001. Also in connection with the adoption of SFAS No. 142, Genzyme tested the goodwill of its cardiothoracic reporting unit for impairment and as a result, reduced goodwill by recording a cumulative effect impairment charge of $98.3 million in its consolidated statements of operations for the year ended December 31, 2002.

(3)
Charges for in-process research and development were incurred in connection with the following investment and acquisitions:

•
2003—$158.0 million related to the acquisition of SangStat Medical Corporation;

•
2002—$1.9 million related to an investment in Myosix S.A.;

•
2001—$86.8 million from the acquisition of Novazyme Pharmaceuticals, Inc. and $8.8 million from the acquisition of Wyntek Diagnostics, Inc.;

•
2000—$118.0 million from the acquisition of GelTex Pharmaceuticals, Inc. and $82.1 million from the acquisition of Biomatrix, Inc.; and

•
1999—$5.4 million from the acquisition of Peptimmune, Inc.

(4)
Represents the write off of the goodwill associated with Genzyme's orthopaedics reporting unit in June 2003 in accordance with SFAS No. 142.

(5)
Charge for impaired assets includes:

•
2003—$8.0 million to write off the fixed assets related to Genzyme's FocalSeal product and a $2.9 million for the impairment of Genzyme's manufacturing facility in Fall River, Massachusetts;

•
2002—$14.0 million to write off engineering related to a proposed manufacturing facility in Framingham, Massachusetts and $9.0 million to write off the assets at Genzyme's bulk hyaluronic acid manufacturing facility in Haverhill, England; and

•
2000—$4.3 million to write off abandoned equipment at Genzyme's Springfield Mills manufacturing facility in England.

(6)
During 2000, in accordance with Genzyme's policy pertaining to affiliate sales of stock, Genzyme recorded gains of $22.7 million relating to public offerings of common stock by Genzyme's unconsolidated affiliate, GTC Biotherapeutics, Inc. In the years ended December 31, 2001 and 1999, Genzyme's gain on affiliate sale of stock represents the gain on Genzyme's investment in GTC as a result of GTC's various issuances of additional shares of its common stock.

(7)
Gains and (losses) on investments in equity securities includes the following gains and losses resulting from the sale of equity investments and impairment charges because Genzyme assessed the declines in market value to be other than temporary:

•
2003—a charge of $3.6 million to write down Genzyme's investment in the common stock of ABIOMED, Inc., offset in part by $2.4 million of gains on the sales of investments in equity securities;

•
2002—charges of $9.2 million to write down Genzyme's investment in GTC, $3.4 million to write down its investment in Cambridge Antibody Technology Group plc (CAT), $2.0 million to write down its investment in Dyax Corporation and $0.8 million to write down its investment in Targeted Genetics Corporation;

•
2001—charges of $8.5 million to write off Genzyme's investment in Pharming Group, $11.8 million to write down its investment in CAT and $4.5 million to write down its investment in Targeted Genetics;

•
2000—gains of $16.4 million upon the sale of a portion of Genzyme's investment in GTC and $7.6 million relating to its investment in Celtrix Pharmaceuticals, Inc. when it was acquired in a stock-for-stock transaction and a charge of $7.3 million for the write down of Genzyme's investment in Focal, Inc. common stock; and

•
1999—gains of $2.0 million resulting from the sales of shares of Techne Corporation common stock that Genzyme received when it sold its research products business to Techne.

(8)
Gain (loss) on sales of product lines includes:

•
2003—a loss of $27.7 million related to the sale of substantially all of the tangible and intangible assets directly associated with Genzyme's cardiac device business;

•
2001—a loss of $25.0 million related to the sale of Genzyme's Snowden-Pencer line of surgical instruments; and

•
1999—a gain of $7.5 million primarily related to the payment of a note receivable that Genzyme received as partial consideration for the sale of its Genetic Design, Inc. subsidiary in 1996.

(9)
Other includes:

•
2000—$5.1 million payment received in connection with the settlement of a lawsuit; and

•
1999—the receipt of a $14.4 million payment associated with the termination of Genzyme's agreement to acquire Cell Genesys, Inc., net of acquisition related expenses.

(10)
On January 1, 2001, Genzyme adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137 and SFAS No. 138. In accordance with the transition provisions of SFAS No. 133, Genzyme recorded a cumulative effect adjustment of $4.2 million, net of tax, in its consolidated statements of operations to recognize the fair value of warrants to purchase shares of GTC common stock held on January 1, 2001.

(11)
Effective July 1, 2003, in connection with the elimination of Genzyme's tracking stock structure, Genzyme ceased allocating earnings to Biosurgery Stock and Molecular Oncology Stock. From that date forward, all of Genzyme's earnings are allocated to Genzyme General Stock. Earnings or losses allocated to Biosurgery Stock and Molecular Oncology Stock prior to July 1, 2003 remain allocated to those stocks and are not affected by the elimination of Genzyme's tracking stock structure.

(12)
Reflects the two-for-one split of Genzyme General Stock on June 1, 2001.

(13)
Genzyme created the Genzyme Biosurgery division on December 18, 2000. Prior to this date, the operations allocated to Genzyme Biosurgery were included in the operations allocated to Genzyme's former Genzyme Surgical Products and Genzyme Tissue Repair divisions and, as of that date, the operations of Genzyme Surgical Products and Genzyme Tissue Repair ceased. Net loss per share of Biosurgery Stock for 2000 is calculated using the net loss allocated to Biosurgery Stock for the period December 19, 2000 through December 31, 2000 and the weighted average shares of Biosurgery Stock outstanding during the same period. Loss per share data are not presented for Genzyme Biosurgery for the year ended December 31, 1999 or for the period from January 1, 2000 to December 18, 2000, as there were no shares of Biosurgery Stock outstanding during those periods.

(14)
Genzyme created the Genzyme Surgical Products division on June 28, 1999. Prior to this date, the operations of Genzyme Surgical Products were included in the operations allocated to Genzyme General and, therefore, in the net income allocated to Genzyme General Stock. Loss per share data are not presented for Genzyme Surgical Products for the period from January 1, 1999 to June 28, 1999, as there were no shares of Genzyme Surgical Products division common stock outstanding during that period.

(15)
At March 31, 2004, $575.0 million in principal of Genzyme's 3% convertible debentures due May 2021, which Genzyme expects to redeem in June 2004, and $5.0 million in principal of notes payable due December 2004 are included in the determination of working capital. At December 31, 2002, $284.0 million in principal drawn under Genzyme's revolving credit facility and $10.0 million in principal of Genzyme's 6.9% convertible subordinated note due May 2003 are included in the determination of working capital.

(16)
Long-term debt, capital lease obligations and convertible debt, including the current portion, consists of (amounts in millions):

	March 31,	December 31,
	2004	2003	2002	2001	2000	1999
1.25% convertible senior notes due December 2023	$690.0	$690.0	$—	$—	$—	$—
3% convertible subordinated debentures due May 2021	575.0	575.0	575.0	575.0	—	—
Capital lease obligations	153.5	154.5	25.8	26.9	27.9	0.1
Revolving credit facility	—	—	284.0	234.0	368.0	23.0
6.5% convertible note due March 2004	—	11.3	—	—	—	—
Notes payable	5.0	5.0	—	6.7	5.5	—
6.9% convertible subordinated note which was repaid in May 2003	—	—	10.0	10.0	10.0	—
5% convertible subordinated debentures	—	—	—	—	23.7	22.6
5 1/4% convertible subordinated notes	—	—	—	—	250.0	250.0

Total	$1,423.5	$1,435.8	$894.8	$852.6	$685.1	$295.7

ILEX ONCOLOGY, INC.

SELECTED HISTORICAL FINANCIAL DATA

(Amounts in thousands, except per share data)

        ILEX is providing the following information to aid you in your analysis of the financial aspects of the transaction. The table below represents selected historical consolidated statements of operations and balance sheet data of ILEX and its subsidiaries. The statements of operations data for the three months ended March 31, 2004 and 2003 and the balance sheet data as of March 31, 2004 are derived from ILEX's unaudited financial statements for those periods. The statements of operations and balance sheet data for the years ended December 31, 1999 through December 31, 2003 are derived from ILEX's audited financial statements for those periods.

        This information is only a summary. You should read it in conjunction with ILEX's historical financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in ILEX's annual reports, quarterly reports and other information on file with the SEC. For more details on how you can obtain these reports and other information, you should read the section of this proxy statement/prospectus entitled "WHERE YOU CAN FIND MORE INFORMATION" beginning on page 90.

	Three Months Ended March 31,		Year Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
Summary of Operating Statement Data:
Revenue:
Product profit and royalty	$6,794	$4,499	$23,315	$10,843	$—	$—	$—
Product development	2,115	3,352	6,307	9,786	3,994	3,381	4,646
Outlicensing revenue	88	155	2,773	634	—	—	—
Contract research services	338	630	1,762	9,400	25,178	29,407	17,615
Other	765	48	632	238	—	—	—

Total revenue	10,100	8,684	34,789	30,901	29,172	32,788	22,261
Operating expenses:
Research and development costs	15,377	10,611	49,026	46,928	33,798	24,419	16,219
Licensing costs	4,199	558	8,444	5,657	10,281	6,116	10
Selling, general and administrative	6,888	3,720	13,998	11,326	11,052	5,061	1,837
Direct costs of research services	212	440	1,341	5,897	19,535	25,123	17,385
Depreciation and amortization	1,798	1,817	7,542	7,390	2,415	2,507	2,226
Settlement charge (1)	—	16,500	16,500	—	—	—	—
Impairment charge	—	—	213	—	—	—	—
Special charges (2)	—	—	—	—	—	—	13,882
In-process research and development (3)	—	—	—	—	86,112	14,562	11,124

Total operating expenses	28,474	33,646	97,064	77,198	163,193	77,788	62,683

Operating loss	(18,374)	(24,962)	(62,275)	(46,297)	(134,021)	(45,000)	(40,422)
Other income (expense):
Interest income and other, net	561	1,186	4,322	7,084	9,995	11,747	1,700
Imputed interest expense	(588)	(1,124)	(4,137)	(6,654)	—	—	—
Equity in income (losses) of joint venture (4)	—	—	—	—	3,094	(5,370)	(7,134)
Minority interest in consolidated subsidiary	—	—	—	—	—	(262)	(82)

Loss before income taxes	(18,401)	(24,900)	(62,090)	(45,867)	(120,932)	(38,885)	(45,938)
Provision for foreign income taxes	(8)	(21)	(24)	(289)	(22)	(97)	(117)

Net loss	$(18,409)	$(24,921)	$(62,114)	$(46,156)	$(120,954)	$(38,982)	$(46,055)

Basic and diluted net loss per share (5)	$(0.47)	$(0.76)	$(1.76)	$(1.42)	$(4.48)	$(1.61)	$(3.04)

Weighted average number of shares of common stock and common stock equivalents outstanding (5)	39,060	32,580	35,258	32,476	27,011	24,285	15,144

	March 31,	December 31,
	2004	2003	2002	2001	2000	1999
Balance Sheet Data:
Cash, cash equivalents and investments in marketable securities (6)	$176,525	$197,661	$191,000	$278,246	$202,772	$89,126
Working capital	102,381	95,413	109,007	104,966	152,922	77,226
Total assets	256,132	275,095	270,906	368,907	216,356	100,706
Noncurrent portion of note payable	—	—	36,155	70,041	—	—
Accumulated deficit	(363,953)	(345,544)	(283,430)	(237,274)	(116,320)	(77,338)
Total stockholders' equity	197,722	215,814	177,242	221,028	196,005	84,579

There were no cash dividends paid.

(1)
ILEX recorded a net charge of $16.5 million related to the settlement of a dispute with a former contract research client.

(2)
Special charges include the recognition of $12.3 million of costs associated with the termination of certain agreements.

(3)
ILEX recorded charges to operations for the write-off of in-process research and development acquired in ILEX's purchase of Convergence Pharmaceuticals, Inc. in July 1999, Symphar, S.A. in February 2001 and ILEX's purchase of Millennium Pharmaceuticals, Inc.'s 50% equity interest in ILEX Pharmaceuticals, L.P., formerly Millennium & ILEX Partners L.P., in December 2001.

(4)
Prior to January 1, 2002, ILEX accounted for CAMPATH activities as follows: operating revenue included product development revenue received from ILEX Pharmaceuticals, L.P.; research and development expenses included all of the development costs for CAMPATH, which were largely offset by the revenue received from ILEX Pharmaceuticals, L.P.; ILEX's portion of the profits resulting from CAMPATH sales and the other revenues and expenses of ILEX Pharmaceuticals, L.P. was recorded in equity in income (loss) of joint venture. Subsequent to January 1, 2002, the operations and balance sheet of ILEX Pharmaceuticals, L.P. have been consolidated.

(5)
Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the year. Diluted net loss per share is equal to basic net loss per share, as the effect of all common stock equivalents is antidilutive.

(6)
Includes cash, cash equivalents, short and long term investments, and all restricted investments.

COMPARATIVE PER SHARE DATA

        Genzyme and ILEX are providing the following comparative per share information to aid you in your analysis of the financial aspects of the transaction. You should read this information in conjunction with Genzyme's and ILEX's historical financial statements that are incorporated by reference into this proxy statement/prospectus, and the pro forma combined financial statements and the related notes that are included elsewhere in this proxy statement/prospectus. The pro forma consolidated per share data presented below reflect the purchase method of accounting for business combinations. The results may have been different if our companies had always been consolidated.

        The pro forma per share data describe the pro forma effect of the proposed transaction as if the transaction had occurred on January 1, 2003. These data are not necessarily indicative of the results that would have occurred if the transaction had been completed on that date or the results that will occur after the transaction is actually completed. For more details, you should read the section of this proxy statement/prospectus entitled "UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION" beginning on page 32.

	Year Ended December 31, 2003	Three Months Ended March 31, 2004
Genzyme Corporation:
Net income (loss) per share from continuing operations:
Allocated to Genzyme General Stock (1):
Historical basic	$0.43	$0.30
Historical diluted	0.42	0.29
Pro forma combined—basic	0.18	0.23
Pro forma combined—diluted	0.18	0.22
Historical book value per diluted share at period end (2)		13.11
Pro forma book value per equivalent diluted share at period end (2)		14.99
Allocated to Biosurgery Stock (through June 30, 2003)(1):
Historical basic and diluted	(3.76)
Pro forma combined basic and diluted	(3.76)
Allocated to Molecular Oncology Stock (through June 30, 2003)(1):
Historical basic and diluted	(0.54)
Pro forma combined basic and diluted	(0.54)
ILEX Oncology, Inc.
Net income (loss) per share from continuing operations:
Historical basic and diluted	$(1.76)	$(0.47)
Pro forma per share equivalent—basic (3)	0.08	0.11
Pro forma per share equivalent—diluted (3)	0.08	0.10
Historical book value per diluted share at period end (4)		5.06
Pro forma book value per equivalent diluted share at period end (4)		7.06

(1)
Effective July 1, 2003, in connection with the elimination of our tracking stock structure, we ceased allocating earnings to Biosurgery Stock and Molecular Oncology Stock. From that date forward, all of our earnings are allocated to Genzyme General Stock. Earnings allocated to Biosurgery Stock and Molecular Oncology Stock prior to July 1, 2003 remain allocated to those stocks and are not affected by the elimination of our tracking stock structure.

(2)
Historical and pro forma book value per diluted share data are calculated as of March 31, 2004. As of that date, Genzyme General Stock is Genzyme's only outstanding series of common stock; therefore, no book value per share data are presented for either Biosurgery Stock or Molecular Oncology Stock.

(3)
The ILEX pro forma equivalent data are calculated by multiplying the Genzyme pro forma per share data for each period presented by an assumed exchange ratio of 0.4707. This exchange ratio is based on an assumed value of Genzyme common stock of $55.24, which is the average closing price for the 20 trading days ending on the fifth trading day prior to February 26, 2004, the date on which the proposed transaction was announced.

(4)
Historical and pro forma book value per diluted share are calculated as of March 31, 2004. The ILEX pro forma book value per equivalent share data are calculated by multiplying the Genzyme pro forma book value per equivalent share by an assumed ratio, as described above, of 0.4707.

RISK FACTORS

        In addition to the other information included and incorporated by reference in this proxy statement/prospectus, you should consider carefully the risk factors described below in deciding how to vote on the transaction proposal. You should keep these risk factors in mind when you read forward-looking statements included in this proxy statement/prospectus.

Risks Relating to the Transaction

        The anticipated benefits of combining Genzyme and ILEX may not be realized.

        Genzyme and ILEX entered into the merger agreement with the expectation that the transaction will result in various benefits including, among other things, benefits relating to enhanced revenues, technology, human resources, cost savings and operating efficiencies. These benefits may not be realized, and the transaction may result in the deterioration of the combined company. Costs incurred and liabilities assumed in connection with the transaction could have an adverse effect on the combined company's business, financial condition and operating results.

        Genzyme may have difficulty and incur substantial costs in integrating ILEX.

        Integrating ILEX into Genzyme will be a complex, time-consuming and expensive process. Before the transaction, Genzyme and ILEX have operated independently, each with its own business, products, employees, culture and systems. The combined company may face substantial difficulties, costs and delays in integrating the various aspects of the two companies. These may include:

  •
  difficulty in coordinating geographically disparate organizations, systems and facilities;

  •
  difficulty in preserving the value of the various research and development, collaboration, distribution, manufacturing, and other important operations and relationships of the combined company;

  •
  diversion of management resources from the business of the combined company;

  •
  incompatibility of business cultures;

  •
  the loss of key employees due to perceived uncertainty in career opportunities, compensation levels or benefits;

  •
  difficulty in integrating management and other key employees of the combined company; and

  •
  difficulty in rationalizing operations in a rapid and efficient manner.

        After the transaction, Genzyme and ILEX may combine many operations and functions using common:

  •
  information and communication systems;

  •
  operating procedures;

  •
  financial controls; and

  •
  human resource practices, including training, professional development and benefit programs.

Integration may cause increased operating costs, lower than anticipated financial performance or the loss of employees. Many of these factors are also outside the control of either company. The failure to timely and efficiently integrate ILEX into Genzyme could have an adverse effect on the combined company's business, financial condition and operating results.

        Genzyme faces risks that are different from those faced by ILEX, and these risks may cause a decline in the value of the shares of Genzyme common stock issued to you.

        In the transaction you will receive shares of Genzyme common stock. Genzyme common stock has experienced significant fluctuations in price and volume in the past. Genzyme's business and strategy are different from those of ILEX, and Genzyme's results of operations, as well as the price of Genzyme common stock, will be affected by various factors different from those affecting ILEX's results of operations and its common stock price. Future events that may not have affected the price of ILEX common stock may cause the price of Genzyme common stock to rise or fall. The market price for Genzyme common stock may fluctuate for various reasons, including:

  •
  announcements of technological innovations or new commercial products by Genzyme or by its competitors;

  •
  governmental regulatory initiatives;

  •
  legal developments regarding patent or proprietary rights;

  •
  public concern as to the safety or other implications of biotechnology products; and

  •
  general market conditions.

We describe these risks in more detail under the subsection entitled "Risks Relating to Genzyme" below.

        ILEX's contract manufacturers, suppliers and licensors may terminate their arrangements with ILEX or demand new arrangements as a result of the transaction.

        After the transaction, the business currently conducted by ILEX will be conducted by Genzyme or a wholly-owned subsidiary of Genzyme, and ILEX's contract manufacturers, suppliers and licensors will directly or indirectly become contract manufacturers, suppliers and licensors of Genzyme. For competitive or other reasons, some of these entities may choose to terminate these arrangements rather than conduct business with Genzyme. Alternatively, they may demand new arrangements with Genzyme. If Genzyme is unable to maintain relationships on favorable terms with some or all of these contract manufacturers, suppliers or licensors, Genzyme's future results may be negatively impacted.

        The market value of the shares of Genzyme common stock that ILEX stockholders receive in the transaction may vary as a result of fluctuations in the price of Genzyme's common stock.

        The exchange ratio that determines how many shares of Genzyme common stock you will receive in the transaction will generally be calculated by dividing $26.00 by the average per share closing price of Genzyme common stock as reported by the NASDAQ National Market over the 20 trading days ending on the fifth trading day prior to the closing date. However, if the average closing price of Genzyme common stock over the specified time period is less than $46.58, the exchange ratio will be fixed at 0.5582. As a result, if the average closing price is less than $46.58, the market value of the Genzyme common stock you receive in exchange for each share of ILEX common stock, as measured by the average per share price, will be less than $26.00. On May 20, 2004, for example, the closing price of Genzyme common stock was $41.00, which multiplied by an exchange ratio of 0.5582 would yield a market value of $22.89.

        Some directors and officers of ILEX have interests that differ from yours in recommending that ILEX stockholders vote in favor of adoption of the merger agreement.

        The directors and officers of ILEX who recommend that ILEX stockholders vote in favor of the merger agreement have employment agreements or change-of-control, severance and/or indemnification and insurance arrangements that provide them with interests in the transaction that differ from those of the other ILEX stockholders. For more information about these interests, please see "BACKGROUND AND REASONS FOR THE TRANSACTION—Potential Conflicts of Interest" on page 57.

Risks Relating to Genzyme

        Genzyme's financial results are highly dependent on sales of Cerezyme.

        Genzyme generates a significant portion of its revenue from sales of enzyme-replacement products for patients with Gaucher disease. Sales of Cerezyme and its predecessor Ceredase totaled $733.8 million for the year ended December 31, 2003, representing approximately 47% of Genzyme's consolidated product revenue for that year. Because Genzyme's business is highly dependent on Cerezyme, negative trends in revenue from this product could have a significant adverse effect on Genzyme's operations and cause the value of its securities to decline substantially. Genzyme will lose revenue if alternative treatments gain commercial acceptance, if its marketing activities are restricted, or if reimbursement is limited. In addition, the patient population with Gaucher disease is not large. Because a significant percentage of that population already uses Cerezyme, opportunities for future sales growth are constrained. Furthermore, changes in the methods for treating patients with Gaucher disease, including treatment protocols that combine Cerezyme with other therapeutic products or reduce the amount of Cerezyme prescribed, could limit growth, or result in a decline, in Cerezyme sales. Historically, Genzyme has marketed Cerezyme for Type 1 Gaucher disease. In 2003, the label in the European Union was expanded to include Type 3 Gaucher disease. It is uncertain whether the expanded European label will increase sales.

        If Genzyme fails to increase sales of several products, it will not meet its financial goals.

        Over the next few years, Genzyme's success will depend substantially on its ability to increase revenue from many different products and services. The products include Fabrazyme, Renagel, Synvisc, Thymoglobulin, and Thyrogen. Genzyme's ability to increase sales will depend on a number of factors, including:

  •
  acceptance by the medical community of each product;

  •
  the availability of competing treatments that are deemed more efficacious, more convenient to use, or more cost effective;

  •
  Genzyme's ability, and the ability of its collaborators, to efficiently manufacture sufficient quantities of each product to meet demand and to do so in a cost efficient manner;

  •
  regulation by the FDA and other government authorities;

  •
  the scope of the labeling approved by regulatory authorities for each product and competitive products;

  •
  the effectiveness of Genzyme's sales force;

  •
  the availability of reimbursement from third party payors and the extent of coverage; and

  •
  the size of the patient population for each product.

        Part of Genzyme's growth strategy involves conducting additional clinical trials to support approval of expanded uses of some of its products and pursuing marketing approval for its products in new jurisdictions. With Synvisc, for example, Genzyme is pursuing marketing approval in Japan and is seeking to expand approval in the United States to cover use as a treatment of pain from osteoarthritis in the hip. The success of this component of Genzyme's growth strategy will depend on the content and timing of its submissions to regulatory authorities and whether and when those authorities determine to grant approvals.

        Because the healthcare industry is extremely competitive and regulatory requirements rigorous, Genzyme spends substantial funds marketing its products and attempting to expand approved uses for them. These expenditures depress near-term profitability, with no assurance that the expenditures will generate future profits that justify the expenditures.

        Genzyme's future success will depend on its ability to effectively develop and market its products against those of its competitors.

        The human healthcare products and services industry is extremely competitive. Other organizations, including pharmaceutical firms and biotechnology companies, have developed and are developing products and services that compete with Genzyme's products, services, and product candidates. If doctors or patients prefer these competitive products or these competitive products have superior safety, efficacy, pricing or reimbursement characteristics, Genzyme will have difficulty maintaining or increasing the sales of its products.

        Celltech Group plc and Actelion Ltd. have developed Zavesca®, a small molecule drug candidate for the treatment of Gaucher disease, the disease addressed by Cerezyme. Zavesca has been approved by both the FDA and the European Commission as an oral therapy for use in patients with mild to moderate Type 1 Gaucher disease for whom enzyme replacement is unsuitable. Teva Pharmaceuticals Industries Ltd., a licensee of Celltech, has received marketing approval of Zavesca in Israel. In addition, Transkaryotic Therapies Inc. (TKT) initiated clinical trials in April 2004 for its gene-activated glucocerebrosidase program, also to treat Gaucher disease.

        Nabi Biopharmaceuticals is currently marketing PhosLo®, a calcium based phosphate binder. Like Renagel, PhosLo is approved for the control of elevated phosphate levels in patients with end-stage kidney failure. In addition, Shire Pharmaceuticals Group plc is developing Fosrenol® lanthanum carbonate, a non-calcium based phosphate binder, has filed for marketing approval of Fosrenol in the United States, the European Union, and Canada and has received an approvable letter from the FDA. Renagel also competes with over-the-counter calcium carbonate products such as TUMS®.

        In the European Union, TKT is marketing a competitive enzyme replacement therapy for Fabry disease, the disease addressed by Fabrazyme. In addition, while Fabrazyme enzyme has received Orphan Drug designation, which provides Genzyme with seven years of market exclusivity for the product in the United States, other companies may seek to overcome Genzyme's market exclusivity and, if successful, compete with Fabrazyme in the United States.

        Smith & Nephew Orthopaedics, Anika Therapeutics, Inc., Sanofi-Synthelabo Inc. and Ortho Biotech, L.P. are selling products that compete directly with Synvisc, and Genzyme believes other directly competitive products are under development. Furthermore, several companies market products designed to relieve the pain associated with osteoarthritis. Synvisc will have difficulty competing with any of these products to the extent the competitive products are considered more efficacious, less burdensome to administer, or more cost-effective.

        The examples above are illustrative. Almost all of Genzyme's products face competition. Furthermore, the field of biotechnology is characterized by significant and rapid technological change. Discoveries by others may make Genzyme's products or services obsolete. For example, competitors may develop approaches to treating lysosomal storage disorders that are more effective or less expensive than Genzyme's products and product candidates. Because a significant portion of Genzyme's revenue is derived from products that address this class of diseases and a substantial portion of Genzyme's expenditures is devoted to developing new therapies for this class of diseases, such a development would have a material negative impact on Genzyme's operations. Furthermore, Genzyme's recent acquisition of SangStat Medical Corporation and collaborations with MacroGenics, Inc. and Cortical Pty Ltd., all in 2003, reflect Genzyme's commitment to the immune-mediated disease area. Several pharmaceutical and biotechnology companies are pursuing programs in this area, and these organizations may develop approaches that are superior to Genzyme's.

        If Genzyme fails to obtain adequate levels of reimbursement for its products from third party payors, the commercial potential of its products will be significantly limited.

        A substantial portion of Genzyme's revenue comes from payments by third party payors, including government health administration authorities and private health insurers. As a result of the trend toward managed healthcare in the United States, as well as governmental actions and proposals to reduce payments under government insurance programs, third party payors are increasingly attempting to contain healthcare costs by:

  •
  challenging the prices charged for healthcare products and services;

  •
  limiting both the coverage and the amount of reimbursement for new therapeutic products;

  •
  shifting payments for products and services through co-payments, co-insurance and other risk sharing arrangements;

  •
  denying or limiting coverage for products that are approved by the FDA but are considered experimental or investigational by third party payors; and

  •
  refusing in some cases to provide coverage when an approved product is used for disease indications in a way that has not received FDA marketing approval.

        Government and other third party payors may not provide adequate insurance coverage or reimbursement for Genzyme's products and services, which would impair Genzyme's financial results. In addition, third party payors may not reimburse patients for newly approved healthcare products, which could decrease demand for Genzyme's products. Furthermore, legislatures, including the U.S. Congress, occasionally discuss implementing broad-based measures to contain healthcare costs. If third party reimbursement is further constrained, or if legislation is passed to contain healthcare costs, Genzyme's profitability and financial condition will suffer.

        Genzyme may encounter substantial difficulties managing its growth.

        Several risks are inherent to Genzyme's plans to grow its business. The achievement of its goals will require substantial investments in research and development, sales and marketing, and facilities. With respect to Renagel, for example, Genzyme has spent considerable resources building out and seeking regulatory approvals for its tableting facility in Waterford, Ireland and manufacturing plants in Haverhill, UK. Genzyme cannot provide assurance that these facilities will prove sufficient to meet demand for Renagel, or that Genzyme will sell sufficient quantities of Renagel to recoup its investment in these facilities. In addition, Genzyme has invested in building a new manufacturing plant in Geel, Belgium for the production of monoclonal antibodies for clinical trials and commercial products. Genzyme cannot provide assurance that the facility will obtain the required approvals to begin operations, or that its output will allow Genzyme to recoup its investment. Genzyme incurs similar costs for its other products and product candidates with comparable risks.

        If Genzyme is able to grow sales of its products, it may have difficulty managing inventory levels. Marketing new therapies is a complicated process, and gauging future demand is difficult. With Renagel, for example, Genzyme has encountered problems managing inventory levels at wholesalers. Similarly, Genzyme encounters difficulty forecasting revenue trends for Synvisc because its marketing partners are largely responsible for end-user sales. Comparable problems may arise with Genzyme's other products, particularly during market introduction.

        Growth in Genzyme's business may also contribute to fluctuations in its operating results, which may cause the price of its securities to decline. Genzyme's revenue may fluctuate due to many factors, including changes in:

  •
  wholesaler buyer patterns;

  •
  reimbursement rates;

  •
  physician prescribing habits;

  •
  the availability or pricing of competitive products; and

  •
  currency exchange rates.

        Genzyme may also experience fluctuations in its quarterly results due to price changes and sales incentives. For example, if Genzyme announces a future price increase, purchasers of its products, particularly wholesalers, may increase current purchase orders and reduce order levels following the price increase. Genzyme occasionally offers sales incentives and promotional discounts on some of its products and services that could have a similar impact. In addition, some of Genzyme's products are subject to seasonal fluctuation in demand.

        Genzyme's operating results and financial position also may be impacted when it attempts to grow through business combination transactions. Genzyme may encounter problems assimilating operations acquired in these transactions. Business combination transactions often entail the assumption of unknown liabilities, the loss of key employees, and the diversion of management attention. Furthermore, in any business combination, including Genzyme's recent acquisition of SangStat, the proposed transaction with ILEX, and Genzyme's recent acquisition of assets from IMPATH Inc., there is a substantial risk that Genzyme will fail to realize the benefits it anticipates when it decides to undertake the transaction. Genzyme has in the past taken significant charges for impairment of goodwill and for impaired assets acquired in business combination transactions. Genzyme may be required to take similar charges in the future.

        Manufacturing problems may cause product launch delays, inventory shortages, excess capacity and unanticipated costs.

        In order to generate revenue from its approved products, Genzyme must be able to produce sufficient quantities of the products at approved facilities. In connection with its efforts to avoid supply constraints with Renagel, Genzyme has built two new manufacturing plants in Haverhill, UK and a tableting facility in Waterford, Ireland. In addition, Genzyme has invested in a monoclonal antibody manufacturing plant in Geel, Belgium. Building these, and Genzyme's other production facilities, is expensive, and Genzyme's ability to recover these costs will depend on increased revenue from the products produced at the facilities. Furthermore, Genzyme may encounter production interruptions at these facilities, which could lead to inventory shortages and other problems. A number of factors could cause production interruptions, including equipment malfunctions, labor problems, natural disasters, power outages, terrorist activities, or disruptions in the operations of Genzyme's suppliers.

        Manufacturing is subject to extensive government regulation. Regulatory authorities must approve the facilities in which human healthcare products are produced. In addition, facilities are subject to ongoing inspections and minor changes in manufacturing processes may require additional regulatory approvals, either of which could cause Genzyme to incur significant additional costs and lose revenue.

        The manufacturing processes Genzyme employs to produce small quantities of material for research and development activities and clinical trials may not be successfully scaled up for production of commercial quantities at a reasonable cost or at all. Many of Genzyme's products are difficult to manufacture. The products that are biologics, for example, require product characterization steps that are more onerous than those required for most chemical pharmaceuticals. Accordingly, Genzyme employs multiple steps to attempt to control the manufacturing processes. Minor deviations in these manufacturing processes could result in unacceptable changes in the products that result in lot failures, product recalls, or product liability.

        If Genzyme's strategic alliances are unsuccessful, its operating results will be negatively impacted.

        Several of Genzyme's strategic initiatives involve alliances with other biotechnology and pharmaceutical companies. These include a joint venture with BioMarin Pharmaceutical Inc. with respect to Aldurazyme and a marketing relationship under which Wyeth distributes Synvisc in several jurisdictions. The success of these and similar arrangements is largely dependent on technology and other intellectual property contributed by Genzyme's strategic partners or the resources, efforts, and skills of these partners. Disputes and difficulties in such relationships are common, often due to conflicting priorities or conflicts of interest. Merger and acquisition activity may exacerbate these conflicts. The benefits of these alliances are reduced or eliminated when strategic partners:

  •
  terminate the agreements or limit Genzyme's access to the underlying intellectual property;

  •
  fail to devote financial or other resources to the alliances and thereby hinder or delay development, manufacturing or commercialization activities;

  •
  fail to successfully develop, manufacture or commercialize any products; or

  •
  fail to maintain the financial resources necessary to continue financing their portion of the development, manufacturing, or commercialization costs or their own operations.

        Furthermore, payments Genzyme makes under these arrangements, such as the $12.1 million payment it made to BioMarin in May 2003 upon receipt of FDA approval of Aldurazyme, may exacerbate fluctuations in Genzyme's financial results. In addition, under some of its strategic alliances, Genzyme makes milestone payments well in advance of commercialization of products with no assurance that Genzyme will ever recoup these payments. Genzyme also may make equity investments in its strategic partners, as it did in September and October 2003 with Cambridge Antibody Technology Group plc. Many of these investments decline in value and may result in Genzyme incurring financial statement charges in the future.

        The development of new biotechnology products involves a lengthy and complex process, and Genzyme may be unable to commercialize any of the products it is currently developing.

        Genzyme has multiple products under development and devotes considerable resources to research and development, including clinical trials. For example, Genzyme is currently conducting two clinical trials for Myozyme, an enzyme replacement therapy intended to treat Pompe disease, and is spending considerable resources attempting to develop new treatments for Gaucher disease.

        Before Genzyme can commercialize its development-stage products, it will need to:

  •
  conduct substantial research and development;

  •
  undertake preclinical and clinical testing;

  •
  develop and scale-up manufacturing processes; and

  •
  pursue regulatory approvals and, in some countries, pricing approvals.

        This process involves a high degree of risk and takes several years. Genzyme's development efforts with respect to a product candidate may fail for many reasons, including:

  •
  failure of the product candidate in preclinical studies;

  •
  difficulty enrolling patients in clinical trials, particularly for disease indications with small populations;

  •
  patients exhibiting adverse reactions to the product candidate or indications of other safety concerns;

  •
  insufficient clinical trial data to support the effectiveness of the product candidate;

  •
  Genzyme's inability to manufacture sufficient quantities of the product candidate for development or commercialization activities in a timely and cost-efficient manner; or

  •
  Genzyme's failure to obtain the required regulatory approvals for the product candidate or the facilities in which it is manufactured.

        Few research and development projects result in commercial products, and success in preclinical studies or early clinical trials often is not replicated in later studies. Genzyme may decide to abandon development of a product or service candidate at any time or may be required to expend considerable resources repeating clinical trials or conducting additional trials, either of which would adversely impact the timing for generating possible revenue for those product candidates.

        Genzyme's efforts to expand the approved indications for its products and to gain marketing approval in new jurisdictions also may fail. These expansion efforts are subject to many of the risks associated with completely new products, and, accordingly, Genzyme may fail to recoup the investments it makes pursuing these expansions.

        Government regulation imposes significant costs and restrictions on the development and commercialization of Genzyme's products and services.

        Genzyme's success will depend on its ability to satisfy regulatory requirements. It may not receive required regulatory approvals on a timely basis or at all. Government agencies heavily regulate the production and sale of healthcare products and the provision of healthcare services. In particular, the FDA and comparable agencies in foreign jurisdictions must approve human therapeutic and diagnostic products before they are marketed, as well as the facilities in which they are made. This approval process can involve lengthy and detailed laboratory and clinical testing, sampling activities and other costly and time-consuming procedures. Several biotechnology companies have failed to obtain regulatory approvals because regulatory agencies were not satisfied with the structure or conduct of clinical trials or the ability to interpret the data from the trials; similar problems could delay or prevent Genzyme from obtaining approvals. Furthermore, regulatory authorities, including the FDA, may not agree with Genzyme's interpretation of its clinical trial data, which could delay, limit or prevent regulatory approvals.

        Therapies that have received regulatory approval for commercial sale may continue to face regulatory difficulties. If Genzyme fails to comply with applicable regulatory requirements, regulatory authorities could take actions against it, including:

  •
  issuing warning letters;

  •
  issuing fines and other civil penalties;

  •
  suspending regulatory approvals;

  •
  refusing to approve pending applications or supplements to approved applications;

  •
  suspending product sales in the United States and/or exports from the United States;

  •
  mandating product recalls; and

  •
  seizing products.

        Furthermore, the FDA and comparable foreign regulatory agencies may require post-marketing clinical trials or patient outcome studies. Genzyme has agreed with the FDA, for example, to a number of post-marketing commitments as a condition to U.S. marketing approval for Fabrazyme and Aldurazyme. In addition, regulatory agencies subject a marketed therapy, its manufacturer and the manufacturer's facilities to continual review and periodic inspections. The discovery of previously unknown problems with a therapy or the facility used to produce the therapy could prompt a regulatory authority to impose restrictions on Genzyme, including withdrawal of one or more of the its products or services from the market.

        Legislative or regulatory changes may adversely impact Genzyme's business.

        The FDA has designated some of Genzyme's products, including Fabrazyme, Aldurazyme, and Myozyme, as orphan drugs under the Orphan Drug Act. The Orphan Drug Act provides incentives to manufacturers to develop and market drugs for rare diseases, generally by entitling the first developer that receives FDA marketing approval for an orphan drug to a seven-year exclusive marketing period in the United States for that product. In recent years, Congress has considered legislation to change the Orphan Drug Act to shorten the period of automatic market exclusivity and to grant marketing rights to simultaneous developers of a drug. If the Orphan Drug Act is amended in this manner, any approved drugs for which Genzyme has been granted exclusive marketing rights under the Orphan Drug Act will face increased competition, which may decrease the amount of revenue Genzyme receives from these products.

        In addition, the United States government and other governments have shown significant interest in pursuing healthcare reform. Any government-adopted reform measures could adversely impact:

  •
  the pricing of therapeutic products and medical devices in the United States or internationally;

  •
  the ability of consumers residing in the United States to purchase therapeutic products and medical devices that have been imported from manufacturers and distributors located outside of the United States; and

  •
  the amount of reimbursement available from governmental agencies or other third party payors.

        New laws, regulations and judicial decisions, or new interpretations of existing laws, regulations and decisions, that relate to health care availability, methods of delivery or payment for products and services, or sales, marketing or pricing may cause Genzyme's revenue to decline, and Genzyme may need to revise its research and development programs.

        Genzyme may require significant additional financing, which may not be available to Genzyme on favorable terms, if at all.

        As of March 31, 2004, Genzyme had approximately $1.2 billion in cash, cash equivalents and short- and long-term investments, excluding investments in equity securities. Genzyme intends to use substantial portions of its available cash for:

  •
  redemption of its 3% convertible subordinated debentures on June 1, 2004, including $575.0 million in principal, accrued interest of approximately $0.8 million and $4.3 million in premium. Upon redemption, Genzyme will also record a non-cash charge of $5.3 million to interest expense in its consolidated statements of operations to write off the unamortized portion of the debt fees associated with these debentures;

  •
  product development and marketing;

  •
  business combinations and other strategic business initiatives, including approximately $191 million paid in May 2004 representing the remaining cash consideration for the acquisition of the oncology testing assets of IMPATH;

  •
  expanding existing and constructing new facilities;

  •
  expanding staff; and

  •
  working capital, including satisfaction of Genzyme's obligations under capital and operating leases.

        Genzyme may further reduce its available cash reserves to pay principal and interest on outstanding debt, including $690.0 million in principal of 1.25% convertible senior notes due December 2023.

        To satisfy these and other commitments, Genzyme may have to obtain additional financing. Genzyme may be unable to obtain any additional financing, extend any existing financing arrangements, or obtain either on terms that Genzyme or its investors consider favorable.

        Genzyme may fail to adequately protect its proprietary technology, which would allow competitors or others to take advantage of Genzyme's research and development efforts.

        Genzyme's long-term success largely depends on its ability to market technologically competitive products. If Genzyme fails to obtain or maintain adequate intellectual property protection, it may not be able to prevent third parties from using its proprietary technologies. Genzyme's currently pending or future patent applications may not result in issued patents. In the United States, patent applications are confidential for 18 months following their filing, and because third parties may have filed patent applications for technology covered by Genzyme's pending patent applications without Genzyme being aware of those applications, Genzyme's patent applications may not have priority over patent applications of others. In addition, Genzyme's issued patents may not contain claims sufficiently broad to protect Genzyme against third parties with similar technologies or products, or provide Genzyme with any competitive advantage. If a third party initiates litigation regarding Genzyme's patents, Genzyme's collaborators' patents, or those patents for which Genzyme has license rights, and is successful, a court could declare Genzyme's patents invalid or unenforceable or limit the scope of coverage of those patents.

        The United States Patent and Trademark Office (USPTO) and the courts have not consistently treated the breadth of claims allowed or interpreted in biotechnology patents. If the USPTO or the courts begin to allow or interpret claims more broadly, the incidence and cost of patent interference proceedings and the risk of infringement litigation will likely increase. On the other hand, if the USPTO or the courts begin to allow or interpret claims more narrowly, the value of Genzyme's proprietary rights may be reduced. Any changes in, or unexpected interpretations of, the patent laws may adversely affect Genzyme's ability to enforce its patent position.

        Genzyme also relies upon trade secrets, proprietary know-how, and continuing technological innovation to remain competitive. Genzyme attempts to protect this information with security measures, including the use of confidentiality agreements with its employees, consultants, and corporate collaborators. These individuals may breach these agreements and any remedies available to Genzyme may be insufficient to compensate its damages. Furthermore, Genzyme's trade secrets, know-how and other technology may otherwise become known or be independently discovered by the Genzyme's competitors.

        Genzyme may be required to license technology from competitors or others in order to develop and commercialize some of its products and services, and it is uncertain whether these licenses will be available.

        Third party patents may cover some of the products or services that Genzyme or its strategic partners are developing or testing. For example, Genzyme is aware of a United States patent owned by Columbia University relating to the manufacture of recombinant proteins in Chinese hamster ovary (CHO) cells, which are the cells Genzyme uses to manufacture Cerezyme, Fabrazyme and Thyrogen, and which Genzyme's joint venture partner, BioMarin, uses to manufacture Aldurazyme. Genzyme is challenging the validity of this patent in a federal lawsuit filed in June 2003. While Genzyme is licensed under the patent for a royalty of approximately 1.5% of Genzyme's sales of Cerezyme, Fabrazyme and Thyrogen, Genzyme has not paid the royalty pending the outcome of the litigation. Genzyme has received from Columbia a notice of breach under its license agreement. If Genzyme does not prevail in its litigation challenging the patent, or if Genzyme does not prevail in any litigation related to the license agreement termination, Genzyme would be obligated to pay a royalty on sales of products that it uses CHO cells to manufacture.

        A United States patent is entitled to a presumption of validity, and, accordingly, Genzyme faces significant hurdles in any challenge to a patent. In addition, even if Genzyme is successful in challenging the validity of a patent, the challenge itself may be expensive and require significant management attention.

        To the extent valid third party patent rights cover Genzyme's products or services, Genzyme or its strategic collaborators would be required to seek licenses from the holders of these patents in order to manufacture, use, or sell these products and services, and payments under them would reduce Genzyme's profits from these products. Genzyme may not be able to obtain these licenses on acceptable terms, or at all. If Genzyme fails to obtain a required license or is unable to alter the design of its technology to fall outside the scope of a third party patent, Genzyme may be unable to market some of its products and services, which would limit its profitability.

        Genzyme may incur substantial costs as a result of litigation or other proceedings.

        A third party may sue Genzyme or one of its strategic collaborators for infringing the third party's patent or other intellectual property rights. Likewise, Genzyme or one of its strategic collaborators may sue to enforce intellectual property rights or to determine the scope and validity of third party proprietary rights. If Genzyme does not prevail in this type of litigation, Genzyme or its strategic collaborators may be required to:

  •
  pay monetary damages;

  •
  stop commercial activities relating to the affected products or services;

  •
  obtain a license in order to continue manufacturing or marketing the affected products or services; or

  •
  compete in the market with a substantially similar product.

        Genzyme is also currently involved in litigations and investigations that do not involve intellectual property claims, such as shareholder suits and government investigations regarding certain of Genzyme's business decisions and practices, and may be subject to additional actions in the future. For example, Genzyme is currently defending several lawsuits brought in connection with the elimination of its tracking stocks in June 2003, some of which claim considerable damages. The federal government, state governments and private payors are investigating and have begun to file actions against numerous pharmaceutical and biotechnology companies alleging that the companies have overstated prices in order to inflate reimbursement rates. In addition, enforcement authorities have instituted actions under health care "fraud and abuse" laws, including anti-kickback and false claims statutes. Moreover, individuals who use Genzyme's products or services, including its diagnostic products and genetic testing services, may bring product liability claims against Genzyme or its subsidiaries. If any such actions are initiated against Genzyme, those actions may have a significant effect on its business.

        Genzyme has only limited amounts of insurance, which may not provide coverage to offset a negative judgment or a settlement payment. Genzyme may be unable to obtain additional insurance in the future, or it may be unable to do so on acceptable terms. Any additional insurance Genzyme does obtain may not provide adequate coverage against any asserted claims. Regardless of merit or eventual outcome, investigations and litigations may result in:

  •
  diversion of management's time and attention;

  •
  expenditure of large amounts of cash on legal fees, expenses, and payment of damages;

  •
  limitations on Genzyme's ability to continue some of its operations;

  •
  decreased demand for Genzyme's products and services; and

  •
  injury to Genzyme's reputation.

        Changes in the economic, political, legal and business environments in the foreign countries in which Genzyme does business could cause its international sales and operations, which account for a significant percentage of its consolidated net sales, to be limited or disrupted.

        Genzyme's international operations accounted for approximately 44% of its consolidated product and service revenues for the year ended December 31, 2003. Genzyme expects that international product and service sales will continue to account for a significant percentage of its revenues for the foreseeable future. In addition, Genzyme has direct investments in a number of subsidiaries outside of the United States, primarily in the European Union, Latin America and Japan. Genzyme's

international sales and operations could be limited or disrupted, and the value of its direct investments may be diminished, by any of the following:

  •
  economic problems that disrupt foreign healthcare payment systems;

  •
  fluctuations in currency exchange rates;

  •
  the imposition of governmental controls;

  •
  less favorable intellectual property or other applicable laws;

  •
  the inability to obtain any necessary foreign regulatory approvals of products in a timely manner;

  •
  import and export license requirements;

  •
  political instability;

  •
  terrorist activities and armed conflict;

  •
  trade restrictions;

  •
  changes in tariffs;

  •
  difficulties in staffing and managing international operations; and

  •
  longer payment cycles.

        A significant portion of Genzyme's business is conducted in currencies other than its reporting currency, the U.S. Dollar. Genzyme recognizes foreign currency gains or losses arising from its operations in the period in which it incurs those gains or losses. As a result, currency fluctuations among the U.S. Dollar and the currencies in which Genzyme does business have caused foreign currency transaction gains and losses in the past and will likely do so in the future. Because of the number of currencies involved, the variability of currency exposures and the potential volatility of currency exchange rates, Genzyme may suffer significant foreign currency transaction losses in the future due to the effect of exchange rate fluctuations.

        Genzyme's level of indebtedness may harm its financial condition and results of operations.

        At March 31, 2004, Genzyme had $1.3 billion of outstanding indebtedness, excluding capital leases. Genzyme may incur additional indebtedness in the future. Genzyme's level of indebtedness will have several important effects on its future operations, including:

  •
  increasing its vulnerability to adverse changes in general economic and industry conditions; and

  •
  limiting its ability to obtain additional financing for capital expenditures, acquisitions, and general corporate and other purposes.

        Genzyme's ability to make payments of principal and interest on its indebtedness depends upon its future operating and financial performance.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Forward-looking statements are found at various places throughout this proxy statement/prospectus and the documents incorporated by reference. Words such as "estimate," "project," "plan," "intend," "expect," "believe," "anticipate," "should," "may," "will," "would" and similar expressions generally identify such forward-looking statements. Examples of forward-looking statements include statements about Genzyme's and ILEX's business strategies, competitive positioning, growth opportunities for existing products, future success of development-stage products, and plans and objectives, including statements regarding:

  •
  the impact and expected benefits of the proposed transaction, including the expectation that the transaction be accretive to Genzyme's earnings in 2006 and that the transaction should provide significant long-term benefits to Genzyme stockholders;

  •
  expected future revenues, operations and expenditures of Genzyme, ILEX and the combined company;

  •
  anticipated tax consequences of the proposed transaction;

  •
  Genzyme's development, sales and marketing plans and the plans of its competitors and potential competitors;

  •
  Genzyme's plan to redeem its outstanding 3% convertible subordinated debentures;

  •
  Genzyme's plans regarding the business currently conducted by ILEX;

  •
  Genzyme's expectations regarding future dividends;

  •
  the impact of Genzyme's proposed amended and restated charter, which will only be effective if approved by Genzyme's shareholders;

  •
  expectations regarding the timing of ILEX's transition out of the contract research organization business;

  •
  expectations regarding expanding approved indications for the use of CAMPATH; and

  •
  expectations regarding the commercial potential of the ILEX product portfolio.

        These statements are subject to risks and uncertainties, and actual results could differ materially from those anticipated by any of these forward-looking statements. Factors that could cause or contribute to these differences include:

  •
  the risk that the transaction will not be completed;

  •
  the risk that the anticipated benefits of the transaction will not be realized;

  •
  the risk that the transaction will not qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code for United States federal income tax purposes;

  •
  the risk that Genzyme will incur unanticipated costs in integrating ILEX;

  •
  uncertainties regarding Genzyme's ability to develop and market its products effectively in the future;

  •
  competitive factors, such as price competition from other products and competition from other comparable companies;

  •
  the risk that efforts to expand approved indications for the use of CAMPATH may not be successful;

  •
  the risk that Genzyme may be unsuccessful in its efforts to develop and commercialize the ILEX product portfolio; and

  •
  the more detailed explanations of the matters referenced above, and the other risks and uncertainties discussed, under the heading "RISK FACTORS" beginning on page 18.

        In addition, the cover letter to this proxy statement/prospectus indicates that Genzyme may issue up to 22,000,000 shares of Genzyme common stock in the first merger. The number of shares actually issued will depend on (1) the exchange ratio, which in turn will depend on trading prices for Genzyme common stock shortly before closing and (2) the number of shares of ILEX common stock outstanding at the closing, which will depend, in part, on the number of options exercised prior to closing. Similarly, the cover letter indicates the former ILEX stockholders' approximate ownership percentage of outstanding Genzyme common stock after the mergers. The actual figure will depend both on the factors relating to the total number of shares of Genzyme common stock issued in the first merger and the number of shares of Genzyme common stock outstanding at the time of the closing. The number of outstanding shares of Genzyme common stock will depend on issuances of stock by Genzyme prior to closing, including upon the exercise of options, warrants and other convertible instruments.

        You should carefully consider the matters described under the heading "RISK FACTORS" when you evaluate (1) how to vote on the transaction, (2) whether to grant a proxy or (3) any other investment decision with respect to securities of Genzyme or ILEX. You should not place significant reliance on the forward-looking statements contained in this document but instead should evaluate these statements in the context of the identified risks and uncertainties and understand that other risks and uncertainties also may prevent the occurrence of the events contemplated by the forward-looking statements. Forward-looking statements, like all statements in this proxy statement/prospectus, speak only as of the date of this document (unless another date is indicated), and neither Genzyme nor ILEX undertakes an obligation to update or revise any of the statements.

UNAUDITED, PRO FORMA COMBINED FINANCIAL INFORMATION

        The following unaudited, pro forma combined financial information describes the pro forma effect of Genzyme's proposed transaction with ILEX on its statements of operations for the year ended December 31, 2003 and for the three months ended March 31, 2004, as if the transaction had occurred on January 1, 2003, and balance sheet as of March 31, 2004, as if the transaction had occurred on this date. Certain historical financial information of ILEX has been reclassified to conform with the presentation of Genzyme's historical financial statements.

        This pro forma combined financial information is for informational purposes only. It does not purport to indicate the results that would have actually been obtained had the transaction been completed on the assumed date or for the periods presented, or which may be obtained in the future. To produce the pro forma financial information, Genzyme allocated the purchase price using its best estimates. The unaudited, pro forma combined balance sheets and statements of operations should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" as well as the historical consolidated financial statements, including the notes thereto, of both Genzyme and ILEX that are incorporated by reference into this proxy statement/prospectus and which appear in the documents described under "WHERE YOU CAN FIND MORE INFORMATION" beginning on page 90.

        The merger agreement between Genzyme and ILEX provides that a Genzyme subsidiary will be merged with and into ILEX, which will then be merged into another wholly-owned subsidiary of Genzyme. In the transaction, each outstanding share of ILEX common stock will be converted into the right to receive a fraction of a share of Genzyme common stock. We refer to this fraction as the "exchange ratio," and it will be calculated by dividing $26.00 by the average per share closing price of Genzyme common stock as reported by the NASDAQ National Market over the 20 trading days ending on the fifth trading day prior to the closing of the transaction, except that if the average closing price is greater than $59.88, the exchange ratio will be 0.4342, and if the average closing price is less than $46.58, the exchange ratio will be 0.5582. Cash will be paid for any fractional shares that result from conversion of ILEX common stock to Genzyme common stock. Additionally, each option to purchase shares of ILEX common stock outstanding immediately before the effective date of the merger will be assumed by Genzyme after the merger and will be exchanged for a fully vested option to purchase shares of Genzyme common stock. The transaction will be accounted for as a purchase and is expected to qualify as a tax-free reorganization.

        Genzyme has prepared the unaudited, pro forma combined financial information using the purchase method of accounting for the transaction. Genzyme expects to have reorganization and restructuring expenses as well as potential operating efficiencies as a result of the transaction. The unaudited, pro forma combined financial statements and related notes do not reflect these potential expenses and efficiencies.

GENZYME CORPORATION
UNAUDITED, PRO FORMA COMBINED STATEMENTS OF OPERATIONS
For the Year Ended December 31, 2003
(Amounts in thousands)

	Historical Genzyme Corporation	Historical ILEX Oncology, Inc.	Pro Forma Adjustments	Footnote Reference	Pro Forma Genzyme Corporation
Revenues:
Net product sales	$1,563,509	$—	$—		$1,563,509
Product profit and royalty	—	23,315	—		23,315
Net service sales	130,984	—	—		130,984
Outlicensing revenue	—	2,773	—		2,773
Revenues from research and development contracts:
Related parties	1,836	—	—		1,836
Other	17,542	8,701	—		26,243

Total revenues	1,713,871	34,789	—		1,748,660

Operating costs and expenses:
Cost of products sold	399,961	—	—		399,961
Cost of services sold	75,683	—	—		75,683
Selling, general and administrative	519,977	14,713	—		534,690
Research and development (including research and development related to contracts)	335,256	60,693	—		395,949
Amortization of intangibles	80,257	4,945	19,113	[A1]	104,315
Purchase of in-process research and development	158,000	—	—		158,000
Charge for impaired goodwill	102,792	—	—		102,792
Charge for impaired assets	10,894	213	—		11,107
Settlement charge	—	16,500	—		16,500

Total operating costs and expenses	1,682,820	97,064	19,113		1,798,997

Operating income (loss)	31,051	(62,275)	(19,113)		(50,337)

Other income (expenses):
Equity in loss of equity method investments	(16,743)	—	—		(16,743)
Loss on investments in equity securities	(1,201)	—	—		(1,201)
Minority interest	2,232	—	—		2,232
Loss on sale of product line	(27,658)	—	—		(27,658)
Other	959	18	—		977
Investment income	43,015	4,304	—		47,319
Interest expense	(26,600)	(4,137)	—		(30,737)

Total other income (expenses)	(25,996)	185	—		(25,811)

Income (loss) before income taxes	5,055	(62,090)	(19,113)		(76,148)
(Provision for) benefit from income taxes	(72,647)	(24)	29,907	[A2]	(42,764)

Net income (loss)	$(67,592)	$(62,114)	$10,794		$(118,912)

See Notes to Unaudited, Pro Forma Combined Financial Statements.

GENZYME CORPORATION
UNAUDITED, PRO FORMA COMBINED STATEMENTS OF OPERATIONS
For the Year Ended December 31, 2003
(Amounts in thousands, except per share data)

	Historical Genzyme Corporation	Historical ILEX Oncology, Inc.	Pro Forma Adjustments	Footnote Reference	Pro Forma Genzyme Corporation
Net income (loss) per share:
Allocated to Genzyme General Stock:
Net income (loss)	$82,143	$(62,114)	$10,794	[A3]	$30,823
Tax benefit allocated from Genzyme Biosurgery	8,720	—	—		8,720
Tax benefit allocated from Genzyme Molecular Oncology	3,420	—	—		3,420

Net income (loss) allocated to Genzyme General Stock	$94,283	$(62,114)	$10,794		$42,963

Net income (loss) per share of Genzyme General Stock:
Basic	$0.43				$0.18

Diluted	$0.42				$0.18

Weighted average shares outstanding:
Basic	219,376				237,755

Diluted	225,419				244,083

Allocated to Biosurgery Stock (through June 30, 2003):
Net loss	$(166,656)				$(166,656)
Allocated tax benefit	14,005				14,005

Net loss allocated to Biosurgery Stock	$(152,651)				$(152,651)

Net loss per share of Biosurgery Stock—basic and diluted	$(3.76)				$(3.76)

Weighted average shares outstanding	40,630				40,630

Allocated to Molecular Oncology Stock (through June 30, 2003):
Net loss allocated to Molecular Oncology Stock	$(9,224)				$(9,224)

Net loss per share of Molecular Oncology Stock—basic and diluted	$(0.54)				$(0.54)

Weighted average shares outstanding	16,958				16,958

See Notes to Unaudited, Pro Forma Combined Financial Statements.

GENZYME CORPORATION
UNAUDITED, PRO FORMA COMBINED STATEMENTS OF OPERATIONS
For the Three Months Ended March 31, 2004
(Amounts in thousands)

	Historical Genzyme Corporation	Historical ILEX Oncology, Inc.	Pro Forma Adjustments	Footnote Reference	Pro Forma Genzyme Corporation
Revenues:
Net product sales	$454,365	$—	$—		$454,365
Product profit and royalty	—	6,794	—		6,794
Net service sales	34,781	—	—		34,781
Outlicensing revenue	—	88	—		88
Revenues from research and development contracts:
Related parties	618	—	—		618
Other	1,487	3,218	—		4,705

Total revenues	491,251	10,100	—		501,351

Operating costs and expenses:
Cost of products sold	106,101	—	—		106,101
Cost of services sold	20,861	—	—		20,861
Selling, general and administrative	143,220	7,009	(3,573)	[A4]	146,656
Research and development (including research and development related to contracts)	92,816	20,219	—		113,035
Amortization of intangibles	26,245	1,246	4,769	[A1]	32,260

Total operating costs and expenses	389,243	28,474	1,196		418,913

Operating income (loss)	102,008	(18,374)	(1,196)		82,438

Other income (expenses):
Equity in loss of equity method investments	(3,831)	—	—		(3,831)
Minority interest	1,162	—	—		1,162
Other	29	(109)	—		(80)
Investment income	7,676	670	—		8,346
Interest expense	(10,326)	(588)	—		(10,914)

Total other income (expenses)	(5,290)	(27)	—		(5,317)

Income (loss) before income taxes	96,718	(18,401)	(1,196)		77,121
(Provision for) benefit from income taxes	(28,824)	(8)	7,220	[A2]	(21,612)

Net income (loss)	$67,894	$(18,409)	$6,024		$55,509

See Notes to Unaudited, Pro Forma Combined Financial Statements.

GENZYME CORPORATION
UNAUDITED, PRO FORMA COMBINED STATEMENTS OF OPERATIONS
For the Three Months Ended March 31, 2004
(Amounts in thousands, except per share amounts)

	Historical Genzyme Corporation	Historical ILEX Oncology, Inc.	Pro Forma Adjustments	Footnote Reference	Pro Forma Genzyme Corporation
Net income (loss) per share allocated to Genzyme General Stock:
Net income (loss) allocated to Genzyme General Stock	$67,894	$(18,409)	$6,024	[A3]	$55,509

Net income (loss) per share of Genzyme General Stock:
Basic	$0.30				$0.23

Diluted	$0.29				$0.22

Weighted average shares outstanding:
Basic	225,711				244,090

Diluted	231,917				250,581

See Notes to Unaudited, Pro Forma Combined Financial Statements.

GENZYME CORPORATION
UNAUDITED, PRO FORMA COMBINED BALANCE SHEETS
As of March 31, 2004
(Amounts in thousands, except par value amounts)

	Historical Genzyme Corporation	Historical ILEX Oncology, Inc.	Pro Forma Adjustments	Footnote Reference	Pro Forma Genzyme Corporation
ASSETS
Current assets:
Cash and cash equivalents	$260,395	$80,894	$—		$341,289
Short-term investments	517,229	61,296	—		578,525
Restricted short-term investments	—	816	—		816
Accounts receivable, net	411,528	11,543	—		423,071
Inventories	269,542	—	—		269,542
Prepaid expenses and other current assets	93,182	4,514	—		97,696
Deferred tax assets	133,034	—	39,613	[A5]	172,647

Total current assets	1,684,910	159,063	39,613		1,883,586
Property, plant and equipment, net	1,156,083	3,356	—		1,159,439
Long-term investments	458,235	32,802	—		491,037
Restricted long-term investments	—	1,691	—		1,691
Notes receivable—related parties	11,901	—	—		11,901
Goodwill, net	654,738	—	290,053	[A5]	944,791
Other intangible assets, net	882,673	58,580	230,120	[A5]	1,171,373
Investments in equity securities	110,815	—	—		110,815
Other noncurrent assets	86,089	640	(469)	[A6]	86,260

Total assets	$5,045,444	$256,132	$559,317		$5,860,893

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$62,845	$13,152	$—		$75,997
Accrued expenses	265,790	4,170	12,951	[A6]	282,911
Deferred revenue	9,962	382	—		10,344
Current portion of long-term debt, convertible debentures and capital lease obligations	584,398	38,978	—		623,376

Total current liabilities	922,995	56,682	12,951		992,628
Long-term debt and capital lease obligations	149,058	—	—		149,058
Convertible notes	690,000	—	—		690,000
Deferred revenue—noncurrent	3,304	990			4,294
Deferred tax liabilities	187,296	—	27,262	[A5]	214,558
Other noncurrent liabilities	52,482	738	—		53,220

Total liabilities	2,005,135	58,410	40,213		2,103,758

Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value	—	—	—		—
Genzyme common stock, $0.01 par value	2,262	—	184	[A5]	2,446
Additional paid-in capital-Genzyme common stock	3,000,817	—	991,242	[A5]	3,992,059
Notes receivable from stockholders	(13,438)	—	—		(13,438)
Accumulated deficit	(130,666)	—	(274,600)	[A5]	(405,266)
Accumulated other comprehensive income	181,334	—	—		181,334
ILEX Oncology, Inc. convertible preferred stock, $0.01 par value	—	—	—		—
ILEX Oncology, Inc. common stock, $0.01 par value	—	391	(391)		—
ILEX Oncology, Inc. additional paid-in capital	—	560,872	(560,872)	[A7]	—
ILEX Oncology, Inc. deferred compensation	—	(264)	264	[A7]	—
ILEX Oncology, Inc. accumulated deficit	—	(363,953)	363,953	[A7]	—
ILEX Oncology, Inc. accumulated other comprehensive income	—	676	(676)	[A7]	—

Total stockholders' equity	3,040,309	197,722	519,104		3,757,135

Total liabilities and stockholders' equity	$5,045,444	$256,132	$559,317		$5,860,893

See Notes to Unaudited, Pro Forma Combined Financial Statements.

NOTES TO UNAUDITED, PRO FORMA COMBINED FINANCIAL STATEMENTS

(1) ACCOUNTING POLICIES AND PRO FORMA INFORMATION

        The following unaudited, pro forma combined financial information describes the pro forma effect of Genzyme's proposed transaction with ILEX on its statements of operations for the year ended December 31, 2003 and for the three months ended March 31, 2004, as if the transaction had occurred on January 1, 2003, and balance sheet as of March 31, 2004, as if the transaction had occurred on this date. Certain historical financial information of ILEX has been reclassified to conform to the presentation of Genzyme's historical financial statements.

(2) PURCHASE PRICE ALLOCATION

        The estimated aggregate purchase price is comprised of the following (amounts in thousands):

Issuance of 18,379,383 shares of Genzyme common stock	$946,722
Issuance of options to purchase 1,887,760 shares of Genzyme common stock	44,704
Transaction costs	8,810

Total purchase price	$1,000,236

        Upon the closing of the transaction (the measurement date), the exchange ratio determining the number of shares of Genzyme common stock to be issued in the transaction will be established. The exact number of shares to be issued may change as a result of changes in the number of shares of ILEX common stock outstanding prior to closing and fluctuations in the price of Genzyme common stock. Assuming that a measurement date occurred on February 26, 2004, the date on which the transaction was announced, approximately 18.4 million shares of Genzyme common stock valued at $946.7 million would have been issued in exchange for the outstanding shares of ILEX common stock, based on the six day average trading price commencing two days before the assumed measurement date.

        Options to purchase approximately 4,010,538 shares of ILEX common stock will be exchanged for options to purchase approximately 1,887,760 shares of Genzyme common stock based on the assumed exchange ratio. Using the assumed value of Genzyme common stock to be issued in the transaction and certain other assumptions in the Black-Scholes option valuation model, the Genzyme options issued in exchange for the ILEX options were valued at approximately $44.7 million. The exact number of options to purchase shares of Genzyme common stock and the total estimated value of these options to be issued may change as a result of changes in the number of options to purchase shares of ILEX common stock outstanding prior to closing and fluctuations in the closing price of Genzyme common stock.

        For purposes of the unaudited, pro forma combined financial statements, the aggregate purchase price of $1.0 billion was allocated to the acquired tangible and intangible assets and assumed liabilities based on their estimated respective fair values as of March 31, 2004 (amounts in thousands):

Cash and cash equivalents	$80,894
Short-term investments	61,296
Restricted short-term investments	816
Accounts receivable	11,543
Deferred tax assets-current	39,613
Other current assets	4,514
Long-term investments	32,802
Restricted long-term investments	1,691
Property, plant and equipment	3,356
Other intangible assets (to be amortized straight-line over 12 years)	288,700
Goodwill	290,053
In-process research and development	274,600
Other assets	640
Assumed liabilities:
Note payable	(38,978)
Other assumed liabilities	(24,042)
Deferred tax liability	(27,262)

Allocated purchase price	$1,000,236

        The total purchase price, the fair values of assets acquired and liabilities assumed, the allocation of purchase price and the lives of intangible assets will be determined upon completion of the transaction and may vary from the amounts Genzyme has presented in these unaudited, pro forma combined financial statements.

        In connection with the proposed transaction, Genzyme will acquire in-process research and development, or IPR&D, related to three development projects, CAMPATH (for indications other than B-cell chronic lymphocytic leukemia), clofarabine and ILX-651.

        CAMPATH is a humanized monoclonal antibody that binds to a specific target, CD52, on cell surfaces leading the body's immune system to destroy malignant, or cancerous, cells. CAMPATH was launched in May 2001 in the United States and in August 2001 in Europe under the name MABCAMPATH. The product is approved for use in patients with B-cell chronic lymphocytic leukemia who have been treated with alkylating agents and who have failed fludarabine therapy, and ILEX is now conducting trials in non-Hodgkin's lymphoma and multiple sclerosis as well.

        Clofarabine is a next-generation, purine nucleoside antimetabolite that is currently under investigation in pediatric and adult leukemias and solid tumors. ILEX has submitted the final section of its "rolling" New Drug Application with the FDA for acute pediatric leukemias based on phase II clinical trial data.

        ILX-651 is a next-generation synthetic pentapeptide analog of the natural substance dolastatin-15. This product candidate targets tubulin and has been chemically modified to provide improved pharmacological properties over earlier members of its class. ILEX initiated phase II clinical trials of

ILX-651 in late 2003 in recurrent or metastatic melanoma and in locally advanced or metastatic non-small cell lung cancer.

        As of March 31, 2004, none of these projects had reached technological feasibility nor had an alternative future use. Accordingly, Genzyme allocated to IPR&D, and charged to accumulated deficit in Genzyme's unaudited, pro forma combined balance sheet as of March 31, 2004, $274.6 million, representing the portion of the purchase price attributable to these projects, of which $115.8 million is attributable to the CAMPATH development project, $118.6 million is attributable to the clofarabine development project and $40.2 million is related to the ILX-651 development project. This will be charged to expense upon completion of the transaction. Material non-recurring charges, such as IPR&D, are not reflected in the unaudited, pro forma combined statements of operations for the year ended December 31, 2003 and three months ended March 31, 2004.

        Management assumes responsibility for determining the IPR&D valuation. The fair value assigned to purchased IPR&D was estimated by discounting, to present value, the cash flows expected to result from each project once it has reached technological feasibility. We used a discount rate of 11% and cash flows that have been probability-adjusted to reflect the risks of advancement through the product approval process. In estimating future cash flows, we also considered other tangible and intangible assets required for successful exploitation of the technology resulting from the purchased IPR&D projects and adjusted future cash flows for a charge reflecting the contribution to value of these assets.

(3) PRO FORMA ADJUSTMENTS

        The following adjustments reflect the exchange of ILEX common stock for Genzyme common stock in the transaction as well as the exchange of options to purchase shares of ILEX common stock for fully vested options to purchase shares of Genzyme common stock.

I. Unaudited, Combined Statements of Operations of Genzyme

(A1)
To record the amortization of acquired other intangible assets, all of which will be amortized straight-line over 12 years, for the year ended December 31, 2003 and the three months ended March 31, 2004 (amounts in thousands):

Other Intangible Assets:	Assigned Value	Annual Amortization	Three Months Amortization
Developed technology	$178,900	$14,908	$3,727
Core technology	105,500	8,792	2,198
Trademark	2,400	200	50
Technology license	1,900	158	40

Total	$288,700	$24,058	$6,015

(A2)
To adjust the tax provision for the impact of the historical losses of ILEX and the pro forma adjustments related to the proposed transaction.

(A3)
The pro forma adjustments to net income (loss) reflect the aggregate impact of all pro forma adjustments on Genzyme's income (loss).

(A4)
To eliminate $3.6 million of non-recurring transaction costs included in the historical statements of operations of ILEX for the three months ended March 31, 2004. There were no similar transaction costs included in the historical statements of operations of ILEX for the year ended December 31, 2003.

II. Unaudited, Combined Balance Sheets of Genzyme

(A5)
To record the assumption of the net assets of ILEX and the issuance of approximately 18,379,383 shares of Genzyme common stock.

The other intangible assets of approximately $288.7 million are comprised of the following (amounts in thousands):

Other Intangible Assets:	Assigned Value
Developed technology	$178,900
Core technology	105,500
Trademark	2,400
Technology license	1,900

Total	$288,700

Material non-recurring charges, such as the acquired IPR&D charge of $274.6 million resulting from the proposed transaction, are not reflected in Genzyme's unaudited, pro forma combined statements of operations for the year ended December 31, 2003 or three months ended March 31, 2004. The $274.6 million allocated to in-process technology has been charged to accumulated deficit for purposes of the pro forma balance sheet presentation only and will be charged to expense in the statements of operations of Genzyme upon completion of the transaction.

(A6)
To accrue the following expenses which have not been reflected in Genzyme's historical balances as of March 31, 2004:

  •
  $8.3 million for the estimated merger costs Genzyme expects to incur; and

  •
  $4.6 million for severance and bonus payments to certain officers of ILEX that Genzyme will be contractually obligated to pay.

Historical other noncurrent assets for Genzyme as of March 31, 2004 includes $0.5 million of merger costs incurred prior to that date.

(A7)
To eliminate ILEX's historical stockholders' equity amounts totaling $197.7 million.

THE ILEX SPECIAL MEETING

Proxy Solicitation

        This proxy statement/prospectus is being delivered to you in connection with the solicitation by the ILEX board of directors of proxies to be voted at the special meeting to be held on July 1, 2004 at 10:00 a.m., local time, at the offices of Ropes & Gray LLP, One International Place, Boston, Massachusetts 02110. ILEX is paying Mellon Human Resources & Investor Solutions, a proxy solicitation firm, $7,500 plus expenses to help it with the solicitation. ILEX will pay all of its expenses in connection with solicitation of proxies. Officers, directors and regular employees of ILEX, who will receive no additional compensation for their services, may solicit proxies by telephone or personal call. ILEX has asked brokers and nominees who hold stock in their names to give the proxy statement/prospectus to their customers. This proxy statement/prospectus is first being mailed on or about June 1, 2004.

Record Date

        Stockholders of record at the close of business on May 28, 2004 are entitled to notice of, and to vote at, the special meeting. Each holder of record of ILEX common stock at the close of business on the record date is entitled to one vote for each share then held on each matter voted on by stockholders. At the close of business on the record date, there were 39,076,584 shares of ILEX common stock issued and outstanding held by approximately 151 holders of record and by approximately 3,570 persons or entities holding in nominee name.

Quorum Requirement

        The holders of a majority of the outstanding shares entitled to vote at the special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business. Abstentions are counted for purposes of determining whether a quorum exists. If you hold your shares of ILEX common stock in "street name" through a broker, bank or other nominee, generally the nominee may only vote your ILEX common stock in accordance with your instructions. If a nominee cannot vote on a matter because it does not have discretionary voting authority, this is a "broker non-vote" on that matter. Broker non-votes are counted as shares present or represented at the special meeting for purposes of determining whether a quorum exists.

Vote Required

        Under Delaware law, holders of a majority of the outstanding shares of ILEX common stock entitled to vote at the special meeting must vote to adopt the merger agreement. For purposes of the vote required under Delaware law, a failure to vote, a vote to abstain and a broker non-vote will each have the same legal effect as a vote "AGAINST" adoption of the merger agreement. If your shares are held in an account at a broker, bank, or other nominee, you must instruct the broker, bank or nominee on how to vote your shares, or they will not be voted and will be counted as a vote "AGAINST" adoption of the merger agreement. If you execute a proxy card without giving voting instructions, the shares of ILEX common stock represented by that proxy card will be voted "FOR" adoption of the merger agreement.

        The ILEX board of directors is not aware of any other matters to be voted on at the special meeting. If any other matters properly come before the special meeting, including a motion to adjourn the special meeting in order to solicit additional proxies, the persons named on the proxy card will vote the shares represented by all properly executed proxies on those matters in their discretion, except that shares represented by proxies that have been voted "AGAINST" adoption of the merger agreement will not be used to vote "FOR" adjournment of the special meeting to allow additional time to solicit additional votes "FOR" adoption of the merger agreement.

Voting and Revocation of Proxies

        You may revoke your proxy at any time before it is exercised by one of the following means:

  •
  sending the Corporate Secretary of ILEX a notice revoking your proxy, which must be received before the special meeting;

  •
  submitting a duly executed proxy with a later date before the date of the special meeting; or

  •
  voting in person at the special meeting.

        All shares represented by each properly executed and not revoked proxy received by the Corporate Secretary of ILEX before the special meeting will be voted in accordance with the instructions given on the proxy. If you plan on voting in person at the special meeting and your shares are held by a broker, bank or other nominee, you must bring to the meeting a legal proxy from the broker, bank or other nominee authorizing you to vote the shares.

GENZYME CORPORATION

        Genzyme Corporation is a global biotechnology company dedicated to making a major positive impact on the lives of people with serious diseases. Its broad product portfolio is focused on rare genetic disorders, renal disease, osteoarthritis and organ transplant, and includes an industry-leading array of diagnostic products and services. Founded as a Delaware corporation in June 1981, Genzyme became a Massachusetts corporation in 1991. At the end of 2003, Genzyme and its subsidiaries had more than 5,600 employees in offices around the globe, serving patients in over 80 countries. Genzyme is organized into five financial reporting units, which it also considers to be its reportable segments:

  •
  Renal, which develops, manufactures and distributes products that treat patients suffering from renal diseases, including chronic renal failure. The unit derives substantially all of its revenue from sales of Renagel;

  •
  Therapeutics, which develops, manufactures and distributes therapeutic products, with an expanding focus on products to treat patients suffering from genetic diseases and other chronic debilitating diseases, including a family of diseases known as lysosomal storage disorders, and other specialty therapeutics, such as Thyrogen. The unit derives substantially all of its revenue from sales of Cerezyme, Fabrazyme and Thyrogen;

  •
  Transplant, which develops, manufactures and distributes therapeutic products for the treatment of immune-mediated diseases, with a focus on products that address pre-transplantation, prevention and treatment of acute rejection in organ and bone marrow transplantation, as well as other auto-immune disorders. The unit derives its revenue primarily from sales of Thymoglobulin and Lymphoglobuline;

  •
  Biosurgery, which develops, manufactures and distributes biotherapeutics and biomaterial products, with an emphasis on products that meet medical needs in orthopaedics and broader surgical areas. The unit derives its revenue primarily from sales of Synvisc, the Sepra line of products and, through June 30, 2003, sales of cardiac device products; and

  •
  Diagnostics/Genetics, which develops, manufactures and distributes diagnostic products, with a focus on in vitro diagnostics, and provides genetic testing services.

        The activities of Genzyme's bulk pharmaceuticals, oncology, cardiovascular and drug discovery and development business units are outside of its reportable segments and are reported under the caption "Other." Genzyme reports its corporate operations, general and administrative and corporate science activities, that it does not allocate to its financial reporting units, under the caption "Corporate."

        You can find additional information regarding Genzyme in its filings with the SEC. For more details about how you can obtain this information, you should read the section of this proxy statement/prospectus entitled "WHERE YOU CAN FIND MORE INFORMATION" beginning on page 90.

ILEX ONCOLOGY, INC.

        ILEX is a product-driven biopharmaceutical company focused on developing and commercializing a portfolio of novel therapeutic treatments, primarily in oncology. ILEX's lead products and product candidates include:

  •
  CAMPATH, which is a humanized monoclonal antibody that binds to a specific target, CD52, on cell surfaces leading the body's immune system to destroy malignant, or cancerous, cells. CAMPATH was launched in May 2001 in the United States and in August 2001 in Europe under the name MABCAMPATH. The product is approved for use in patients with B-cell chronic lymphocytic leukemia who have been treated with alkylating agents and who have failed fludarabine therapy, and ILEX is now conducting trials in non-Hodgkin's lymphoma and multiple sclerosis as well.

  •
  Clofarabine, which is a next-generation, purine nucleoside antimetabolite that is currently under investigation in pediatric and adult leukemias and solid tumors. ILEX has submitted the final section of its "rolling" New Drug Application with the FDA for acute pediatric leukemias based on phase II clinical trial data, and clofarabine has been granted "fast-track" designation by the agency.

  •
  ILX-651, which is a next-generation synthetic pentapeptide analog of the natural substance dolastatin-15. This product candidate targets tubulin and has been chemically modified to provide improved pharmacological properties over earlier members of its class. ILEX initiated phase II clinical trials of ILX-651 in late 2003 in recurrent or metastatic melanoma and in locally advanced or metastatic non-small cell lung cancer.

        ILEX's pipeline comprises product candidates at various stages of preclinical and clinical development, including monoclonal antibodies, agents that have toxic effects on certain cells (cytotoxic agents) or inhibit cellular growth (cytostatic agents) with novel mechanisms of action, agents that inhibit the formation of new blood vessels (angiogenesis inhibitors) and agents which block cellular messaging associated with cancer growth and metastasis (signal transduction inhibitors).

        In February 2001, ILEX announced its intent to focus its in-house drug development capabilities on its own proprietary products, including those being jointly developed with partners. At that time, ILEX began a transition out of the fee-for-service contract research organization business. ILEX expects this transition to be completed by the end of the third quarter of 2004.

        You can find additional information regarding ILEX in its filings with the SEC. For more details about how you can obtain this information, you should read the section of this proxy statement/prospectus entitled "WHERE YOU CAN FIND MORE INFORMATION" beginning on page 90.

BACKGROUND AND REASONS FOR THE TRANSACTION

Background of the Transaction

        For some time, the board of directors and management of ILEX have considered and explored the possibility of collaborating with other companies in its industry in order to further ILEX's research and development objectives and bring its products to market. In January 2003, ILEX engaged UBS Securities LLC as its financial advisor in connection with these efforts.

        Genzyme began analyzing the opportunity to enter into a strategic transaction with ILEX in April 2003. On June 23, 2003, Genzyme and ILEX held an introductory meeting in Boston, Massachusetts. At the meeting, Messrs. Earl ("Duke") Collier, Executive Vice President of Genzyme, Mark Enyedy, Senior Vice President & General Manager of Genzyme's oncology business unit, and Jeffrey Buchalter, President and Chief Executive Officer of ILEX, discussed a number of potential collaborations between Genzyme and ILEX, and Mr. Collier suggested the possibility of a strategic business combination.

        Following the June 23, 2003 meeting and subsequent discussions regarding the process under which Genzyme would be able to conduct preliminary due diligence, Genzyme and ILEX signed a confidentiality agreement effective July 23, 2003. In late July and again in early September 2003, Genzyme submitted lists of questions to ILEX focused on ILEX's plan for achieving profitability, potential synergies between the two companies, and marketing and clinical trial information regarding CAMPATH, clofarabine and ILX-651. ILEX provided Genzyme a package of confidential materials responsive to some of these questions in late July. On September 10, 2003, representatives of Genzyme and ILEX met in Cambridge, Massachusetts to discuss the questions raised in the lists that had been delivered to ILEX and the documents that had been produced by ILEX in response to those questions, as well as to address additional questions raised by the Genzyme diligence team. On September 22, 2003, Genzyme sent ILEX a supplemental document request list, principally relating to clinical development, manufacturing and marketing matters. In early October 2003, ILEX provided Genzyme additional documents responsive to Genzyme's requests. In addition to reviewing material provided by ILEX, Genzyme conducted independent market research and engaged consultants to assist in analyzing ILEX's products and product candidates. Genzyme also engaged Morgan Stanley & Co. Incorporated at this time to act as its financial advisor in connection with any potential business combination involving Genzyme and ILEX.

        On October 29, 2003, Mr. Buchalter met with Mr. Henri Termeer, Genzyme's Chairman, President and Chief Executive Officer, and Messrs. Collier and Enyedy at Genzyme's headquarters in Cambridge, Massachusetts. The purpose of this meeting was to introduce Messrs. Buchalter and Termeer and to discuss the status of Genzyme's due diligence efforts to date.

        On November 12, 2003, representatives of Genzyme and ILEX met in Chicago, Illinois to discuss ILEX's long-range plans and related matters.

        On November 20, 2003, at a regularly scheduled meeting of the board of directors of ILEX, Mr. Buchalter informed the board in executive session that he and another member of management were engaged in preliminary discussions with various third parties regarding potential strategic transactions. Mr. Buchalter mentioned the names of several companies with which he had held discussions, including Genzyme.

        On December 9, 2003, Messrs. Buchalter, Termeer, Collier and Enyedy met at Genzyme's headquarters to discuss the status of Genzyme's due diligence efforts to date. At this meeting, the parties discussed the potential steps and timing for conducting additional due diligence and negotiating a merger agreement.

        Following several months of analyzing ILEX and the potential for a business combination with ILEX, on the evening of December 19, 2003, Genzyme sent ILEX a preliminary, non-binding indication of interest for a business combination. This letter stated that, based on Genzyme's evaluation to date and subject to customary conditions, Genzyme would be prepared to exchange Genzyme common stock, or a mixture of cash and Genzyme common stock, for each outstanding share of ILEX common stock at a price of between $24 and $26 per share. The closing price per share of ILEX common stock on December 19, 2003 was $19.66.

        On December 22, 2003, the executive committee of the board of directors of ILEX held a telephonic meeting to discuss Genzyme's letter. After a presentation by Mr. Buchalter concerning the discussions that had occurred with Genzyme, the executive committee of the ILEX board of directors authorized Mr. Buchalter and other members of ILEX's management to continue discussions with Genzyme.

        On December 31, 2003, Genzyme delivered a detailed due diligence request list to Fulbright & Jaworski L.L.P., counsel to ILEX. A data room consisting of materials responsive to Genzyme's request list was assembled at Fulbright's office in San Antonio, Texas. Between January 13, 2004 and January 16, 2004, representatives of Genzyme and its legal and financial advisors conducted a review of the documents that had been assembled at Fulbright's office. The diligence efforts of both parties and their legal, financial and accounting advisors continued until February 25, 2004.

        On January 9, 2004, a draft of the proposed merger agreement was sent to ILEX. Representatives of ILEX and Genzyme, and their respective legal counsel, engaged in a series of discussions to negotiate the terms of the merger agreement and related documentation between January 30, 2004 and February 26, 2004.

        On January 29, 2004, Messrs. Buchalter, Collier and Enyedy met in New York City. At this meeting, Mr. Buchalter explored, among other matters, Genzyme's willingness to increase the potential merger consideration. Mr. Collier indicated that he was not authorized to make any commitments regarding the amount of the merger consideration beyond the range set forth in the December 19 letter.

        The potential business combination was presented to Genzyme's board of directors at its meeting held on February 11, 2004. While Messrs. Collier and Enyedy recommended that Genzyme pursue a business combination with ILEX, Mr. Termeer informed the other directors in executive session that he was not, at that time, prepared to make a firm recommendation with respect to the transaction. Following discussion, the Genzyme board determined that establishing a commercial presence in oncology was a desirable strategic objective and a transaction with ILEX represented an attractive opportunity, but that it would not make a decision regarding the transaction until it received additional information at its next meeting, which was scheduled for February 26, 2004.

        On February 11, 2004, the board of directors of ILEX held a regularly scheduled meeting. Mr. Buchalter informed the directors in executive session that members of ILEX's management continued to engage in negotiations regarding potential strategic transactions. Mr. Buchalter stated that, although ILEX had not received any binding offers, there was a possibility that ILEX would receive an offer to enter into a business combination transaction in the very near future. Following Mr. Buchalter's discussion with the board, Fulbright led a discussion regarding the directors' fiduciary responsibilities in the event that ILEX received an offer to enter into a business combination transaction, and UBS discussed with the ILEX board the types of valuation methodologies that would be utilized in evaluating a transaction proposal from a financial perspective. The board authorized management to continue all ongoing negotiations regarding strategic transactions.

        On February 12, 2004, Mr. Collier called Mr. Buchalter to inform him that Genzyme's board of directors favorably received the presentation on ILEX and that the proposed business combination transaction with ILEX would be presented to Genzyme's board again on February 26, 2004.

        On February 13, 2004, Mr. Collier informed Mr. Buchalter that, subject to board approval and other customary conditions, Genzyme would be willing to proceed with a transaction in which each share of ILEX stock would be exchanged for a fraction of a share of Genzyme common stock with a market price of $26 at the time a definitive merger agreement was signed, but Mr. Collier reaffirmed that Genzyme would not agree to a higher level of consideration. Mr. Buchalter requested to have a meeting with Mr. Termeer to discuss the proposed transaction.

        On February 17, 2004, Messrs. Termeer, Collier and Buchalter met at Genzyme's headquarters to discuss the form and amount of merger consideration and other matters relevant to a potential transaction. Following that meeting, Mr. Buchalter indicated that he would be willing to recommend to ILEX's board of directors that it accept Genzyme's proposal at $26 per share, provided that the definitive merger agreement contained a "collar" mechanism to provide some protection for ILEX's stockholders in the event of a decline in Genzyme's stock price.

        Between February 18 and 20, 2004, numerous meetings took place at Genzyme's headquarters among Messrs. Collier and Buchalter, other representatives of Genzyme and representatives of UBS and Morgan Stanley to discuss the details of the exchange ratio, collar and termination fee, as well as a number of other issues related to the potential transaction. At this time, representatives of ILEX and UBS also spoke with members of Genzyme's management as part of their due diligence investigation of Genzyme. On February 23, 2004, Genzyme and ILEX reached agreement in principle on the amount of the termination fee as well as the structure of the exchange ratio and collar, with the collar being fixed based on the closing price of Genzyme common stock on February 25, 2004.

        Between February 23 and 25, 2004, Genzyme and ILEX exchanged multiple drafts of the merger agreement and related disclosure schedule. Following the close of trading on February 25, 2004, a final copy of the merger agreement was circulated with the understanding that it would not be signed unless and until approved by the parties' respective boards of directors.

        On February 26, 2004, ILEX's board of directors met with ILEX's legal and financial advisors by telephone to discuss the proposed merger agreement and transaction. Mr. Buchalter led a discussion with the board regarding the terms of the proposed merger agreement and the history of the negotiations with Genzyme. Fulbright reviewed the board's fiduciary duties. UBS reviewed with the board its financial analysis of the exchange ratio provided for in the first merger and rendered an oral opinion, confirmed in a written opinion dated February 26, 2004, to the effect that, as of February 26, 2004 and based on and subject to the matters described in its opinion, the exchange ratio was fair, from a financial point of view, to the holders of ILEX common stock. The directors then discussed various details of the transaction. Following the discussion, the directors participating on the call unanimously determined that the merger agreement and the terms of the mergers were fair to, and in the best interests of, ILEX and its stockholders, and they approved the merger agreement, declared it advisable and resolved to submit it to ILEX's stockholders with a recommendation that the stockholders adopt it.

        On February 26, 2004, Genzyme's board of directors met. Mr. Termeer informed the board that Genzyme's management recommended approval of the transaction. Presentations included a history of the discussions with ILEX, a summary of the terms of the proposed merger agreement, a profile of ILEX and its product portfolio, a description of the product development milestones expected to be achieved by ILEX in the coming months, and the financial model for the proposed transaction. A representative from Morgan Stanley then presented its financial review of the proposed transaction. After deliberating in executive session, Genzyme's board of directors approved the business combination.

        At approximately 4:05 p.m. Eastern Standard Time on February 26, 2004, ILEX and Genzyme entered into the merger agreement and issued a joint press release announcing the merger.

Recommendation of ILEX's Board of Directors

        After careful consideration, ILEX's board of directors has determined that the transaction and the terms of the merger agreement are fair and in the best interests of ILEX and ILEX's stockholders. Accordingly, your board of directors deems the transaction to be advisable, has approved the merger agreement and the consummation of the mergers and recommends that you vote "FOR" adoption of the merger agreement.

ILEX's Reasons for the Transaction

        In reaching its decision to approve the transaction, ILEX's board of directors consulted with ILEX's management and its legal and financial advisors, and considered the following material factors relevant to the transaction:

  •
  Genzyme's ability to support research and development of ILEX's product pipeline;

  •
  ILEX's board of directors' view that the combination of the businesses of ILEX and Genzyme would result in an organization with greater financial, technical and other resources than ILEX could provide as a stand-alone entity, and might allow for a significant acceleration in the commercial success of ILEX's pipeline products;

  •
  ILEX's difficulties in competing against larger companies with greater resources;

  •
  the opportunity the transaction affords ILEX's stockholders to reduce their exposure to the risks inherent in ILEX's reliance on a single marketed product;

  •
  current financial market conditions and historical market prices, volatility and trading information with respect to Genzyme common stock and ILEX common stock;

  •
  information regarding the financial performance and condition, assets, liabilities, business operations and prospects of each of Genzyme and ILEX;

  •
  ILEX's present financial condition and potential difficulties that ILEX could face in raising additional capital to meet its ongoing commitments as well as its drug development goals;

  •
  the fact that the transaction would allow ILEX's stockholders to receive an equity interest in Genzyme and thereby participate in the potential success of ILEX's current product pipeline;

  •
  the expected tax treatment for ILEX's stockholders of the exchange of ILEX common stock for Genzyme common stock;

  •
  ILEX management's view as to the potential for other third parties to enter into strategic relationships with or to acquire ILEX;

  •
  ILEX's board of directors' assessment of ILEX's strategic alternatives and its view that merging with Genzyme presented a more attractive opportunity than staying independent;

  •
  the financial presentation of UBS to the ILEX board of directors, including UBS's opinion as to the fairness, from a financial point of view and as of the date of the opinion, of the exchange ratio provided for in the first merger, as described below under "Opinion of ILEX's Financial Advisor" and in the full text of the opinion attached as Annex B to this proxy statement/prospectus;

  •
  ILEX's board of directors' assessment of the value of the shares of Genzyme common stock to be received by ILEX stockholders in the transaction and the premium represented thereby over various historical prices for ILEX common stock;

  •
  a comparison of recent merger and acquisition transactions in the biotechnology industry as well as the trading performance for comparable companies in the biotechnology industry;

  •
  the terms of the merger agreement, including the parties' respective representations, warranties and covenants and the conditions to closing;

  •
  the provisions of the merger agreement regarding ILEX's rights to consider and negotiate other strategic transaction proposals;

  •
  the collar provision of the merger agreement, which affords some protection against the risk of a decline in the market price of Genzyme common stock prior to the consummation of the transaction;

  •
  the reasonableness of the termination fee, taking into account the other terms of the merger agreement, especially the collar provision, and the range of commercially reasonable termination fees for a transaction of this size;

  •
  the likelihood that the transaction will be consummated; and

  •
  the impact of the transaction on ILEX's employees, noting in this regard the stated intention of Genzyme to maintain ILEX's offices in San Antonio, Texas.

        ILEX's board of directors believed that these factors, including its review of the terms of the merger agreement, supported the board of directors' determination as to the advisability of the transaction and its recommendation of the transaction when viewed together with the risks and potential benefits of the transaction.

        ILEX's board of directors also identified and considered a variety of potentially negative factors in its deliberations concerning the transaction, including, but not limited to:

  •
  the risk that the potential benefits sought in the transaction might not be realized;

  •
  the loss of control over future operations;

  •
  the collar provision of the merger agreement, which limits the upside associated with an increase in the market price of Genzyme common stock prior to the consummation of the transaction, unless the increase is significant;

  •
  the possibility that the transaction might not be completed and the potential adverse effect of the public announcement of the transaction on:

    •
    ILEX's collaborations and other key relationships,

    •
    ILEX's ability to attract and retain key management, marketing and technical personnel, and

    •
    ILEX's overall competitive position;

  •
  the difficulty of integrating the businesses of ILEX and Genzyme, and the possible adverse impact from senior management devoting significant time and effort on completing the transaction and integrating the two businesses;

  •
  the risk that key technical and management personnel might choose not to remain employed by the combined company;

  •
  the fact that ILEX would be forgoing other potential opportunities by entering into the merger agreement; and

  •
  many of the risks described under "RISK FACTORS" beginning on page 18 of this proxy statement/prospectus.

        ILEX's board of directors believed that the risks were outweighed by the potential benefits of the transaction. The foregoing discussion is not exhaustive of all factors considered by ILEX's board of directors, but ILEX believes it represents the material factors considered by ILEX's board of directors in connection with its review of the proposed transaction. Each member of ILEX's board of directors may have considered different factors, and ILEX's board evaluated these factors as a whole and did not quantify or otherwise assign relative weights to factors considered. Additionally, individual members of ILEX's board may have given different importance to different factors.

Opinion of ILEX's Financial Advisor

        On February 26, 2004, at a meeting of the ILEX board of directors held to approve the proposed transaction, UBS delivered to the ILEX board an oral opinion, confirmed by delivery of a written opinion dated February 26, 2004, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the exchange ratio provided for in the first merger was fair, from a financial point of view, to the holders of ILEX common stock.

        The full text of UBS's opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. This opinion is attached as Annex B and is incorporated into this proxy statement/prospectus by reference. UBS's opinion is directed only to the fairness, from a financial point of view, of the exchange ratio provided for in the first merger and does not address any other aspect of the transaction. The opinion does not address the relative merits of the transaction as compared to other business strategies or transactions that might be available with respect to ILEX or the underlying business decision of ILEX to effect the transaction. The opinion does not constitute a recommendation to any stockholder as to how to vote or act with respect to any matters relating to the proposed transaction. Holders of ILEX common stock are encouraged to read the opinion carefully in its entirety. The description of UBS's opinion in the summary below is qualified in its entirety by reference to the full text of its opinion.

        In arriving at its opinion, UBS:

  •
  reviewed publicly available business and financial information relating to ILEX and Genzyme, including publicly available financial forecasts and estimates relating to ILEX and Genzyme that were reviewed and discussed with UBS by the managements of ILEX and Genzyme;

  •
  reviewed internal financial information and other data relating to ILEX's business and financial prospects, including financial forecasts and estimates, that were provided to UBS by ILEX's management and not publicly available;

  •
  conducted discussions with members of the senior managements of ILEX and Genzyme concerning the businesses and financial prospects of ILEX and Genzyme;

  •
  reviewed current and historical market prices of ILEX common stock and Genzyme common stock;

  •
  reviewed publicly available financial and stock market data with respect to companies in lines of businesses which UBS believed to be generally comparable to those of ILEX and Genzyme;

  •
  compared the financial terms of the transaction with the publicly available financial terms of other transactions which UBS believed to be generally relevant;

  •
  considered pro forma effects of the transaction on Genzyme's financial statements using publicly available research analysts' reports;

  •
  reviewed an execution form of the merger agreement provided to UBS on February 26, 2004; and

  •
  conducted other financial studies, analyses and investigations, and considered other information, as UBS deemed necessary or appropriate.

        In connection with its review, with ILEX's consent, UBS did not assume any responsibility for independent verification of any of the information that UBS was provided or reviewed for the purpose of its opinion and, with ILEX's consent, UBS relied on that information being complete and accurate in all material respects. In addition, at ILEX's direction, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of ILEX or Genzyme, and was not furnished with any evaluation or appraisal. With respect to the publicly available financial forecasts and estimates that it reviewed relating to Genzyme, UBS was advised by Genzyme that they represented reasonable estimates and judgments as to Genzyme's future financial performance. With respect to the internal financial forecasts and estimates that it reviewed relating to ILEX, UBS assumed, at ILEX's direction, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of ILEX's management as to the future financial performance of ILEX. UBS also relied, at ILEX's direction, without independent verification or investigation, upon the assessments of the managements of ILEX and Genzyme as to the products and product candidates of ILEX and Genzyme and the risks associated with such products and product candidates, including the potential for generic drug competition and the probability of successful testing, development and approval by appropriate governmental authorities. UBS's opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and information made available to UBS as of, the date of its opinion.

        At ILEX's direction, UBS contacted selected third parties to solicit indications of interest in a possible business combination with ILEX and held discussions with certain of these parties prior to the date of UBS's opinion. UBS was not asked to, and it did not, offer any opinion as to the terms of the merger agreement or the form of the transaction. UBS expressed no opinion as to what the value of Genzyme common stock will be when issued in the first merger or the prices at which Genzyme common stock will trade at any time. In rendering its opinion, UBS assumed, with ILEX's consent, that the transaction will be treated as a tax-free reorganization for federal income tax purposes. UBS also assumed, with ILEX's consent, that each of ILEX, Genzyme, GLBC Corp. and GLBC LLC would comply with all material terms of the merger agreement and that the transaction would be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement. In addition, representatives of ILEX advised UBS, and UBS assumed, that the final executed form of the merger agreement would not differ in any material respect from the execution form of the merger agreement reviewed by UBS. UBS also assumed, with ILEX's consent, that all governmental, regulatory or other consents and approvals necessary for the consummation of the transaction would be obtained without any adverse effect on ILEX, Genzyme or the transaction. Except as described above, ILEX imposed no other instructions or limitations on UBS with respect to the investigations made or the procedures followed by UBS in rendering its opinion.

        In connection with rendering its opinion to the ILEX board, UBS performed a variety of financial and comparative analyses, which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by UBS in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the analysis of selected public companies and the analysis of selected precedent transactions summarized below, no company or transaction used as a comparison is either identical or directly comparable to ILEX, Genzyme or the transaction. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

        UBS believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS's analyses and opinion. None of the analyses performed by UBS was assigned greater significance or reliance by UBS than any other. UBS arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole. UBS did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion.

        The estimates of the future performance of ILEX and Genzyme provided by ILEX's management or derived from public sources in or underlying UBS's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, UBS considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of ILEX and Genzyme. Estimates of the financial value of companies do not necessarily purport to be appraisals or reflect the prices at which companies actually may be sold.

        The exchange ratio was determined through negotiation between ILEX and Genzyme, and the decision to enter into the merger agreement was solely that of the ILEX board of directors. UBS's opinion and financial analyses were only one of many factors considered by the ILEX board in its evaluation of the transaction and should not be viewed as determinative of the views of the ILEX board of directors or management with respect to the transaction or the exchange ratio provided for in the first merger.

        The following is a brief summary of the material financial analyses performed by UBS and reviewed with the ILEX board of directors in connection with its opinion relating to the first merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand UBS's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS's financial analyses.

        Analysis of Selected Public Companies

        ILEX.    UBS compared selected financial information for ILEX with corresponding financial information of the following 12 selected publicly held companies in the biotechnology industry that have at least one marketed product and historically have not had positive earnings:

  •
  BioMarin Pharmaceutical, Inc.

  •
  Cell Therapeutics, Inc.

  •
  Corixa Corporation

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  Guilford Pharmaceuticals Inc.

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  InterMune Pharmaceuticals, Inc.

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  Ligand Pharmaceuticals Incorporated

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  Millennium Pharmaceuticals, Inc.

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  OSI Pharmaceuticals, Inc.

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  SuperGen, Inc.

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  Tanox, Inc.

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  United Therapeutics Corporation

  •
  Vertex Pharmaceuticals Incorporated

        UBS reviewed enterprise values, calculated as market value based on closing stock prices on February 25, 2004, plus debt, less cash, of the selected companies as a multiple of calendar years 2003, 2004 and 2005 revenue. UBS then compared the multiples derived from the selected companies with corresponding multiples for ILEX based both on the closing price of ILEX common stock on February 25, 2004 and the implied per share value of ILEX common stock of $26.00 based on the exchange ratio provided for in the first merger and the closing price of Genzyme common stock on February 25, 2004. Estimated financial data for the selected companies were based on First Call consensus estimates. Estimated financial data for ILEX were based both on First Call consensus estimates and internal estimates of ILEX management. This analysis indicated the following implied mean, median, high and low revenue multiples for the selected companies, as compared to corresponding multiples implied for ILEX:

Implied Multiples for ILEX Based on $26.00 Per Share Value in the First Merger
Implied Multiples for ILEX Based on Closing Stock Price on 2/25/04
Implied Multiples for Selected Companies
Enterprise Value as a Multiple of:					First Call Estimates	Management Estimates	First Call Estimates	Management Estimates
	Mean	Median	High	Low
Revenue
CY2003	15.9x	11.0x	34.6x	3.6x	19.3x	19.3x	25.6x	25.6x
CY2004	7.8x	6.3x	15.1x	3.3x	15.2x	17.0x	20.1x	22.4x
CY2005	6.1x	4.6x	15.7x	2.9x	8.2x	6.9x	10.8x	9.1x

        Genzyme.    UBS also compared selected financial information for Genzyme with corresponding financial information of nine selected publicly held companies in the biotechnology industry that have multiple marketed products and historically have had positive earnings:

  •
  Amgen Inc.

  •
  Biogen Idec Inc.

  •
  Celgene Corporation

  •
  Chiron Corporation

  •
  Genentech, Inc.

  •
  Gilead Sciences, Inc.

  •
  MedImmune, Inc.

  •
  QLT Inc.

  •
  Serono S.A.

        UBS reviewed enterprise values of the selected companies as a multiple of calendar years 2003, 2004 and 2005 revenue. UBS also reviewed per share equity values of the selected companies as a multiple of calendar years 2003, 2004 and 2005 earnings per share, commonly referred to as EPS. UBS then compared the multiples derived from the selected companies with corresponding multiples for Genzyme based on the closing price of Genzyme common stock on February 25, 2004. Estimated financial data for the selected companies and Genzyme were based on First Call consensus estimates.

This analysis indicated the following implied mean, median, high and low revenue and EPS multiples for the selected companies, as compared to corresponding multiples implied for Genzyme:

	Implied Multiples for Selected Companies				Implied Multiples for Genzyme Based on Closing Stock Price on 2/25/04
Enterprise Value as a Multiple of:
	Mean	Median	High	Low
Revenue
CY2003	9.4x	9.4x	15.2x	4.3x	8.1x
CY2004	7.5x	8.1x	11.8x	3.8x	6.4x
CY2005	6.2x	6.3x	9.5x	3.4x	5.8x
Per Share Equity Value as a Multiple of:
EPS
CY2003	35.9x	33.5x	52.2x	27.1x	38.3x
CY2004	33.8x	27.9x	63.6x	22.7x	30.8x
CY2005	27.7x	22.5x	47.1x	19.3x	25.5x

        Analysis of Selected Precedent Transactions

        UBS reviewed implied enterprise and equity values in the following 19 selected mergers and acquisitions transactions in the biotechnology industry announced between 2000 and 2003:

	Target		Acquiror
•	CIMA Labs Inc.	•	Cephalon, Inc.
•	SangStat Medical Corporation	•	Genzyme
•	Biogen, Inc.	•	IDEC Pharmaceuticals Corporation
•	Novuspharma, S.p.A.	•	Cell Therapeutics, Inc.
•	PowderJect Pharmaceuticals plc	•	Chiron Corporation
•	Scios Inc.	•	Johnson & Johnson
•	Triangle Pharmaceuticals, Inc.	•	Gilead Sciences, Inc.
•	Biosearch Italia S.p.A.	•	Vicuron Pharmaceuticals Inc.
•	Immunex Corporation	•	Amgen Inc.
•	COR Therapeutics, Inc.	•	Millennium Pharmaceuticals, Inc.
•	Aviron	•	MedImmune, Inc.
•	ALZA Corporation	•	Johnson & Johnson
•	Coulter Pharmaceutical, Inc.	•	Corixa Corporation
•	GelTex Pharmaceuticals, Inc.	•	Genzyme
•	PathoGenesis Corporation	•	Chiron Corporation
•	Chirex Inc.	•	Rhodia S.A.
•	Warner Chilcott PLC	•	Galen Holdings PLC
•	The Liposome Company, Inc.	•	Elan Corporation, plc
•	Biomatrix, Inc.	•	Genzyme

        UBS reviewed enterprise values in the selected transactions as a multiple of latest 12 months, one-year forward and two-year forward revenue. UBS also reviewed per share equity values in the selected transactions as a multiple of two-year forward EPS. UBS then compared the implied multiples derived from the selected transactions with corresponding multiples implied in the first merger for ILEX. Estimated financial data for the selected transactions were based on public filings, Wall Street research and I/B/E/S estimates at the time of announcement of the transactions. Estimated financial data for ILEX were based both on First Call consensus estimates and internal estimates of ILEX management. This analysis indicated the following mean, median, high and low implied revenue and EPS multiples in the selected transactions, as compared to corresponding multiples implied in the first merger for ILEX (EPS multiples for ILEX, referred to below as "NM," were not meaningful given ILEX's net operating losses for the period analyzed):

	Implied Multiples in Selected Transactions				Implied Multiples for ILEX Based on $26.00 Per Share Value in the First Merger
Enterprise Value as a Multiple of:	Mean	Median	High	Low	First Call Estimates	Management Estimates
Revenue
Latest 12 Months	12.3x	11.2x	25.9x	2.9x	25.6x	25.6x
One-year Forward	10.0x	8.2x	23.8x	2.8x	20.1x	22.4x
Two-year Forward	6.5x	6.1x	13.5x	2.4x	10.8x	9.1x
Per Share Equity Value as a Multiple of:
EPS
Two-year Forward	35.7x	35.1x	69.4x	21.7x	NM	NM

        UBS also reviewed the premiums paid in the selected transactions based on the consideration paid in such transactions and the closing stock prices of the target companies one trading day prior to public announcement of the transactions. This analysis indicated a range of premiums in the selected transactions of approximately 2.3% to 77.3%, as compared to the premium implied in the first merger of approximately 25% based on the exchange ratio and the closing price of ILEX common stock on February 25, 2004.

        Exchange Ratio Analysis

        UBS performed an exchange ratio analysis comparing the closing prices of ILEX common stock and Genzyme common stock on February 25, 2004, and the average daily closing prices of ILEX common stock and Genzyme common stock for the one month, two months, three months, six months and 12 months preceding February 25, 2004. This analysis yielded an implied exchange ratio range of 0.3738 to 0.4268, as compared to the exchange ratio provided for in the first merger based on the closing price of Genzyme common stock on February 25, 2004, and the low-end and high-end of the collar, as indicated below:

Period	Implied Exchange Ratio
February 25, 2004	0.3908
One Month	0.4091
Two Months	0.4264
Three Months	0.4268
Six Months	0.4139
12 Months	0.3738
First Merger Exchange Ratio
Based on Closing Price of Genzyme Common Stock on 2/25/04	Based on Low-End of Collar	Based on High-End of Collar
0.4884	0.5582	0.4342

        Other Factors

        In rendering its opinion, UBS also reviewed and considered other factors, including:

  •
  the historical price performance for ILEX common stock and Genzyme common stock;

  •
  the estimated unlevered, after-tax free cash flows that ILEX could generate over fiscal years 2004 through 2007 based on internal estimates of ILEX management;

  •
  the potential pro forma financial effect of the merger on Genzyme's estimated EPS for calendar years 2004, 2005 and 2006 based on publicly available research analysts' estimates; and

  •
  selected published equity research analysts' reports for Genzyme.

        Miscellaneous

        Under the terms of its engagement, ILEX has agreed to pay UBS customary fees for its financial advisory services in connection with the transaction. In addition, ILEX has agreed to reimburse UBS for its reasonable expenses, including fees and disbursements of counsel, and to indemnify UBS and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement.

        ILEX selected UBS as its financial advisor in connection with the transaction because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions and is familiar with ILEX and its business. UBS is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

        UBS and its affiliates in the past have provided services to ILEX and Genzyme unrelated to the proposed transaction, including as an initial purchaser in a private placement of Genzyme's 1.25% convertible senior notes in December 2003, for which services UBS and its affiliates have received compensation. In the ordinary course of business, UBS, its successors and affiliates may hold or trade securities of ILEX and Genzyme for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in those securities.

Potential Conflicts of Interest

        When you consider the recommendation of the ILEX board of directors with respect to the transaction, you should be aware that officers and directors of ILEX have interests in connection with the transaction that are different from, or in addition to yours. In making its determination as to the advisability of the transaction and its decision to recommend the adoption of the merger agreement, the ILEX board of directors was aware of these interests and considered them among the other matters described above under the section entitled "ILEX's Reasons for the Transaction" beginning on page 49.

        Officers and directors of ILEX who own ILEX common stock will receive shares of Genzyme common stock on the same terms as all the other stockholders of ILEX.

        As of the record date, the members of the ILEX board of directors and the executive officers of ILEX beneficially owned 1,442,506 shares of ILEX common stock, including options exercisable within 60 days of the record date, or approximately 4% of ILEX's outstanding shares, and accordingly are eligible to receive a maximum aggregate of 805,206 shares of Genzyme common stock in the transaction. The board members and executive officers of ILEX hold options to acquire 1,732,969 shares of ILEX common stock, with exercise prices ranging from $5.78 to $29.75 per share, which will be assumed by Genzyme and be converted into fully vested options to acquire shares of

Genzyme common stock on the same terms as other holders of ILEX stock options. For more information about these options, you should read the section of this proxy statement/prospectus entitled "THE MERGERS AND THE MERGER AGREEMENT—Treatment of ILEX Stock Options and Stock Purchase Rights" beginning on page 61.

        Potential conflicts of interests of ILEX's officers and directors include:

  •
  accelerated vesting of stock options upon consummation of the first merger;

  •
  severance benefits that will be owed to ILEX's officers under employee retention arrangements in the event they are terminated after the transaction, including:

•
payments to the senior vice presidents of ILEX in the amount of two times their current annual base salaries; and

•
payments to certain officers of ILEX's subsidiaries in the amount of their current annual base salaries;

•
indemnification and insurance coverage with respect to acts and omissions in their capacities as directors and officers of ILEX; and

•
the employment agreement of Jeffrey Buchalter, ILEX's chief executive officer, pursuant to which he will receive payment in an amount equal to three times his current annual base salary upon completion of the transaction in connection with the automatic termination of such employment agreement, and the consulting agreement Genzyme and Mr. Buchalter currently intend to enter into following the completion of the transaction.

        While Genzyme and Mr. Buchalter have not finalized an agreement, they expect that a consulting agreement would have a two year term, contemplate fees of $500,000 per year, include a covenant not to compete, and provide for potential milestone payments aggregating up to $750,000. These expected terms are current estimates and constitute forward-looking statements. Neither Genzyme nor Mr. Buchalter is obligated to enter into a consulting agreement, and, if the parties enter into a consulting agreement, the agreement may contain terms that differ materially from these.

Genzyme's Reasons for the Transaction

        In considering whether to approve the merger agreement, Genzyme's board of directors consulted with management, as well as Morgan Stanley, which acted as its financial advisor. During deliberations, the board of directors considered the following positive factors:

  •
  the ability to achieve Genzyme's goal of establishing a commercial oncology business by adding an organization with a marketed product with sales growth potential, a product candidate expected to be launched in the United States by the end of 2005, and a team of medical-science liaisons to support these products;

  •
  the opportunity to acquire a diverse portfolio of product candidates with an emphasis on antibodies and small molecules;

  •
  the commercial potential of the ILEX product portfolio, including the potential to move CAMPATH beyond third-line CLL therapy and expand the use of CAMPATH into new disease areas;

  •
  the potential for establishing a revenue base to support continued investment in Genzyme's earlier-stage oncology research and development programs;

  •
  the ability to leverage Genzyme's existing antibody manufacturing and fill/finish facilities;

  •
  the opportunity to access an established development infrastructure focused specifically on oncology, with particular expertise in the conduct of oncology clinical trials;

  •
  the ability of the transaction to raise Genzyme's profile in the oncology market, thus enhancing access to potential in-licensing candidates that would balance Genzyme's oncology portfolio and mitigate product development risk;

  •
  the feasibility of effectively integrating ILEX's operations in San Antonio, Texas into Genzyme's operations; and

  •
  the expectation that the transaction would be accretive to Genzyme's earnings in 2006.

        Genzyme's board of directors also considered a number of potentially negative factors regarding the transaction, including:

  •
  the risk that the potential advantages of the transaction might not be realized;

  •
  the fact that ILEX's marketed product, CAMPATH, is already partnered; and

  •
  the dilutive impact of the transaction on Genzyme's earnings for at least two years.

        After evaluating these factors and risks, Genzyme's board of directors concluded that the transaction should provide significant long-term benefits to Genzyme stockholders. Consequently, the board of directors approved the transaction.

THE MERGERS AND THE MERGER AGREEMENT

        The following is a summary of significant provisions of the merger agreement. For a more complete understanding of the merger agreement, you should read the agreement, attached as Annex A and incorporated by reference into this proxy statement/prospectus. The description below is qualified in its entirety by reference to the merger agreement.

General Description of the Mergers

        The proposed transaction consists of two consecutive mergers. In the first merger, GLBC Corp., a wholly-owned subsidiary of Genzyme, will merge with and into ILEX, and ILEX will continue as the surviving corporation. In the second merger, which will occur promptly after the first merger, ILEX will merge into GLBC LLC, a wholly-owned subsidiary of Genzyme. GLBC LLC will survive the second merger as a wholly-owned subsidiary of Genzyme. Genzyme may, however, merge GLBC LLC into itself soon thereafter.

Effective Time

        Each merger will be effective upon the filing of appropriate documents with the Delaware Secretary of State, or at a later time specified in those documents. We plan to file those documents soon after the ILEX special meeting of stockholders, provided that the ILEX stockholders adopt the merger agreement. The filing will occur later, however, if the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act has not expired or if the Federal Trade Commission has challenged the transaction. See "Regulatory Matters" on page 72.

Merger Consideration

        As a result of the first merger, each outstanding share of ILEX common stock will automatically convert into the right to receive a fraction of a share of Genzyme common stock. This fraction, which we call the exchange ratio, will be calculated by dividing $26.00 by the average per share closing price of Genzyme common stock as reported by the NASDAQ National Market for the 20 trading days ending on the fifth trading day before the closing date of the mergers, except that if the average closing price is greater than $59.88, then the exchange ratio will be 0.4342, and if the average closing price is less than $46.58, then the exchange ratio will be 0.5582. Shares of ILEX common stock held by ILEX as treasury stock or by Genzyme or GLBC Corp. will be cancelled and will not be converted into merger consideration.

No Fractional Shares

        Genzyme will not issue fractional shares in the transaction. Instead, it will pay cash to each ILEX stockholder who otherwise would be entitled to receive a fractional share of Genzyme common stock. The cash amount will equal the fractional share number multiplied by the last sale price of a share of Genzyme common stock as reported by the NASDAQ National Market on the day the first merger becomes effective.

Exchange of ILEX Stock Certificates

        Promptly after the effective time of the first merger, American Stock Transfer & Trust Company or another exchange agent appointed by Genzyme will mail the following materials to each person who held shares of ILEX common stock as of the effective time:

  •
  a letter of transmittal for exchanging ILEX stock certificates for certificates representing shares of Genzyme common stock and cash in place of any fractional share; and

  •
  instructions explaining what to do to complete the exchange.

        If your certificates for any shares of ILEX common stock have been lost, stolen or destroyed, you must submit to the exchange agent an affidavit regarding the ownership, loss, theft or destruction of the certificate, and, if reasonably required by Genzyme, a bond in such reasonable amount as Genzyme may direct as indemnity against any claim that may be made against Genzyme or its affiliates or agents with respect to the certificate.

        Genzyme will honor a request from a person surrendering an ILEX common stock certificate to issue shares of Genzyme common stock to a person other than the registered holder so long as the requesting person:

  •
  submits all documents necessary to evidence and effect the transfer to the new holder; and

  •
  pays any transfer or other taxes resulting from issuing shares of Genzyme common stock to a person other than the registered holder of the ILEX certificate, unless the requesting person satisfactorily establishes that any tax has been paid or is not applicable.

        You will be entitled to receive dividends and other distributions on Genzyme common stock (without interest) that are declared or made with a record date after the effective time of the first merger. Dividends or other distributions will not be paid to any former holder of ILEX common stock, however, until the certificates for such shares of ILEX common stock have been surrendered to the exchange agent or, with regard to lost certificates, the required affidavit and any reasonably required bond has been submitted.

Treatment of ILEX Stock Options and Stock Purchase Rights

        Stock Options

        At the effective time of the first merger, each outstanding option to purchase shares of ILEX common stock, including those options granted under ILEX's 1995 Stock Option Plan, Second Amended and Restated 1996 Non-Employee Director Stock Option Plan, 2000 Employee Stock Compensation Plan and 2001 UK Employee Stock Compensation Plan, will be assumed by Genzyme. Each assumed option will continue to be governed by the same terms and conditions that governed it under the applicable ILEX stock option plan or option certificate or agreement immediately before the effective time, except that:

  •
  each option will be exercisable for that number of shares of Genzyme common stock equal to the number of shares of ILEX common stock that were issuable upon exercise of the option multiplied by the exchange ratio, rounded down to the nearest whole number of shares of Genzyme common stock;

  •
  the per share exercise price for the shares of Genzyme common stock issuable upon exercise of the assumed option will be equal to the exercise price per share of the ILEX option divided by the exchange ratio, rounded up to the nearest whole cent; and

  •
  the vesting of all stock options will be accelerated immediately prior to the effective time.

        On March 31, 2004, options to purchase 4,010,538 shares of ILEX common stock were outstanding. The weighted average exercise price per share of those options was $18.02 per share.

        Genzyme has agreed to file registration statements for the shares of Genzyme common stock subject to the assumed stock options promptly after the effective time. Genzyme has also agreed to use reasonable commercial efforts to have the registration statements declared effective promptly after filing (to the extent such registration statements are not automatically effective upon filing), and to maintain the effectiveness of the registration statements for so long as the stock options remain outstanding.

        Stock Purchase Rights

        ILEX has agreed to amend its 2000 Employee Stock Purchase Plan so that as of the closing date:

  •
  the plan will be terminated;

  •
  no further contributions, through payroll deductions or otherwise, will be made under the plan; and

  •
  there will be no outstanding rights of participants under the plan.

Treatment of ILEX Benefits and Other Employee Matters

        Genzyme has agreed to give ILEX employees who remain employed by Genzyme after the transaction full credit for time worked at ILEX in terms of eligibility, vesting and benefit accrual under any Genzyme employee benefit plans, except to the extent such treatment will result in a duplication of benefits. Genzyme has also agreed to take commercially reasonable steps to cause to be waived all limitations for preexisting conditions, exclusions and waiting periods under any medical or dental benefit plans that a former ILEX employee is eligible to participate in after the transaction. This waiver would not include, however, limitations, exclusions or waiting periods that are already in effect and have not been satisfied as of the effective time under any medical or dental benefit plan maintained by ILEX for the employee before the transaction. Genzyme has agreed to credit any amounts previously paid by ILEX employees or their dependents under ILEX's medical or dental plans during the current plan year toward any deductible, co-payment, out-of-pocket maximum or similar provisions under Genzyme's medical or dental plans.

        Genzyme has further agreed to assume and honor certain ILEX employment agreements and change-of-control severance arrangements existing before the execution of the merger agreement.

        ILEX has agreed that it and its subsidiaries will not make any discretionary contribution to the ILEX 401(k) plan or the ILEX Executive Deferred Compensation Plan or make any required contribution to these plans in ILEX common stock. ILEX has agreed to terminate these plans, if requested by Genzyme, at least one business day before the closing date.

Accounting Treatment

        Genzyme will account for the transaction using the purchase method of accounting for a business combination. Under this method of accounting, the assets and liabilities of ILEX, including intangible assets, will be recorded at their estimated fair market values. The results of operations and cash flows of ILEX will be included in Genzyme's financial statements following the completion of the transaction. Consistent with generally accepted accounting principles, or GAAP, amounts assigned to purchased in-process research and development—i.e., ILEX research and development projects that are still in process at the closing of the transaction, but which, if unsuccessful, have no alternative future use—must be charged as expenses on the date that the transaction closes.

Material United States Federal Income Tax Consequences of the Mergers

        The discussion below summarizes the material United States federal income tax considerations of the mergers generally applicable to common stockholders of ILEX who are "United States persons," as defined for United States federal income tax purposes, and who hold their ILEX common stock as a capital asset. For United States federal income tax purposes, a "United States person" is:

  •
  a United States citizen or resident alien as determined under the Internal Revenue Code;

  •
  a corporation or partnership (as defined by the Internal Revenue Code) that is organized under the laws of the United States, any state or the District of Columbia;

  •
  an estate, the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust, if a court within the United States is able to exercise primary supervision over its administration and at least one United States person is authorized to control all of its substantial decisions.

        The discussion below is based on current provisions of the Internal Revenue Code, currently applicable United States Treasury regulations promulgated thereunder, and judicial and administrative decisions and rulings.

        No ruling from the Internal Revenue Service has been or will be sought. Future legislative, judicial or administrative changes or interpretations could alter or modify the statements and conclusions set forth herein, and such changes or interpretations could be retroactive and could affect the tax consequences of the transaction to Genzyme, ILEX and the stockholders of ILEX.

        The discussion below does not purport to deal with all aspects of federal income taxation that may affect particular stockholders in light of their individual circumstances or that may affect stockholders subject to special treatment under federal income tax law. Stockholders subject to special treatment include insurance companies, tax-exempt organizations, financial institutions, mutual funds, broker-dealers, foreign individuals and entities, stockholders subject to the alternative minimum tax provisions of the Internal Revenue Code, stockholders who hold ILEX capital stock as qualified small business stock within the meaning of Section 1202 of the Internal Revenue Code, stockholders who hold their stock as part of a hedge, wash sale, appreciated financial position, straddle, conversion transaction, synthetic security or other risk reduction transaction or integrated investment, and stockholders who have acquired their stock upon exercise of employee options or otherwise as compensation. In addition, the discussion below does not consider the effect of any applicable state, local or foreign tax laws, nor does it consider the tax consequences of other transactions effectuated before, after or concurrently with the mergers (whether or not any such transactions are undertaken in connection with the mergers). Finally, the discussion below does not consider the tax consequences of the mergers to holders of notes or of options, warrants or other similar rights to acquire ILEX stock, including the assumption by Genzyme of outstanding options to acquire ILEX stock.

        You are urged to consult with your tax advisor as to the tax consequences of the mergers to you in light of your particular circumstances, including the applicability and effect of any state, local or foreign tax laws.

        It is the opinion of Genzyme's counsel, Ropes & Gray LLP, and ILEX's counsel, Fulbright & Jaworski L.L.P., that, for United States federal income tax purposes, the merger of GLBC Corp. with and into ILEX, and the immediate subsequent merger of ILEX with and into GLBC LLC, will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. It is a condition to completion of the transaction that Genzyme and ILEX receive opinions to such effect. Such opinions will be based on certificates executed by officers of Genzyme and ILEX containing representations regarding past, current and future matters that are customary for transactions of this nature. If any of the representations is inaccurate or incorrect, the conclusions stated in the opinions could be affected. The opinions will not be binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will not take a contrary view of the tax treatment of the mergers or the tax consequences discussed below.

        The following are the material United States federal income tax consequences that will generally result from treatment of the mergers as a reorganization described in Section 368(a) of the Internal Revenue Code:

  •
  A holder of ILEX common stock will not recognize any gain or loss upon the receipt of Genzyme common stock in exchange for ILEX common stock in the first merger, except to the extent of cash received in place of a fractional share.

  •
  An ILEX stockholder's aggregate tax basis in the Genzyme common stock received in the first merger in exchange for such stockholder's ILEX common stock will be the same as the aggregate basis of the ILEX common stock surrendered in the exchange, reduced by the portion of the adjusted basis in ILEX common stock that is allocable to a fractional share of Genzyme common stock for which cash is received.

  •
  An ILEX stockholder's holding period for the Genzyme common stock received in the first merger in exchange for such stockholder's ILEX common stock will include the holding period for the ILEX common stock surrendered in the exchange.

  •
  An ILEX stockholder that receives cash in place of a fractional share of Genzyme common stock will generally recognize capital gain or loss equal to the difference between the cash received in place of such fractional share and the portion of the stockholder's adjusted tax basis in ILEX common stock surrendered that is allocable to such fractional share. The capital gain or loss will be long-term capital gain or loss if the holding period for ILEX common stock exchanged for cash in place of the fractional share of Genzyme common stock is more than one year at the time of the first merger.

  •
  None of Genzyme, ILEX, or any stockholder of Genzyme will recognize any gain or loss as a result of the transaction.

        As noted above, no ruling from the Internal Revenue Service has been or will be sought in connection with the mergers, and the opinions issued by Genzyme's and ILEX's respective counsel will not be binding upon the Internal Revenue Service. The Internal Revenue Service is therefore not precluded from asserting a contrary opinion. If the Internal Revenue Service were to challenge successfully the "reorganization" status of the transaction, a holder of ILEX common stock would recognize gain or loss with respect to such stockholder's shares of ILEX common stock surrendered in the first merger. The gain or loss would be equal to the difference between (1) the fair market value of the Genzyme common stock received in the first merger plus any cash received in place of a fractional share, and (2) the ILEX stockholder's adjusted tax basis in the ILEX common stock surrendered in the first merger. Such stockholder's total tax basis in the Genzyme common stock received would equal its fair market value at the effective time of the first merger and such stockholder's holding period for the stock would begin the day after the consummation of the first merger.

        Each ILEX stockholder who receives shares of Genzyme common stock in the first merger is required to file a statement with his, her or its federal income tax return setting forth the stockholder's basis in the shares of ILEX common stock surrendered, the fair market value of the shares of Genzyme common stock received in the first merger and the amount of any cash in place of a fractional share received in the first merger, and is required to retain permanent records of these facts.

        The above discussion is only intended to provide you with a general summary. It is not a complete analysis or description of every potential U.S. federal income tax consequence or any other consequence of the transaction. In addition, the discussion does not address tax consequences that may vary with, or are contingent on, your individual circumstances. Moreover, this discussion does not address any non-income tax or any foreign, state or local tax consequences of the transaction. Accordingly, we urge you to consult with your tax advisor to determine the particular U.S. federal, state, local or foreign tax consequences of the transaction to you.

Covenants Under the Merger Agreement

        ILEX's Interim Operations

        Until the closing of the transaction, ILEX has agreed to operate its business in the ordinary course consistent with its past practices. ILEX has specifically agreed to:

  •
  use reasonable commercial efforts to keep available the services of its key employees;

  •
  use reasonable commercial efforts to maintain its insurance policies;

  •
  use reasonable commercial efforts to: preserve its business; develop, commercialize and pursue regulatory approvals for its products and product candidates; advertise, promote and market its products; and maintain its physical properties in operating condition to permit the conduct of its business on a basis consistent with past practice;

  •
  use reasonable commercial efforts to comply in all material respects with the terms of its material contracts;

  •
  use reasonable best efforts to preserve and protect its proprietary rights;

  •
  take all reasonable actions with respect to its outstanding stock options necessary to effectuate the terms of the merger agreement; and

  •
  notify and consult with Genzyme promptly after receipt of any material communication from the FDA or inspection of any manufacturing or clinical trial site and before making any material submission to the FDA, materially changing any study protocol, development timeline or manufacturing process for product candidates, or adding new clinical trials.

Exceptions may be made to these obligations if agreed to by Genzyme in writing.

        ILEX has also agreed that until the transaction closes, with certain exceptions, it will not do or agree to do any of the following without Genzyme's prior written consent:

  •
  sell or transfer any of its assets other than sales or transfers in the ordinary course of business not exceeding $250,000;

  •
  incur any indebtedness for borrowed money in excess of $500,000 or incur any obligation or liability or enter into any contract or commitment, other than in the ordinary course of business consistent with industry practice, in an amount exceeding $500,000;

  •
  change the compensation of any officer, director, employee, agent or consultant; adopt or increase benefits under any employee benefit plan; or enter into any employment, severance, retention or other agreement or arrangement with an officer, director, employee, agent or consultant, except, with respect to employees, agents or consultants who are not executive officers or directors, in the ordinary course of business consistent with past practices;

  •
  change the amount of its authorized, issued or outstanding capital stock; grant or accelerate any option, warrant or other right to purchase its capital stock; declare or pay any dividend or other distribution on shares of its capital stock; or sell, transfer, repurchase or redeem any shares of its capital stock, except to honor the exercise of convertible securities outstanding on the date of execution of the merger agreement or granted after the date of the merger agreement in the ordinary course of business consistent with past practice;

  •
  amend or propose to amend its charter or by-laws or elect or appoint any new directors or officers;

  •
  acquire or lease a material amount of property or assets, or make any material investment or capital contribution, outside the ordinary course of business;

  •
  authorize capital expenditures exceeding $250,000 singly or $500,000 in the aggregate;

  •
  change any of its accounting practices or principles or restate its consolidated financial statements, except as may be required by law or to comply with generally accepted accounting principles;

  •
  take any action that would prevent the transaction from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

  •
  make any tax election, settle or compromise any material tax liability, change its tax accounting methods or periods, enter into any tax-related closing agreement, surrender its right to any tax refund, or consent to any extension or waiver of the limitations period applicable to any tax claim or assessment;

  •
  commence, settle or compromise any pending or threatened legal proceeding that is material, relates to the transaction with Genzyme, would involve material restrictions on ILEX's business activities or would involve the issuance of ILEX securities;

  •
  adopt any plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the merger agreement;

  •
  pay or satisfy any material liabilities other than in the ordinary course of business consistent with past practice;

  •
  effectuate any plant closings or mass layoffs;

  •
  amend its stockholder rights plan, redeem the purchase rights issued under that plan or render that plan inapplicable to a transaction other than the transaction with Genzyme;

  •
  enter into or materially modify any material license, development, research, collaboration agreement, lease or other contract; or

  •
  modify, amend, terminate, waive or assign any material rights or claims under any confidentiality agreement to which ILEX is a party.

        No Solicitation by ILEX

        The merger agreement contains provisions prohibiting ILEX from seeking a competing transaction. Under these "no solicitation" provisions, ILEX has agreed that it and its subsidiaries will not take any of the following actions:

  •
  solicit, initiate or encourage any action by, or discussions with, a person regarding an alternative transaction;

  •
  participate in negotiations regarding, or provide information to any person relating to, an effort to seek an alternative transaction; or

  •
  grant a waiver or release under any standstill or similar agreement.

Prior to the date on which the ILEX stockholders adopt the merger agreement, ILEX and its board of directors may engage in discussions or negotiations with, or provide information to, a person who makes an unsolicited bona fide proposal for an alternative transaction if:

  •
  ILEX is not in breach of the "no solicitation" provisions of the merger agreement;

  •
  the ILEX board of directors determines in good faith (after consulting its outside legal counsel and financial advisor) that the proposal is reasonably likely to lead to an alternative transaction that is more favorable to the ILEX stockholders than the mergers;

  •
  the ILEX board of directors concludes in good faith (after consulting its outside legal counsel) that it is required to engage in the discussions or negotiations or provide the information in order to comply with its fiduciary duties to ILEX's stockholders under Delaware law; and

  •
  before ILEX provides any information, the recipient delivers to ILEX an executed confidentiality agreement with terms at least as favorable to ILEX as the existing confidentiality agreement between ILEX and Genzyme.

ILEX has agreed to provide Genzyme with information about any proposal for an alternative transaction it receives, and to keep Genzyme informed on a prompt basis of the status of any such proposals.

        Recommendation of the ILEX Board of Directors

        The ILEX board of directors has agreed to give its unqualified recommendation that ILEX's stockholders adopt the merger agreement and to take all lawful action that does not interfere with its fiduciary duties to secure the vote of the ILEX stockholders to adopt the merger agreement.

        Indemnification and Insurance for ILEX Officers and Directors

        Genzyme has agreed to cause the surviving corporation in the transaction to honor ILEX's indemnification obligations under its charter and by-laws in effect on the date of the merger agreement, other than with respect to actions or failures to act that relate to a willful breach of the merger agreement. ILEX is permitted and intends to purchase a directors' and officers' liability insurance policy that will be effective for six years following the closing of the transaction and will provide coverage substantially similar to the coverage provided to ILEX's directors and officers on the date of the merger agreement for events occurring before the effective time of the first merger. ILEX, however, may not pay more than $3,000,000 to purchase this policy without Genzyme's prior written consent. In addition, prior to purchasing any such policy, ILEX must afford Genzyme an opportunity to purchase a substitute policy not materially less favorable to ILEX's directors and officers.

        Other Covenants

        The merger agreement contains covenants of both parties relating to, among other things, public announcements, notifications, regulatory filings, further assurances, and cooperation in obtaining consents and approvals. ILEX has agreed, among other things, to grant Genzyme access to ILEX information as is reasonably necessary to investigate ILEX, and Genzyme has also agreed, among other things, to file a notification with the NASDAQ National Market covering the shares of Genzyme common stock that Genzyme expects to be issued in the first merger, if required by NASDAQ rules.

Representations and Warranties

        Each of Genzyme and ILEX has made customary representations and warranties to the other in the merger agreement regarding, among other things:

  •
  organization and similar corporate matters;

  •
  the authorization, execution, delivery and performance of the merger agreement;

  •
  capital structure;

  •
  reports and financial statements filed with the SEC and the accuracy of the information contained in those documents;

  •
  the absence of any undisclosed liabilities and material adverse events since September 30, 2003;

  •
  the absence of material undisclosed litigation or other legal proceedings;

  •
  necessary governmental consents and filings;

  •
  necessary third party consents, waivers and notices;

  •
  ownership, use and non-infringement of intellectual property rights;

  •
  the absence of conflicts, violations or defaults under its organizational documents and other agreements and documents as a result of executing the merger agreement;

  •
  the absence of conflicts with or violations of any laws as a result of executing the merger agreement; and

  •
  the accuracy of the information in this proxy statement/prospectus.

        ILEX has made additional representations and warranties to Genzyme regarding, among other things:

  •
  its subsidiaries;

  •
  its material contracts;

  •
  its assets and properties;

  •
  insurance coverage;

  •
  commercial relationships with suppliers, collaborators, distributors, licensors and licensees;

  •
  the filing of tax returns, payment of taxes and other tax matters;

  •
  its employee benefit plans;

  •
  compliance with laws and governmental regulations concerning its relations with employees;

  •
  environmental matters;

  •
  board approval of the mergers and amendments to the ILEX stockholder rights plan to render it inapplicable to the mergers;

  •
  receipt of an opinion from ILEX's financial advisor; and

  •
  transaction-related brokers' and finders' fees.

        Genzyme has made additional representations and warranties to ILEX regarding, among other things, the organization, ownership and business activities of GLBC Corp. and GLBC LLC.

Conditions to the Transaction

        Conditions to Each Party's Obligation to Effect the Transaction

        Genzyme and ILEX do not have to complete the transaction unless the following conditions are met or waived:

  •
  ILEX's stockholders must adopt the merger agreement;

  •
  the registration statement of which this proxy statement/prospectus is a part must not be subject to any stop order or related proceeding;

  •
  no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other legal restraint preventing the consummation of the merger must be in effect.

  •
  Genzyme and ILEX must obtain all required approvals from governmental entities and satisfy any required waiting periods; and

  •
  Genzyme common stock must continue to be quoted on NASDAQ.

        Conditions to the Obligation of Genzyme

        Genzyme does not have to complete the transaction unless the following additional conditions are met or waived:

  •
  ILEX must have performed and complied with, in all material respects, all its agreements and covenants in the merger agreement;

  •
  the representations and warranties of ILEX contained in the merger agreement must have been accurate when made and, other than representations and warranties made as of a particular date, on and as of the closing date of the first merger, except for inaccuracies that, in the aggregate, would not reasonably be expected to have a material adverse effect on ILEX;

  •
  Genzyme must receive the customary closing documents described in the merger agreement;

  •
  Genzyme must receive an opinion from its counsel stating that the mergers will qualify, for U.S. federal income tax purposes, as a reorganization under Section 368(a) of the Internal Revenue Code;

  •
  ILEX must obtain waivers and consents with respect to some of its material agreements; and

  •
  there must not be pending any legal proceeding by any governmental entity against Genzyme or ILEX seeking to delay or prohibit the transaction, impose material limitations on Genzyme's ownership or operation of ILEX's assets or business or compel Genzyme to dispose of any material portion of ILEX's assets or business.

        Conditions to the Obligation of ILEX

        ILEX does not have to complete the transaction unless the following additional conditions are met or waived:

  •
  Genzyme must have performed and complied with, in all material respects, all its agreements and covenants in the merger agreement;

  •
  the representations and warranties of Genzyme contained in the merger agreement must have been accurate when made and, other than representations and warranties made as of a particular date, on and as of the closing date of the first merger, except for inaccuracies that, in the aggregate, would not reasonably be expected to have a material adverse effect on Genzyme;

  •
  ILEX must receive an opinion from its counsel or from Genzyme's counsel stating that the mergers will qualify, for U.S. federal income tax purposes, as a reorganization under Section 368(a) of the Internal Revenue Code; and

  •
  GLBC Corp. and GLBC LLC must have executed the merger documents to be filed with the Delaware Secretary of State.

Termination of the Merger Agreement

        The merger agreement may be terminated at any time before the effective time, whether before or after its adoption by ILEX's stockholders:

  •
  by mutual written consent of Genzyme and ILEX;

  •
  by ILEX, if Genzyme breaches any representation or warranty or fails to perform or comply with any covenant or other agreement in the merger agreement, and the breach or failure, if capable of being cured, is not cured within 20 business days of receipt of notice;

  •
  by Genzyme:

  —
  if ILEX breaches any representation or warranty or fails to perform or comply with any covenant or other agreement in the merger agreement, and the breach or failure, if capable of being cured, is not cured within 20 business days of receipt of notice;

  —
  if the ILEX board of directors withdraws, modifies or qualifies its recommendation that ILEX's stockholders adopt the merger agreement, fails to reaffirm its recommendation within 5 days after Genzyme requests that it do so, approves or recommends an alternative transaction or fails to recommend against, or takes a neutral position with respect to, any tender or exchange offer by a third party;

  —
  if ILEX engages in discussions or negotiations with respect to an alternative transaction more than 15 business days after it is obligated to notify Genzyme of the proposed alternative transaction; or

  —
  if any person or group, other than Genzyme, becomes the owner of at least 20% of the outstanding shares of ILEX common stock; or

  •
  by either Genzyme or ILEX:

  —
  if the transaction has not closed by December 31, 2004, unless that party's own willful breach of the merger agreement is the reason that the transaction has not been completed;

  —
  if there is a non-appealable injunction or other government action prohibiting the consummation of the transaction; or

  —
  if ILEX's stockholders do not adopt the merger agreement, unless that party's own willful breach of the merger agreement is the reason the stockholders do not adopt the merger agreement.

Termination Fees and Expenses

        Payment of Termination Fee

        ILEX has agreed to pay Genzyme a termination fee of $32.5 million, if:

  •
  Genzyme or ILEX terminates the merger agreement because ILEX's stockholders have failed to adopt the merger agreement and, at that time, a proposal for an alternative transaction between ILEX and a third party has been announced and not withdrawn;

  •
  Genzyme terminates the agreement because ILEX's board of directors:

  —
  has failed to recommend, or has withdrawn, modified or qualified its recommendation that ILEX's stockholders adopt the merger agreement;

  —
  has failed to reaffirm its recommendation that ILEX's stockholders adopt the merger agreement within 5 days after Genzyme requests that it do so;

  —
  has approved or recommended an alternative transaction; or

  —
  has failed to recommend against, or has taken a neutral position with respect to, a tender or exchange offer by a third party;

  •
  Genzyme terminates the merger agreement because ILEX has breached a negative covenant regarding its operations before the closing or its agreement not to solicit alternative transactions; or

  •
  ILEX terminates the merger agreement after December 31, 2004, and at that time:

  —
  a proposal for an alternative transaction between ILEX and a third party has been announced and not withdrawn;

  —
  the transaction could be completed; and

  —
  Genzyme is not in material breach of the merger agreement.

        Payment of Expenses

        Genzyme and ILEX will each pay their own merger-related fees and expenses, except that ILEX will reimburse Genzyme for its expenses up to $2.5 million if the merger agreement is terminated:

  •
  under circumstances requiring ILEX to pay the termination fee; or

  •
  as a result of the failure of the ILEX stockholders to adopt the merger agreement.

No Relief from Liability for Willful Breach

        No termination of the merger agreement will relieve any party of its liability for willful breach of the agreement.

Amendments and Waivers

        Generally, Genzyme and ILEX may waive any provision of the merger agreement before the consummation of the first merger or agree to amend any provision of the merger agreement before the ILEX stockholders adopt the merger agreement. However, after ILEX's stockholders have adopted the merger agreement, their further approval will be required to modify the amount or type of consideration that they will receive in the first merger, to alter the charter of GLBC Corp. or to otherwise alter the merger agreement in a manner adverse to them.

Delisting of ILEX Common Stock

        If the first merger is completed, ILEX common stock will cease to be quoted on the NASDAQ National Market.

Resales of Genzyme Common Stock by ILEX Affiliates

        ILEX stockholders may freely transfer the shares of Genzyme common stock they receive in the first merger, unless they are individuals or entities who are deemed to be "affiliates" of ILEX before the transaction or affiliates of Genzyme after the transaction. Persons who may be deemed to be affiliates of ILEX or Genzyme include individuals or entities that control, are controlled by, or are under common control with, ILEX or Genzyme and may include executive officers and directors as well as principal stockholders. These affiliates or their brokers risk being characterized as "underwriters" when they sell shares of Genzyme common stock received in the first merger. The U.S. securities laws require registration of shares sold by underwriters. An affiliate and the affiliate's broker can avoid being characterized as an underwriter and, therefore, avoid the registration requirements of the Securities Act of 1933, as amended, by selling shares in compliance with Rule 145 or Rule 144 under the Securities Act. Rule 145 covers sales by ILEX affiliates, and Rule 144 covers sales by Genzyme affiliates. Each rule limits the number of shares an affiliate can sell in a particular period of time. The merger agreement requires ILEX to use its commercially reasonable efforts to cause each of its affiliates to execute and deliver to Genzyme a written agreement to the effect that the affiliate will not offer or sell or otherwise dispose of Genzyme common stock issued to the affiliate in the first merger in violation of the Securities Act or the related rules and regulations adopted by the SEC.

        This proxy statement/prospectus does not cover resales of Genzyme common stock received by any person who may be deemed to be an affiliate of ILEX and/or Genzyme.

Regulatory Matters

        Under the Hart-Scott-Rodino Antitrust Improvements Act and related rules, this transaction may not be completed unless information and materials about the companies and the mergers are furnished to the Antitrust Division of the Department of Justice (DOJ) and the Federal Trade Commission (FTC) and the appropriate waiting period requirements have been satisfied. The transaction is also subject to Germany's Act Against Restraints of Competition, which requires that information and materials about the companies and the mergers be submitted to Germany's Federal Cartel Office (FCO) and also imposes certain waiting periods. Genzyme and ILEX have made the required filings with the DOJ, the FTC and the FCO, and have received a clearance letter from the FCO. On April 22, 2004, Genzyme and ILEX received a request for additional information from the FTC. Genzyme and ILEX are in the process of responding to the request, and the waiting period has been extended. At any time before or after the completion of the transaction, the DOJ, the FTC or others could take action under U.S. or foreign antitrust laws, including seeking to prevent the transaction, to rescind the transaction or to conditionally approve the transaction upon the divestiture of substantial assets of Genzyme or ILEX. Genzyme and ILEX cannot guarantee that a challenge to the transaction on antitrust grounds will not be made or, if a challenge is made, that it would not be successful.

        Genzyme and ILEX are not aware of any other material governmental or regulatory requirements that must be complied with regarding the transaction, other than federal securities laws and the filing of documents.

MANAGEMENT AFTER THE MERGER

Board of Directors

        Genzyme's board of directors will not change as a result of the mergers. Information regarding Genzyme's directors can be found in its proxy statement for its 2004 annual meeting of shareholders and its annual report on Form 10-K for the fiscal year ended December 31, 2003.

Management

        The composition of Genzyme's management will not change as a result of the transaction. From time to time before the transaction, decisions may be made with respect to the management and operations of the surviving entity after the mergers, including its officers and managers.

        Information about Genzyme's directors and executive officers, including biographical information, executive compensation and relationships and related transactions between Genzyme and its management, can be found in Genzyme's most recent annual meeting proxy statement and annual report on Form 10-K, which are incorporated by reference into this proxy statement/prospectus. For more details about how you can obtain copies of these documents, you should read the section of this proxy statement/prospectus entitled "WHERE YOU CAN FIND MORE INFORMATION" beginning on page 90.

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS

Ownership of Genzyme Capital Stock

        The table below shows how many shares are held by anyone who is known by Genzyme to own more than 5% of the outstanding shares of Genzyme common stock. The information in this table is as of March 31, 2004 and is based on the most recent SEC filings of these entities as to their ownership of Genzyme common stock. Unless otherwise noted, each stockholder has sole voting and investment power for the shares listed in the table.

	Shares Beneficially Owned	Percent of Outstanding Shares
Citigroup, Inc.(1) 399 Park Avenue New York, NY 10043	22,032,527	9.75%
Fidelity Management & Research Co.(2) 82 Devonshire Street Boston, MA 02109	12,869,630	5.69%
Wellington Management Company, LLP(3) 75 State Street Boston, MA 02109	23,721,926	10.49%

(1)
Citigroup Inc. is a holding company, investment manager and advisor for Citicorp Bank. Citigroup shares voting and dispositive power for all of the shares listed, including with certain of its subsidiaries. No single client of Citigroup or its subsidiaries is known to own more than 5% of the shares listed. Of the shares listed:

•
Citigroup Global Market Holdings, Inc. (Citigroup Holdings), a holding company of which Citigroup is the sole stockholder, shares voting and dispositive power for 21,705,032 of the shares listed;

•
Citigroup Financial Products, Inc. (CFP), of which Citigroup Holdings is the sole stockholder, shares voting and dispositive power for 14,911,400 of the shares listed; and

•
Citigroup Global Markets, Inc., of which CFP is the sole stockholder, shares voting and dispositive power for 14,303,060 of the shares listed.

(2)
Fidelity Management & Research Company (Fidelity) is a wholly-owned subsidiary of FMR Corp. and an investment advisor and is reporting the shares listed for other investment companies, who act as investment advisors. Fidelity has sole power to vote or to direct the vote for 467,140 of the shares listed. No single client of Fidelity or its investment companies is known to own more than 5% of the shares listed.

(3)
Wellington Management Company, LLP is a holding company and registered investment advisor. Its clients can receive or direct the receipt of dividends and proceeds from sales of shares disposed of by Wellington Management. Wellington Management has the power to dispose or to direct the disposition of all of the shares listed and has shared power to vote or to direct the vote with respect to 11,842,497 shares. No single client is known to own more than 5% of the shares listed.

        The table below shows, as of March 31, 2004, how many of the outstanding shares of Genzyme's common stock are held by Genzyme's chief executive officer, its four most highly compensated executive officers other than the chief executive officer, its directors, and all of its current executive officers and directors together as a group. Unless otherwise noted, each director and officer has sole voting and investment power for the shares listed. The address of each stockholder is c/o Genzyme Corporation, 500 Kendall Street, Cambridge, Massachusetts 02142.

	Shares Beneficially Owned(1)	Percent of Outstanding Shares
Henri A. Termeer(2)	3,237,831	1.4
Earl M. Collier, Jr.	363,100	*
G. Jan van Heek(3)	347,249	*
Peter Wirth	585,731	*
Michael S. Wyzga	144,993	*
Constantine E. Anagnostopoulos(4)	86,643	*
Douglas A. Berthiaume(5)	120,340	*
Henry E. Blair	64,361	*
Robert J. Carpenter	198,237	*
Charles L. Cooney(6)	55,048	*
Victor J. Dzau	36,321	*
Sen. Connie Mack III(7)	38,321	*
All current officers and directors as a group (16 people)	6,299,081	2.8

(1)
The shares listed include the following stock options exercisable within 60 days after March 31, 2004:
Shares Subject to Stock Options
Henri A. Termeer	2,533,644
Earl M. Collier, Jr.	362,205
G. Jan van Heek	316,741
Peter Wirth	578,045
Michael S. Wyzga	130,671
Constantine E. Anagnostopoulos	65,458
Douglas A. Berthiaume	58,138
Henry E. Blair	58,138
Robert J. Carpenter	150,261
Charles L. Cooney	41,458
Victor J. Dzau	36,321
Sen. Connie Mack III	36,321
All current officers and directors as a group (16 people)	5,317,942
(2)
The stock beneficially owned by Mr. Termeer includes 2,371 shares held by his wife and 1,256 shares held in trusts for the benefit of Mr. Termeer's children. Mr. Termeer disclaims beneficial ownership of all shares held by his wife and the trusts.

(3)
The stock beneficially owned by Mr. van Heek includes 23,564 shares held by his wife. Mr. van Heek disclaims beneficial ownership of all shares held by his wife.

(4)
The stock beneficially owned by Dr. Anagnostopoulos includes 100 shares held by his wife. Dr. Anagnostopoulos disclaims beneficial ownership of all shares held by his wife.

(5)
The stock beneficially owned by Mr. Berthiaume includes 4,048 shares held by his wife. Mr. Berthiaume disclaims beneficial ownership of all shares held by his wife.

(6)
The stock beneficially owned by Dr. Cooney includes 10,654 shares held jointly with his wife, 240 shares held individually by his wife and 2,696 shares held by his son. Dr. Cooney disclaims beneficial ownership of all shares held individually by his wife and by his son.

(7)
The stock beneficially owned by Senator Mack includes 2,000 shares held in a trust for the benefit of his wife.

Ownership of ILEX Capital Stock

        The table below shows how many shares are held by anyone who is known by ILEX to own more than 5% of the outstanding shares of ILEX common stock. The information in this table is as of March 31, 2004 and is based on the most recent SEC filings by these entities as to their ownership of ILEX common stock. Unless otherwise noted, each stockholder has sole voting and investment power for the shares listed in the table.

	Shares Beneficially Owned	Percent of Outstanding Shares
Wellington Management Company LLP(1) 75 State Street Boston, Massachusetts 02109	2,545,330	6.40%
Sectoral Asset Management, Inc.(2) 1000 Sherbrooke Street West Suite 2120 Montreal, Canada H3A 3G4	2,017,109	5.08%

(1)
Wellington Management Company, LLP is a holding company and registered investment advisor. Its clients can receive or direct the receipt of dividends and proceeds from sales of shares disposed of by Wellington Management. Wellington Management has the power to dispose or to direct the disposition of all of the shares listed and has shared power to vote or to direct the vote with respect to 2,217,980 shares. No single client is known to own more than 5% of the shares listed.

(2)
Sectoral Asset Management, Inc. is a registered investment advisor. Jerome G. Pfund and Michael L. Sjostrom are the sole stockholders of Sectoral. Sectoral has the power to dispose or to direct the disposition of all of the shares listed and has shared power to vote or direct the vote with respect to 135,000 shares. Messrs. Pfund and Sjostrom disclaim beneficial ownership of all the shares listed.

        The table below shows, as of March 31, 2004, how many of the outstanding shares of ILEX common stock are held by ILEX's chief executive officer, its four most highly compensated executive officers other than the chief executive officer, its directors, and all of its current executive officers and directors together as a group. Unless otherwise noted, each director and officer has sole voting and investment power for the shares listed. Except as otherwise indicated, the address of each stockholder is c/o ILEX Oncology, Inc., 4545 Horizon Hill Boulevard, San Antonio, Texas 78229.

	Shares Beneficially Owned(1)	Percent of Outstanding Shares
Jeffrey H. Buchalter	414,323	1.04%
Daniel D. Von Hoff, M.D.	306,265	*
Richard L. Love (2)	233,376	*
Gary V. Woods (3)	90,043	*
Ronald G. Tefteller	55,986	*
Mark E. Watson, Jr. (4)	49,807	*
Jason S. Fisherman, M.D. (5)	46,099	*
Craig A. Tooman	45,200	*
Joseph S. Bailes, M.D.	42,628	*
Steven D. Weitman, M.D., Ph.D.	33,939	*
Mark P. Mellin	25,000	*
Joy A. Amundson	21,577	*
Victor P. Micati	8,607	*
All executive officers and directors as a group (15 persons) (5)	1,439,651	3.62%

*
Less than 1%

(1)
The shares listed include the following stock options exercisable within 60 days after March 31, 2004:

Shares Subject to Stock Options
Jeffrey H. Buchalter	229,323
Daniel D. Von Hoff, M.D.	49,546
Richard L. Love	13,596
Gary V. Woods	45,128
Ronald G. Tefteller	53,880
Mark E. Watson, Jr.	9,607
Jason S. Fisherman, M.D.	45,724
Craig A. Tooman	45,000
Joseph S. Bailes, M.D.	42,128
Steven D. Weitman, M.D., Ph.D.	32,250
Mark P. Mellin	22,000
Joy A. Amundson	21,577
Victor P. Micati	5,188
All executive officers and directors as a group (15 persons)	676,449
(2)
Includes 800 shares of ILEX common stock held by each of Mr. Love's three children and Mr. Love's spouse, 600 shares of ILEX common stock held by Mr. Love's brother and 200 shares held by Mr. Love's mother.

(3)
Includes 45,128 shares of ILEX common stock issuable upon exercise of options. Mr. Woods has agreed to donate economic gain from these options to CTRC.

(4)
Includes 1,000 shares of ILEX common stock held by Mr. Watson's wife.

(5)
Does not include 371,565 shares of ILEX common stock beneficially owned by entities under the control of Advent International Corporation ("Advent"). Dr. Fisherman is a Vice President of Advent and may be deemed to be the beneficial owner of such shares. Dr. Fisherman disclaims beneficial ownership of such shares.

COMPARATIVE STOCK PRICES AND DIVIDENDS

        Genzyme common stock is quoted on the NASDAQ National Market under the trading symbol "GENZ." ILEX common stock is quoted on the NASDAQ National Market under the trading symbol "ILXO." The following table sets forth, for the periods indicated, the high and low sale prices per share of Genzyme and ILEX common stock as reported on the NASDAQ National Market.

	Genzyme		ILEX
	High	Low	High	Low
Calendar Quarter
2001:
First Quarter	$47.75	$34.34	$32.31	$11.00
Second Quarter	64.00	42.49	31.14	13.50
Third Quarter	59.89	39.61	30.79	18.40
Fourth Quarter	61.64	43.37	31.35	23.02
2002:
First Quarter	58.55	38.70	28.00	14.30
Second Quarter	44.20	17.75	17.98	12.83
Third Quarter	25.83	15.64	13.70	4.40
Fourth Quarter	36.55	19.90	11.20	3.80
2003:
First Quarter	37.90	28.45	9.44	5.90
Second Quarter	49.71	33.15	21.66	8.93
Third Quarter	52.43	40.26	21.38	14.05
Fourth Quarter	52.45	41.53	22.37	16.28
2004:
First Quarter	58.08	44.73	25.95	20.36
Second Quarter (through May 20)	49.30	40.90	24.67	22.05

        The following table presents the per share closing prices of Genzyme and ILEX common stock on a historical basis and ILEX common stock on a pro forma equivalent basis on February 25, 2004, the last business day before Genzyme and ILEX publicly announced the execution and delivery of the merger agreement, and on May 20, 2004, the last practicable trading day before the date of this proxy statement/prospectus.

	Genzyme	ILEX	ILEX Pro Forma Equivalent
February 25, 2004	$53.23	$20.80	$26.00
May 20, 2004	$41.00	$22.05	$22.89

Dividend Information

        No cash dividends have ever been paid or declared on shares of Genzyme or ILEX common stock. Genzyme does not anticipate paying cash dividends on its common stock in the near future. Genzyme's present intention is to retain its earnings for the future operation and expansion of its business. Any future payment of dividends on Genzyme common stock will be at the discretion of the board of directors and will depend upon, among other things, Genzyme's earnings, financial condition, capital requirements, level of indebtedness and other factors that Genzyme's board of directors deem relevant.

DESCRIPTION OF GENZYME CAPITAL STOCK

Authorized Capital Stock

        Genzyme is authorized to issue 690,000,000 shares of common stock, $0.01 par value per share, of which, on the date of this proxy statement/prospectus:

  •
  500,000,000 shares have been designated Genzyme General Division Common Stock;

  •
  40,000,000 shares have been designated Molecular Oncology Division Common Stock;

  •
  100,000,000 shares have been designated Biosurgery Division Common Stock; and

  •
  50,000,000 shares remain undesignated.

        In addition, Genzyme is authorized to issue 10,000,000 shares of preferred stock, $0.01 par value per share, of which:

  •
  2,000,000 shares have been designated Series A Junior Participating Preferred Stock;

  •
  1,000,000 shares have been designated Series B Junior Participating Preferred Stock;

  •
  400,000 shares have been designated Series C Junior Participating Preferred Stock; and

  •
  6,600,000 shares remain undesignated as to a series.

        As described more fully in "GENZYME CORPORATION AND SUBSIDIARIES—SELECTED HISTORICAL FINANCIAL DATA" beginning on page 8, Genzyme previously employed a "tracking stock" structure, most recently with three series of common stock designed to track three different operating divisions of the company. Each series of junior participating preferred stock was intended to be associated with one of the series of common stock for purposes of Genzyme's stockholder rights plan. As of July 1, 2003, Genzyme eliminated its tracking stock structure, and no shares of Molecular Oncology Division Common Stock or Biosurgery Division Common Stock remain outstanding.

Proposed Modifications to Charter

        Genzyme's board of directors has approved modifications to Genzyme's charter. The proposed amended and restated charter will be submitted to Genzyme stockholders at their annual meeting on May 27, 2004. If approved, among other changes, the charter would:

  •
  eliminate the Genzyme General Division Common Stock, Biosurgery Division Common Stock and Molecular Oncology Division Common Stock designations as separate series of common stock, resulting in a single series of common stock referred to simply as "common stock";

  •
  eliminate the Series B Junior Participating Preferred Stock and Series C Junior Participating Preferred Stock designations as separate series of preferred stock;

  •
  increase the authorized number of shares of Series A Junior Participating Preferred Stock from 2,000,000 shares to 3,000,000 shares;

  •
  lower the vote required to effect a share exchange under the Massachusetts Business Corporation Act, which will be effective on July 1, 2004, from two-thirds to a majority of the outstanding stock entitled to vote; and

  •
  make changes to existing charter provisions to conform with language used in the Massachusetts Business Corporation Act.

        If the amended and restated charter is approved by Genzyme's stockholders, Genzyme will have a single series of common stock with 690,000,000 authorized shares. Outstanding shares of Genzyme common stock that currently carry the designation "Genzyme General Division Common Stock" will no longer carry that designation. More information on Genzyme's proposed modifications to its charter, as well as a form of amended and restated charter, can be found in Genzyme's proxy statement for its 2004 annual meeting of shareholders, and the descriptions of the proposed changes to Genzyme's charter in this section and elsewhere in this prospectus/proxy statement are qualified in their entirety by reference to Genzyme's proxy statement including the proposed form of amended and restated charter.

Transfer Agent and Registrar

        American Stock Transfer & Trust Company is the registrar and transfer agent for Genzyme common stock. Its telephone number is (212) 936-5100.

COMPARISON OF RIGHTS OF GENZYME AND ILEX STOCKHOLDERS

        Genzyme is a Massachusetts corporation subject to the provisions of the Massachusetts Business Corporation Law, or MBCL. ILEX is a Delaware corporation subject to the provisions of the Delaware General Corporation Law, or DGCL. Upon completion of the transaction, ILEX stockholders, whose rights are currently governed by the ILEX charter, by-laws and the DGCL, will become stockholders of Genzyme and their rights will be governed by the Genzyme charter, by-laws and Massachusetts corporation law.

        On July 1, 2004, the MBCL will be replaced by the Massachusetts Business Corporation Act, which we refer to as the MBCA. On and after that date, Genzyme will be governed by the MBCA. Genzyme's proposed amended and restated charter includes changes that reflect the provisions of the MBCA. The descriptions of Genzyme's charter and its proposed amended and restated charter in this section and elsewhere in this prospectus/proxy statement are qualified in their entirety by reference to those documents. Genzyme's board of directors may consider amending Genzyme's by-laws to reflect the effectiveness of the MBCA.

        The following description summarizes material differences that may affect the rights of holders of Genzyme and ILEX common stock. This is not a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. For additional information regarding the specific rights of holders of Genzyme capital stock, you should read the section of this proxy statement/prospectus entitled "DESCRIPTION OF GENZYME CAPITAL STOCK" beginning on page 79. You should read carefully the relevant provisions of the MBCL, the MBCA and the DGCL, the charter (current and proposed) and by-laws of Genzyme and the charter and by-laws of ILEX, which are incorporated by reference into this proxy statement/prospectus. Descriptions below that reference "Massachusetts corporation law" are applicable to both the MBCL and the MBCA.

	Rights of Genzyme Stockholders	Rights of ILEX Stockholders
Corporate Governance	The rights of Genzyme stockholders are governed by Massachusetts law and Genzyme's charter and by-laws. Upon completion of the transaction, the rights of Genzyme stockholders will continue to be governed by Massachusetts law and Genzyme's charter and by-laws.	The rights of ILEX stockholders are currently governed by Delaware law and ILEX's charter and by-laws. Upon completion of the transaction, the rights of ILEX stockholders will be governed by Massachusetts law and Genzyme's charter and by-laws.
Authorized Capital Stock	The authorized capital of Genzyme is set forth under the "DESCRIPTION OF GENZYME CAPITAL STOCK" beginning on page 79.	The authorized capital stock of ILEX consists of 100 million shares of common stock and 20 million shares of preferred stock.

Board Authority to Issue Capital Stock
Under Genzyme's existing charter, the Genzyme board of directors is authorized, without stockholder approval, to issue shares of common or preferred stock in one or more new series and to determine the preferences, voting powers, qualifications, and special or relative rights or privileges of any such series. Under Genzyme's proposed amended and restated charter, Genzyme would have a single series of common stock, and the Genzyme board of directors would be authorized, without stockholder approval, to issue additional shares of that single series of common stock. Under the proposed charter, Genzyme's board of directors would retain the authority, without stockholder approval, to determine the terms of new series of preferred stock and authorize the issuance of shares of such series.
The ILEX board of directors is authorized, without stockholder approval, to issue shares of common stock and to determine the terms of such issuance; and to issue preferred stock in one or more series and to determine the rights and preferences or shares of any such series, including the designation of such series, the number of shares constituting any such series and the stated value thereof, and the rate of dividend, redemption prices and terms of redemption, liquidation preferences, sinking fund terms, conversion terms, voting powers, and any other rights and preferences of such series consistent with the DGCL.
Dividends and Stock Repurchases
Under Massachusetts corporation law, a corporation may pay dividends or repurchase its own stock so long as:
• the corporation is solvent;
• the dividend or repurchase does not render the corporation insolvent; and
• the dividend or repurchase does not violate the corporation's charter.
Under the DGCL, a corporation may pay dividends out of surplus or net profits for the current or preceding fiscal year, provided that the capital of the corporation is not less than the aggregate liquidation preference of the corporation's outstanding stock having a preference upon distribution of assets.
	Genzyme has never paid cash dividends on its common stock.	Under ILEX's charter, holders of common stock are treated equally for the purpose of dividend rights. ILEX has never paid cash dividends on its common stock.
Liquidation Rights
In the event of a voluntary or involuntary dissolution, liquidation or winding up of Genzyme's affairs, the holders of Genzyme's common stock are entitled to receive any net assets remaining for distribution after Genzyme has satisfied or made provision for its debts and obligations and for payment to any preferred stockholders.
In the event of a voluntary or involuntary dissolution, liquidation or winding up of ILEX's affairs, the holders of ILEX common stock are entitled to receive any net assets available for distribution to holders of ILEX's capital stock after ILEX has satisfied or made provisions for the payment of its claims and obligations and has made any payments to holders of preferred stock of the full amount to which they are entitled.
Voting Rights	Holders of outstanding Genzyme common stock are entitled to one vote per share. Holders of Genzyme preferred stock have such voting rights, if any, as the board of directors may determine.	Holders of outstanding ILEX common stock are entitled to one vote per share. Holders of ILEX preferred stock have such voting rights, if any, as the board of directors may determine.
Redemption and Exchange Features
	Under Genzyme's current charter and its proposed amended and restated charter, holders of outstanding common stock have no redemption rights, and Genzyme has no option to exchange or redeem any shares of outstanding common stock.	Under ILEX's charter, holders of outstanding common stock have no redemption rights, and ILEX has no option to exchange or redeem any shares of outstanding common stock.

Meetings of Stockholders; Notice
A special meeting of stockholders may be called by the President or by the board of directors, and shall be called by the Clerk (referred to as the Secretary under the MBCA) upon the written application of stockholders who hold at least 90% (or any lesser percentage required by law) of the stock entitled to vote at the meeting.
A special meeting of stockholders may be called by the Chairman of the Board, the President, the board of directors, or the holders of at least one-fifth of the outstanding shares of ILEX stock entitled to vote on the matter for which the meeting is called.

A written notice stating the time, place and purpose of the meeting shall be given at least 7 days before the meeting to each stockholder entitled to notice. The MBCA will add the requirement that notice be given no more than 60 days prior to the meeting. In the case of a special meeting called upon the written application of stockholders, Genzyme's current by-laws provide that the meeting must be scheduled at least 60 but not more than 90 days before the meeting date, and notice, including a statement of the purposes for which the meeting is called, must be given to stockholders entitled to vote at least 20 days before the meeting. Under the MBCA, a stockholder may request that a court summarily order a special meeting if the corporation does not give notice of the special meeting within 30 days of the corporation's receipt of the written application from stockholders referenced in the preceding paragraph.
A written notice stating the time, place and purpose of the meeting shall be given at least 10 days but no more than 60 days before the meeting to each stockholder entitled to notice. Under ILEX's by-laws, written notice of special meetings must include a statement of the purposes for which the meeting is called.
Stockholder Action by Written Consent
Under Genzyme's existing charter, stockholder action may only be taken at a meeting and may not be taken by written consent. Under Genzyme's proposed amended and restated charter, stockholders may take any action without a meeting so long as they act by unanimous written consent.
Stockholders may take any action without a meeting if a consent in writing is signed by the holders of shares of outstanding stock having at least the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the matter were present and voted.
Stockholder Proposals
Genzyme's current by-laws provide that for a stockholder proposal to be brought properly before an annual meeting, the stockholder must notify Genzyme of the proposal the earlier of (1) at least 90 but not more than 120 days before the anniversary date of the prior year's annual meeting, unless there was no annual meeting in the prior year or the date of the current annual meeting is more than 30 days from the anniversary date of the prior year's annual meeting; and (2) 60 days before the annual meeting.
ILEX's by-laws do not provide a particular procedure for the consideration of stockholder proposals. Under SEC rules, however, proposals submitted for a regularly scheduled annual meeting must be received by ILEX at least 120 days before the anniversary date of ILEX's proxy statement released to stockholders in connection with the previous year's annual meeting. Proposals submitted for a meeting other than a regularly scheduled annual meeting must be submitted within a reasonable time before ILEX begins to print and mail its proxy materials.

Quorum for Meeting of Stockholders
	The holders of a majority in interest of all outstanding stock entitled to vote at a Genzyme stockholder meeting, present in person or represented by proxy, constitute a quorum for transacting business at a meeting.	The holders of a majority of the outstanding shares of ILEX stock entitled to vote at a meeting, present in person or represented by proxy, constitute a quorum for transacting business at a meeting.
Stockholder Inspection Rights
	Under Massachusetts corporation law, stockholders have the right, for a proper purpose, to inspect Genzyme's charter, by-laws, records of all meetings of stockholders, and stock and stock transfer records, including the stockholder list. Under the MBCA, this right is expanded to include records of actions taken by the board of directors. Additionally, stockholders have a qualified right to inspect other books and records of the corporation.	Under the DGCL, any stockholder has the right to inspect ILEX's stock ledger, stockholder list, and other books and records for a purpose reasonably related to the person's interest as a stockholder.
Number of Directors
Genzyme currently has eight directors and expects to have nine directors following its Annual Meeting scheduled for May 27, 2004. Genzyme's by-laws provide that the board of directors shall consist of at least three directors. The number of directors is fixed by the board and may be enlarged at any time by a vote of the majority of directors.
ILEX currently has nine directors. ILEX's by-laws provide that the board of directors shall consist of at least three and not more than eleven directors. The number of directors is fixed by the board and may be increased or decreased by amendment to the by-laws.
Classification of Board of Directors
Genzyme's charter provides that the board of directors will consist of three classes, with each class being as equal in size as possible. Each class of directors is elected for a three-year term at alternating annual meetings of the stockholders.
ILEX's by-laws provide that each director holds office until the last to occur of the next annual meeting of stockholders or until his successor is elected and qualified, or until his earlier resignation or removal. ILEX's charter and by-laws do not provide for different classes within the board of directors.
Removal of Directors
Directors may be removed only for cause by a majority vote of stockholders. Under Genzyme's by-laws, vacancies on the board of directors may be filled by the board. Vacancies resulting from the enlargement of the board may be filled by a majority of the directors then in office, though less than a quorum.
Under ILEX's by-laws, directors may be removed, with or without cause, by a majority vote of stockholders at a meeting. Vacancies on the board of directors may be filled by election at a meeting of stockholders. The board of directors may appoint a director to fill a vacancy until a meeting of stockholders is held.
Limitation on Personal Liability of Directors
Genzyme's charter provides that directors shall not be personally liable to Genzyme or its stockholders for monetary damages for breaching their fiduciary duties except to the extent eliminating or limiting their liability is not permitted under the Massachusetts corporation law.
ILEX's charter provides that directors shall not be personally liable to ILEX or its stockholders for monetary damages for breaching their duties as directors, except for liability (1) for breach of loyalty to ILEX or its stockholders, (2) for acts not in good faith or involving intentional misconduct, (3) under the section of the DGCL relating to unlawful payments of dividends, stock purchases or stock redemptions, or (4) for any transaction from which the director derived an improper personal benefit.

Indemnification of Directors and Officers
Genzyme's by-laws provide for indemnification of directors and officers for expenses and liabilities imposed upon them due to any proceeding in which they may become involved by serving or having served as directors or officers to the extent permitted by law.
ILEX's charter provides that ILEX shall, to the fullest extent permitted by the DGCL as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party, or is otherwise involved in any action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was, or has agreed to become a director or officer of ILEX, or is or was serving, or has agreed to serve at the request of ILEX as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

	Massachusetts corporation law does not explicitly address indemnifying persons against judgments in actions brought by or in the right of the corporation. The previously discussed standard applies to these cases.	The DGCL does not permit a corporation to indemnify persons against judgments in actions brought by or in the right of the corporation.
Amendments to Charter
Under Massachusetts corporation law, a majority vote of stockholders is required to amend some charter provisions, such as increasing a company's authorized capital stock. For most other amendments, Massachusetts corporation law requires a two-thirds vote, unless a lower threshold is specified in the corporation's charter. Genzyme's charter expressly permits a majority vote to make any amendments to its charter.
ILEX's charter provides that any provision in the charter may be amended by ILEX in the manner prescribed by law. Under the DGCL, a majority vote of stockholders is required to amend a company's charter.
Amendments to By-laws
Genzyme's by-laws may be amended, altered or repealed, and new by-laws may be adopted, by a majority vote of the stockholders. The directors may also make, amend or repeal the by-laws, except any by-law provision which under law, the charter or the by-laws requires a stockholder vote. If the directors make, amend or repeal any by-law, Genzyme is required to notify the stockholders of that action at or before the time notice is given of the next stockholder meeting.
ILEX's by-laws may be altered, amended or repealed, and new by-laws may be adopted, by a majority of directors present at any meeting at which a quorum (consisting of a majority of the board of directors) is present. The ILEX by-laws may also be amended by a majority vote of the stockholders.

Anti-Takeover Provisions
The Massachusetts "Business Combination" statute prohibits a Massachusetts corporation from engaging in a "business combination" with a person owning 5% or more of the corporation's voting stock, or an interested stockholder, for three years from the time the person became an interested stockholder, unless:
• the board of directors approved the stock acquisition or the combination transaction before the person becomes an interested stockholder;
• the interested stockholder acquires 90% of the outstanding voting stock of the company (excluding stock owned by directors-officers or some employee stock plans) in one transaction; or
• the business combination transaction is approved by the board of directors and by two-thirds of the outstanding voting stock not owned by the interested stockholder.
Section 203 of the DGCL prohibits a Delaware corporation from engaging in a "business combination" with a person owning 15% or more of the corporation's voting stock, or an interested stockholder, for three years following the time that person became an interested stockholder, unless:
• the board of directors approved the stock acquisition or the business combination before the person becomes an interested stockholder;
• upon consummation of the transaction resulting in the person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time such transaction commenced, excluding shares owned by directors and officers and shares owned by some employee stock plans; or
• the business combination transaction is approved by the board of directors and authorized at a stockholder meeting by the vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.
	Genzyme is subject to the Massachusetts Business Combination statute unless it elects, with stockholder approval, not to be. Genzyme has not made that election.	A Delaware corporation can elect in its charter or by-laws not to be governed by Section 203 of the DGCL. ILEX has not made that election.
Control Share Acquisition Statute
	The Massachusetts Control Share Acquisition statute provides that each and any acquisition by a person of 20%, 33 1/3% or a majority of the corporation's voting stock cannot vote the shares exceeding that threshold unless a majority of the outstanding shares not owned by the acquiror and the corporation's officers and employee-directors vote to permit it. Under its by-laws, Genzyme has elected not to be governed by this statute.	Delaware does not have a Control Share Acquisition statute.
Shareholder Rights Plan
As described in the rights agreement dated June 30, 2003 between Genzyme and American Stock Transfer & Trust Company, as rights agent, each outstanding share of Genzyme common stock also represents a right that, if triggered, will permit the holder to purchase one two-hundredth of a share of Genzyme Series A Junior Participating Preferred Stock, par value $.01 per share, at a price of $150, subject to adjustment.
As described in the rights agreement dated April 10, 2001 between ILEX and American Stock Transfer & Trust Company, as rights agent, each outstanding share of ILEX common stock also represents a right that, if triggered, will permit the holder to purchase one one-thousandth of a share of ILEX Series I Preferred Stock, par value $0.01 per share, at a price of $120, subject to adjustment.

The rights are not currently exercisable but will become exercisable upon the earlier of:
• 10 days following the public announcement that a person or group has acquired 15% or more of the voting power of Genzyme's outstanding common stock, or
• 10 days after any person or group announces a tender or exchange offer which, if completed, would result in the offeror owning 15% or more of the voting power of Genzyme's outstanding common stock.
The rights are not currently exercisable but will become exercisable upon the earlier of:
• 10 days following the public announcement that a person or group has acquired 20% or more of ILEX's outstanding common stock, or
• 10 days following the commencement of a tender or exchange offer which, if completed, would result in the offeror owning 20% or more of the outstanding shares of ILEX common stock.

When exercisable, each right permits its holder to buy that number of shares of a series of Genzyme's common stock equal in value to twice the right's purchase price. The acquirer who triggers the rights cannot exercise or transfer its rights.
When exercisable, each right permits its holder to buy that number of shares of a series of ILEX's common stock equal in value to twice the right's purchase price. The acquirer who triggers the rights cannot exercise or transfer its rights.

If any person acquiring 15% or more of the voting power of Genzyme's outstanding common stock is involved in a merger or other business combination with Genzyme in which Genzyme is not the surviving corporation, each rightholder will be allowed to buy shares of the acquiring company's common stock at half their average market value upon paying the right's purchase price.
If, after the rights are exercisable, ILEX is involved in a merger or other business combination or if 50% or more of the assets or earning power of ILEX and its subsidiaries are sold, each rightholder will be allowed to buy shares of the acquiring company's common stock at half their average market value upon paying the right's purchase price.

The rights expire on March 28, 2009 unless redeemed. The Genzyme board of directors may redeem the rights at $0.0005 per right any time before the tenth day after the 15% or greater acquisition. The rights have anti-takeover effects. They can cause substantial dilution to a person or group that attempts to acquire Genzyme on terms that are not approved by the board of directors. The rights should not interfere with any merger or other business combination that Genzyme's board of directors approves since Genzyme can redeem the rights before they become exercisable or amend the rights agreement.
The rights will expire on April 10, 2011, unless redeemed. The ILEX board of directors may redeem the rights at $.001 per right any time before the tenth day after the 20% or greater acquisition. The rights have anti-takeover effects. They can cause substantial dilution to a person or group that attempts to acquire ILEX on terms that are not approved by the board of directors. The rights should not interfere with any merger or other business combination that ILEX's board of directors approves since ILEX can redeem the rights before they become exercisable.

ILEX has amended its rights agreement to provide that the transaction between Genzyme and ILEX will not trigger exercisability of the rights, and that the rights plan will terminate immediately prior to the effective time of the first merger.

Provisions Relating to Some Business Combinations
Under Massachusetts corporation law, the affirmative vote of two-thirds of the outstanding shares of each class of stock (or such lower proportion permitted by the charter, but not less than a majority) is required to authorize a merger or consolidation of Genzyme into any other corporation, or the sale of all or substantially all of Genzyme's assets. Genzyme's charter provides that a majority of the outstanding shares must approve a merger, consolidation or sale of all or substantially all of Genzyme's assets. Genzyme's amended and restated charter would provide for majority, rather than two-thirds, approval for a share exchange, a type of transaction contemplated by the MBCA but not the MBCL.
The DGCL generally requires the affirmative vote of a majority of the outstanding stock of the corporation to authorize or approve any agreement providing for a merger or consolidation of the corporation.
Appraisal or Dissenters' Rights
Under Massachusetts corporation law, a properly dissenting stockholder is entitled to receive the appraised value of his shares when the corporation votes to:
• sell, lease, or exchange all or substantially all of its property and assets;
• adopt an amendment to its charter that adversely affects the rights of the stockholder; or
• merge or consolidate with another corporation.

 In addition to the above, the MBCA will provide for appraisal rights when the corporation votes to consummate a share exchange.

 No appraisal rights are available, however, to stockholders of a corporation surviving a merger if the merger does not require the approval of those stockholders.
In order to exercise appraisal rights, stockholders must not vote in favor of the corporate action triggering the appraisal right. Also, they must send the corporation a written objection to the corporate action stating their intention to demand payment for their shares. A stockholder entitled to appraisal rights with respect to a corporate action may not otherwise challenge the corporate action, unless the corporate action is unlawful or fraudulent with respect to the stockholder or the corporation.
Under the DGCL, the right of dissenting stockholders to obtain the fair value for their shares is available in connection with some mergers and consolidations. Unless otherwise provided in the corporate charter, appraisal rights are not available to stockholders when the corporation will be the surviving corporation in a merger and no vote of its stockholders is required to approve the merger. In addition, no appraisal rights are available to holders of shares of any class of stock which is either (1) listed on a national securities exchange or (2) designated as a national market system security on an interdealer quotation system by the NASD, unless those stockholders are required by the terms of the merger or consolidation to accept anything for their stock other than one or more of the following:
• shares of stock of the surviving corporation;
• shares of stock of another corporation which, on the effective date of the merger or consolidation, are of the kind described in (1) or (2) above; and
• cash instead of fractional shares of stock.

LEGAL MATTERS

        The validity of the Genzyme common stock to be issued in the first merger and the tax treatment of the transaction will be passed upon for Genzyme by Ropes & Gray LLP, Boston, Massachusetts.

        The tax treatment of the transaction will be passed upon for ILEX by Fulbright & Jaworski L.L.P., San Antonio, Texas.

EXPERTS

        The financial statements of Genzyme incorporated in this proxy statement/prospectus by reference to Genzyme's annual report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of ILEX Oncology, Inc. at December 31, 2003 and 2002, and for each of the two years in the period ended December 31, 2003, incorporated by reference in this proxy statement/prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains two explanatory paragraphs describing the adoption of Statement of Financial Accounting Standards No. 142 and audit procedures relating to certain revisions to the 2001 financial statements for reclassification adjustments and conforming disclosures that were applied to revise the 2001 financial statements described in Note 2 to the consolidated financial statements; the 2001 financial statements were audited by other auditors who have ceased operations and for which Ernst & Young LLP has expressed no opinion or other form of assurance on the 2001 financial statements taken as a whole) incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

OTHER MATTERS

        ILEX does not presently intend to bring before its special meeting any matters other than those specified in the notice accompanying this proxy statement/prospectus, and neither Genzyme nor ILEX has any knowledge of any other matters that may be brought up by other persons. However, if any other matters come before the ILEX special meeting or any adjournments or postponements of that meeting, the persons named in the enclosed form of the ILEX proxy, including any substitutes, will use their best judgment to vote the proxies.

FUTURE ILEX STOCKHOLDER PROPOSALS

        If the transaction is not consummated, or is not consummated within the time period currently contemplated, ILEX will hold its 2004 annual meeting of stockholders. The ILEX board of directors would make provision for presentation of proposals by stockholders at this meeting, provided such proposals were submitted to ILEX by eligible stockholders who complied with relevant SEC regulations. Stockholder proposals would need to be submitted within a reasonable time before ILEX begins to print and mail its proxy materials related to such a meeting.

WHERE YOU CAN FIND MORE INFORMATION

        Genzyme and ILEX file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Genzyme and ILEX file with the SEC at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at http://www.sec.gov.

        Genzyme filed a registration statement on Form S-4 to register with the SEC the Genzyme common stock to be issued to ILEX stockholders in the first merger. This proxy statement/prospectus is a part of that registration statement and constitutes a Genzyme prospectus in addition to being an ILEX proxy statement. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in Genzyme's registration statement or the exhibits to the registration statement.

        The SEC allows Genzyme and ILEX to "incorporate by reference" information into this proxy statement/prospectus, which means that the companies can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or in later-filed documents incorporated by reference in this proxy statement/prospectus.

        This proxy statement/prospectus incorporates by reference the documents set forth below that Genzyme and ILEX have previously filed with the SEC. These documents contain important business and financial information about the companies that is not included in or delivered with this proxy statement/prospectus.

GENZYME FILINGS (FILE NO. 0-14680)	PERIOD AND/OR DATE FILED
Annual Report on Form 10-K	Fiscal year ended December 31, 2003, filed on March 15, 2004
Quarterly Report on Form 10-Q	Fiscal quarter ended March 31, 2004, filed on May 7, 2004
Current Report on Form 8-K	Filed on February 27, 2004
Current Report on Form 8-K	Filed on April 8, 2004
Proxy Statement on Schedule 14A	Filed on April 22, 2004
The description of Genzyme common stock contained in Genzyme's Registration Statement on Form 8-A/A	Filed on July 1, 2003
The description of Genzyme stock purchase rights contained in Genzyme's Registration Statement on Form 8-A/A	Filed on July 1, 2003

ILEX FILINGS (FILE NO. 0-23413)	PERIOD AND/OR DATE FILED
Annual Report on Form 10-K	Fiscal year ended December 31, 2003, filed on March 12, 2004
Amended Annual Report on Form 10-K/A	Fiscal year ended December 31, 2003, filed on May 3, 2004
Quarterly Report on Form 10-Q	Fiscal quarter ended March 31, 2004, filed on May 7, 2004
Current Report on Form 8-K	Filed on February 27, 2004
The description of ILEX common stock contained in ILEX's Registration Statement on Form 8-A	Filed on February 11, 1997
The description of ILEX stock purchase rights contained in ILEX's Registration Statement on Form 8-A	Filed on April 19, 2001

        Genzyme and ILEX also incorporate by reference additional documents that may be filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the ILEX special meeting, including any adjournments or postponements. These include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

        Genzyme has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Genzyme, and ILEX has supplied all information relating to ILEX.

        If you are a Genzyme or ILEX stockholder, the companies may have previously sent you some of the documents incorporated by reference, but you can obtain any of them through the companies, the SEC or the SEC's Internet web site as described above. Documents incorporated by reference are available from the companies without charge, excluding all exhibits, except that if the companies have specifically incorporated by reference an exhibit in this proxy statement/prospectus, the exhibit will also be provided without charge. You may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

Genzyme Corporation 500 Kendall Street Cambridge, Massachusetts 02142 (617) 252-7500 Attention: Corporate Communications	ILEX Oncology, Inc. 4545 Horizon Hill Boulevard San Antonio, Texas 78229 (210) 949-8200 Attention: Investor Relations

You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. Genzyme and ILEX have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated                        , 2004. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of Genzyme common stock in the first merger creates any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER
AMONG
GENZYME CORPORATION, GLBC CORP., GLBC LLC AND
ILEX ONCOLOGY, INC.

Dated as of February 26, 2004

A-i

2.16	Employee Benefit Plans	A-17
2.17	Employee Relations	A-18
2.18	Environmental Matters	A-19
2.19	No Breach	A-21
2.20	Board Approvals	A-22
2.21	Financial Advisor	A-22
2.22	Proxy Statement and Registration Statement	A-22
SECTION 3—REPRESENTATIONS AND WARRANTIES OF PARENT		A-22
3.1	Organization and Qualification	A-23
3.2	Authority to Execute and Perform Agreement	A-23
3.3	Capitalization	A-23
3.4	SEC Reports	A-23
3.5	Financial Statements	A-24
3.6	Absence of Undisclosed Liabilities	A-24
3.7	Absence of Adverse Changes	A-24
3.8	Actions and Proceedings	A-24
3.9	Intellectual Property	A-24
3.10	No Breach	A-24
3.11	Proxy Statement and Registration Statement	A-25
3.12	LLC	A-25
3.13	Sub	A-25
SECTION 4—COVENANTS AND AGREEMENTS		A-25
4.1	Conduct of Business	A-25
4.2	Corporate Examinations and Investigations	A-28
4.3	Expenses	A-28
4.4	Authorization from Others	A-28
4.5	Further Assurances	A-28
4.6	Preparation of Disclosure Documents	A-29
4.7	Public Announcements	A-30
4.8	Affiliate Letters	A-30
4.9	Nasdaq Listings	A-30
4.10	No Solicitation	A-30
4.11	Regulatory Filings	A-31

A-ii

4.12	Notification of Certain Matters	A-32
4.13	Registration of Certain Shares	A-32
4.14	Employee Matters	A-32
4.15	Indemnification	A-33
4.16	Section 16 Approval	A-33
4.17	Participation in Certain Actions and Proceedings	A-33
4.18	Tax Elections and Reporting	A-33
SECTION 5—CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EACH PARTY TO CONSUMMATE THE MERGERS		A-34
5.1	Stockholder Approval	A-34
5.2	Registration Statement	A-34
5.3	Absence of Order	A-34
5.4	Regulatory Approvals	A-34
5.5	HSR Act	A-34
5.6	Nasdaq	A-34
SECTION 6—CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PARENT, LLC AND SUB TO CONSUMMATE THE MERGERS		A-34
6.1	Representations, Warranties and Covenants	A-34
6.2	Corporate Certificates	A-35
6.3	Secretary's Certificate	A-35
6.4	Affiliate Letters	A-35
6.5	Tax Opinion	A-35
6.6	Consents	A-35
6.7	FIRPTA Certificate	A-35
6.8	Pending Litigation	A-35
SECTION 7—CONDITIONS PRECEDENT TO THE OBLIGATION OF COMPANY TO CONSUMMATE THE MERGERS		A-35
7.1	Representations, Warranties and Covenants	A-35
7.2	Tax Opinion	A-36
7.3	Merger Documents	A-36
SECTION 8—TERMINATION, AMENDMENT AND WAIVER		A-36
8.1	Termination	A-36
8.2	Effect of Termination	A-37
8.3	Termination Fee	A-37

A-iii

8.4	Amendment	A-38
8.5	Waiver	A-38
SECTION 9—MISCELLANEOUS		A-38
9.1	No Survival	A-38
9.2	Notices	A-38
9.3	Entire Agreement	A-39
9.4	Governing Law	A-39
9.5	Binding Effect; No Assignment; No Third-Party Beneficiaries	A-39
9.6	Section Headings	A-39
9.7	Counterparts	A-40
9.8	Severability	A-40
9.9	Submission to Jurisdiction; Waiver	A-40
9.10	Enforcement	A-40
9.11	Rules of Construction	A-40
9.12	Waiver of Jury Trial	A-40

A-iv

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of February 26, 2004 is among Genzyme Corporation ("Parent"), a Massachusetts corporation, GLBC Corp. ("Sub"), a newly-formed Delaware corporation and a direct wholly-owned subsidiary of Parent, GLBC LLC ("LLC"), a newly formed Delaware limited liability company and a direct wholly-owned subsidiary of Parent, and ILEX Oncology, Inc. ("Company"), a Delaware corporation. The parties wish to effect a strategic business combination.

R E C I T A L S

        A.    For United States Federal income tax purposes, it is intended that the Mergers (as defined in Section 1.1(b)) will qualify as a single reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement constitutes a plan of reorganization within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. For financial accounting purposes, it is intended that the First Merger (as defined in Section 1.1(a)) will be accounted for using the purchase method of accounting.

        B.    For purposes of this Agreement, "Parent Common Stock" shall mean Genzyme General Division Common Stock, $0.01 par value per share, of Parent as such series may be redesignated or undesignated, together with an associated GGD Stock Purchase Right, as such rights may be redesignated, under Parent's Amended and Restated Renewed Rights Agreement, as amended ("Parent's Rights Plan").

        In consideration of the mutual representations, warranties and covenants contained herein, the parties hereto agree as follows:

SECTION 1—THE MERGERS

        1.1    The Mergers.

          (a)   Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2), Company and Sub shall consummate a merger (the "First Merger") pursuant to which (i) Sub shall be merged with and into Company and the separate corporate existence of Sub shall thereupon cease, (ii) Company shall be the successor or surviving entity in the First Merger (sometimes referred to herein as the "First Surviving Entity") and shall continue to be governed by the laws of the State of Delaware and (iii) the separate corporate existence of Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the First Merger. The First Surviving Entity shall be a direct wholly-owned subsidiary of Parent and shall succeed to and assume all the rights and obligations of Sub and Company in accordance with the Delaware General Corporation Law (the "DGCL").

          (b)   Subject to the terms and conditions of this Agreement, promptly after, and conditioned upon the occurrence of, the Effective Time, and in any event by 11:59 p.m. on the date on which the Effective Time occurs, Company and LLC shall consummate a merger (the "Second Merger" and, together with the First Merger, the "Mergers") pursuant to which (i) Company shall be merged with and into LLC and the separate corporate existence of Company shall thereupon cease, (ii) LLC shall be the successor or surviving entity in the Second Merger (sometimes referred to herein as the "Second Surviving Entity") and shall continue to be governed by the laws of the State of Delaware and (iii) the separate existence of LLC, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Second Merger. The Second Surviving Entity shall succeed to and assume all the rights and obligations of LLC and Company in accordance with the DGCL and Delaware Limited Liability Company Act (the "DLLCA").

          (c)   Pursuant to the First Merger, (i) the Certificate of Incorporation of Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the First

  Surviving Entity until the earlier of (A) amendment as provided by law and such Certificate of Incorporation or (B) the Second Merger, and (ii) the By-laws of Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the First Surviving Entity until the earlier of (A) amendment as provided by law, such Certificate of Incorporation and such By-laws or (B) the Second Merger.

          (d)   Pursuant to the Second Merger, the Limited Liability Company Agreement of LLC, as in effect immediately prior to the effective time of the Second Merger, shall be the Limited Liability Company Agreement of the Second Surviving Entity until thereafter amended as provided by law and such Limited Liability Company Agreement. The Second Merger shall have the effects set forth in the DGCL and the DLLCA.

        1.2    Effective Time.

          (a)   Parent, Sub and Company shall cause a certificate of merger with respect to the First Merger (the "First Certificate of Merger") in the form of Exhibit A to be filed on the Closing Date (as defined in Section 1.3), or on such other date as Parent and Company may agree, with the Secretary of State of the State of Delaware (the "Secretary of State") as provided in the DGCL. The First Merger shall become effective on the date on which the Certificate of Merger pursuant to Section 251 of the DGCL and any other documents necessary to effect the First Merger in accordance with the DGCL are duly filed with the Secretary of State (the "First Merger Filing") or such other time as is specified in the First Certificate of Merger, and such time is hereinafter referred to as the "Effective Time."

          (b)   Parent, LLC and Company shall cause a certificate of merger with respect to the Second Merger (the "Second Certificate of Merger") in the form of Exhibit B, to be filed on the Closing Date, or on such other date as Parent and Company may agree, with the Secretary of State as provided in the DGCL and the DLLCA. The Second Merger shall become effective on the date on which the Second Certificate of Merger pursuant to Section 264 of the DGCL and Section 18-209 of the DLLCA and any other documents necessary to effect the Second Merger in accordance with the DGCL and the DLLCA are duly filed with the Secretary of State (the "Second Merger Filing" and, together with the First Merger Filing, the "Merger Filings") or such other time as is specified in the Second Certificate of Merger.

        1.3    Closing.    The closing of the Mergers (the "Closing") shall take place at 9:00 a.m., Eastern time, on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Sections 5, 6 and 7 that are susceptible to satisfaction prior to the Closing (the "Closing Date"), at the offices of Ropes & Gray LLP, One International Place, Boston, Massachusetts 02110, or such other date or place as agreed to in writing by the parties hereto.

        1.4    Directors and Officers of the First Surviving Entity.    The directors and officers of Company at the Effective Time shall, from and after the Effective Time and prior to the effective time of the Second Merger, be the directors and officers, respectively, of the First Surviving Entity, until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the First Surviving Entity's Certificate of Incorporation and By-laws.

        1.5    Effects of the Mergers.

          (a)   At and after the Effective Time, the First Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Sub shall be vested in the First Surviving Entity, and all debts, liabilities and duties of Company and Sub shall become the debts, liabilities and duties of the First Surviving Entity.

          (b)   At and after the effective time of the Second Merger, the Second Merger shall have the effects set forth in the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at such effective time of the Second Merger all the property, rights, privileges, powers and franchises of the First Surviving Entity and LLC shall be vested in the Second Surviving Entity, and all debts, liabilities and duties of the First Surviving Entity and LLC shall become the debts, liabilities and duties of the Second Surviving Entity.

        1.6    Conversion of Common Stock.

          (a)    Merger Consideration in the First Merger.    At the Effective Time, by virtue of the First Merger and without any action on the part of Parent, Sub or Company:

              (i)  Subject to payment of cash in lieu of fractional shares as provided below, each share of Company common stock, $0.01 par value per share (together with the associated rights (the "Rights") under the Company Rights Plan (as defined in Section 2.20(c)) "Company Common Stock") outstanding immediately prior to the Effective Time, other than shares held by Company as treasury stock and shares held by Parent or Sub, shall be cancelled and extinguished and automatically converted into and become the right to receive a fraction of a share of Parent Common Stock equal to the Exchange Ratio (the "Per Share Stock Consideration"). The "Exchange Ratio" shall equal $26.00 divided by the Parent Share Price and rounded to four decimal places; provided however, that if the Parent Share Price is greater than $59.88, then the Exchange Ratio shall equal 0.4342 and if the Parent Share Price is less than $46.58, then the Exchange Ratio shall equal 0.5582. The "Parent Share Price" shall mean the average (rounded to the nearest cent) of the per share closing prices of Parent Common Stock as reported by the NASDAQ National Market for the twenty trading days ending on the fifth trading day prior to the Closing Date.

             (ii)  If prior to the Effective Time there is a change in the number of issued and outstanding shares of Parent Common Stock as the result of reclassification, subdivision, recapitalization, stock split (including reverse stock split) or stock dividend, the Exchange Ratio shall be equitably adjusted to give effect to such event. If prior to the Effective Time there is a change in the number of issued and outstanding shares of Company Common Stock as the result of reclassification, subdivision, recapitalization, stock split (including reverse stock split) or stock dividend, the Exchange Ratio shall be equitably adjusted to give effect to such event.

            (iii)  The shares of Parent Common Stock payable pursuant to this Section 1.6(a), together with cash payments in lieu of fractional shares pursuant to Section 1.6(b), are referred to collectively as the "Merger Consideration."

          (b)    No Fractional Shares.    No fractional shares of Parent Common Stock shall be issued pursuant to this Agreement. In lieu of fractional shares, each stockholder who would otherwise have been entitled to a fraction of a share of Parent Common Stock hereunder (after aggregating all fractional shares to be received by such stockholder), shall receive, without interest, an amount in cash (rounded to the nearest whole cent) determined by multiplying such fraction by the last sale price of a share of Parent Common Stock as reported by the NASDAQ National Market on the date during which the Effective Time occurs.

          (c)    Cancelled Stock.    All shares of Company Common Stock (and the associated Rights) held at the Effective Time by Company as treasury stock or by Parent or Sub shall be cancelled and extinguished and no payment shall be made with respect thereto.

          (d)    Sub Stock.    In the First Merger, each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock of the First Surviving Entity.

        1.7    Company Options and Purchase Rights.

          (a)   At the Effective Time, each outstanding option to purchase shares of Company Common Stock (the "Company Options") granted under Company's 1995 Stock Option Plan, Second Amended and Restated 1996 Non-Employee Director Stock Option Plan, 2000 Employee Stock Compensation Plan, Non-Employee Director Stock Option Agreements listed on Section 1.7(a) of the Company Disclosure Schedule (as defined in Section 2), and 2001 UK Employee Stock Compensation Plan (the "Company Stock Option Plans") shall be assumed by Parent. Each Company Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Stock Option Plan or in the applicable stock option agreement or certificate immediately prior to the Effective Time (including, without limitation, any repurchase rights), except (i) that each Company Option shall be exercisable (or shall become exercisable in accordance with its terms) for that number of shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, (ii) that the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent and (iii) for the vesting of such options may have been accelerated as indicated on Section 2.3(b) of the Company Disclosure Schedule. After the Effective Time, Parent shall issue to each holder of an outstanding Company Option a notice describing the foregoing assumption of such Company Options by Parent. The adjustments provided herein with respect to any Company Options that are "incentive stock options" as defined in Section 422 of the Code shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code so as to preserve the benefits of such "incentive stock options."

          (b)   Company shall amend its 2000 Employee Stock Purchase Plan, as amended (the "Company Purchase Plan") so that as of the Closing Date (i) the Company Purchase Plan is terminated, (ii) no further contributions, through payroll deductions or otherwise, will be made under the Company Purchase Plan, and (iii) there will be no outstanding rights of participants under the Company Purchase Plan. Prior to the Closing Date, Company will take all actions (including, if appropriate, amending the terms of the Company Purchase Plan) that are necessary to give effect to this Section 1.7(b).

        1.8    Closing of Company Transfer Books.    At the Effective Time, the stock transfer books of Company shall be closed and no further registration of transfers of shares of Company Common Stock shall thereafter be made. On or after the Effective Time, any Certificates (as defined in Section 1.9) presented to the Exchange Agent or Parent for any reason shall be converted into the right to receive Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 1.13.

        1.9    Exchange of Certificates.

          (a)   Parent shall authorize American Stock Transfer & Trust Company or one or more other persons reasonably acceptable to Company to act as Exchange Agent in connection with the First Merger (the "Exchange Agent"). Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to former record holders of shares of Company Common Stock letters of transmittal and instructions for surrendering their certificates formerly representing shares of Company Common Stock ("Certificates") in exchange for Merger Consideration. The fees and expenses of the Exchange Agent shall be paid by Parent, and Parent shall indemnify Company against actions taken by the Exchange Agent pursuant hereto and pursuant to any Exchange Agent agreement other than for acts or omissions which constitute willful misconduct or gross negligence, pursuant to the agreement with Exchange Agent.

          (b)   Promptly after the Effective Time, Parent shall deliver to the Exchange Agent sufficient shares of Parent Common Stock to satisfy Merger Consideration and sufficient cash to satisfy payments for fractional shares. After the Effective Time, upon receipt of Certificates for cancellation, together with a properly completed letter of transmittal (which shall specify that delivery shall be effected, and risk of loss of, and title to, the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and other requested documents and in accordance with the instructions thereon, the holder of such Certificates shall be entitled to receive in exchange therefor (i) a certificate representing that number of whole shares of Parent Common Stock into which the shares of Company Common Stock theretofore represented by the Certificates so surrendered shall have been converted pursuant to Section 1.6(a)(i) and (ii) a check in the amount of any cash due pursuant to Sections 1.6(b) and 1.13. No interest shall be paid or shall accrue on any such amounts.

          (c)   Until surrendered in accordance with the provisions of this Section 1.9, each Certificate shall represent for all purposes only the right to receive Merger Consideration and, if applicable, amounts under Section 1.13. Shares of Parent Common Stock into which shares of Company Common Stock shall be converted in the First Merger at the Effective Time shall be deemed to have been issued at the Effective Time. If any certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the Certificate surrendered is registered, it shall be a condition of such exchange that the person requesting such exchange deliver to the Exchange Agent all documents necessary to evidence and effect such transfer and pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Beginning the date which is six months following the Closing Date, Parent shall act as the Exchange Agent and thereafter any holder of an unsurrendered Certificate shall look solely to Parent for any amounts to which such holder may be due, subject to applicable law. Notwithstanding any other provisions of this Agreement, any portion of the Merger Consideration remaining unclaimed five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to, or become property of, any governmental entity) shall, to the extent permitted by law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

        1.10    No Liability.    None of Parent, the First Surviving Entity, the Second Surviving Entity or the Exchange Agent shall be liable to any person in respect of any shares (or dividends or distributions with respect thereto) or cash payments delivered to a public official pursuant to any applicable escheat, abandoned property or similar law.

        1.11    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it or its affiliates or agents with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and any amounts due pursuant to Section 1.13.

        1.12    Withholding Rights.    Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made.

        1.13    Distributions with Respect to Unexchanged Shares.    No dividend or other distribution declared with respect to Parent Common Stock with a record date after the date during which the Effective Time occurs shall be paid to holders of unsurrendered Certificates or holders who comply with the provisions of Section 1.11 (with regard to lost certificates) until such holders surrender such Certificates or submit an affidavit (and any reasonably required bond) in accordance with Section 1.11. Upon the surrender of such Certificates in accordance with Section 1.9 or submission of an affidavit (and any reasonably required bond) in accordance with Section 1.11, there shall be paid to such holders, promptly after such surrender or submission, as the case may be, the amount of dividends or other distributions, without interest, declared with a record date after the date during which the Effective Time occurs and not paid because of the failure to surrender such Certificates for exchange.

        1.14    Additional Matters.    At and after the Effective Time, the officers and directors of Company prior to the Second Merger and the agents of LLC following the Second Merger shall be authorized to execute and deliver, in the name and on behalf of Company, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Company, any other actions and things to vest, perfect or confirm of record or otherwise in the First Surviving Entity or the Second Surviving Entity, as the case may be, any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the First Surviving Entity or the Second Surviving Entity, as the case may be, as a result of, or in connection with, the Mergers.

        1.15    Conversion of Shares in Second Merger.    At the effective time of the Second Merger, by virtue of the Second Merger and without any action on the part of any party hereto or any holder of any capital stock of the First Surviving Entity or any member interests in LLC, and conditioned upon the prior occurrence of the Effective Time, all of the capital stock of the First Surviving Entity issued and outstanding immediately prior to the Second Merger shall be converted into member interests in LLC, and all member interests in LLC immediately prior to the effective time of the Second Merger shall continue to be outstanding following such effective time and shall be unaffected by the Second Merger.

SECTION 2—REPRESENTATIONS AND WARRANTIES OF COMPANY

        Except as set forth on the disclosure schedule delivered by Company to Parent on the date hereof (the "Company Disclosure Schedule"), the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer, Company hereby makes the following representations and warranties to, and agreements with, Parent, Sub and LLC:

        2.1    Organization and Qualification.

          (a)   Each of Company and each Company Subsidiary (as defined in Section 2.4(a)) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has corporate or similar power and authority to own, lease and operate its assets and to carry on its business as now being and as heretofore conducted. Each of Company and each Company Subsidiary is qualified or otherwise authorized to transact business as a foreign corporation or other organization in all jurisdictions in which such qualification or authorization is required by law, except for jurisdictions in which the failure to be so qualified or authorized would not reasonably be expected to have a Company Material Adverse Effect. "Company Material Adverse Effect" shall mean a material adverse effect on the assets, properties, business, results of operations or financial condition of Company, or its successor entities, and the Company Subsidiaries, taken as a whole; provided that a "Company Material Adverse Effect" shall not include any such adverse effect primarily related to (i) Company's acts or omissions required by the terms of this Agreement (ii) the economy or securities markets of the United States in general or (iii) conditions affecting the biotechnology and biopharmaceutical industries generally, in the case of (ii) or (iii), without a disproportionate impact on Company and the Company Subsidiaries.

          (b)   Company has previously provided or made available to Parent true and complete copies of the charter and by-laws or other organizational documents of Company and each Company Subsidiary as presently in effect, and none of Company or any Company Subsidiary is in default in the performance, observation or fulfillment of such documents, except, in the case of Company Subsidiaries, such defaults that, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

        2.2    Authority to Execute and Perform Agreement.    Company has the corporate power and authority to enter into, execute and deliver this Agreement and, subject, in the case of consummation of the Mergers, to the adoption of this Agreement by the holders of Company Common Stock, to perform fully its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Company. No other action on the part of Company is necessary to consummate the transactions contemplated hereby (other than adoption of this Agreement by the holders of Company Common Stock). This Agreement has been duly executed and delivered by Company and constitutes a valid and binding obligation of Company, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The affirmative approval of the holders of a majority of the shares of Company Common Stock outstanding is the only vote of holders of Company capital stock required to adopt and approve this Agreement and the Mergers.

        2.3    Capitalization and Title to Shares.

          (a)   Company is authorized to issue 100,000,000 shares of Company Common Stock, of which 39,061,379 shares were issued and outstanding as of February 11, 2004. All of the issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of pre-emptive rights.

          (b)   Company has reserved 6,275,000 shares of Company Common Stock for issuance pursuant to all of the Company Options. Company Options to purchase 4,188,503 shares of Company Common Stock were outstanding as of February 25, 2004. Section 2.3(b) of the Company Disclosure Schedule includes a true and complete list of all Company Options outstanding as of February 25, 2004, which schedule shows the underlying shares that have vested, the applicable vesting and acceleration provisions, the expiration date, and whether the option is an incentive stock option. No Company Options have been granted since February 25, 2004. True and complete copies of all instruments (or the forms of such instruments) referred to in this section have been furnished or made available to Parent. Except as set forth in Section 2.3(b) of the Company Disclosure Schedule, Company is not obligated to accelerate the vesting of any Company Options as a result of the Mergers. Each Company Stock Option Plan (including all amendments) has been duly approved by Company's stockholders.

          (c)   Company has reserved 250,000 shares of Company Common Stock for future issuance under the Company Purchase Plan.

          (d)   Company is authorized to issue 20,000,000 shares of Preferred Stock ("Company Preferred Stock"), none of which are issued and outstanding.

          (e)   Except as set forth in Section 2.3(e) of the Company Disclosure Schedule, and except for (i) shares indicated as issued and outstanding on February 11, 2004 in Section 2.3(a) and (ii) shares issued after such date upon (A) the exercise of outstanding Company Options listed in Section 2.3(b) of the Company Disclosure Schedule or granted after the date of this Agreement without violating the terms of this Agreement or (B) the exercise of purchase rights in accordance with the Company Purchase Plan in an amount not in excess of the number indicated as reserved for such purpose in Section 2.3(c), there are not as of the date hereof, and at the Effective Time there will not be, any shares of Company Common Stock issued and outstanding.

          (f)    Company's authorized capital stock consists solely of the Company Common Stock described in Section 2.3(a) and the Company Preferred Stock described in Section 2.3(d). Except as set forth in Section 2.3(f)(i) of the Company Disclosure Schedule, there are not as of the date hereof, and at the Effective Time there will not be, authorized or outstanding any subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, or other agreements, claims or commitments of any nature whatsoever obligating Company to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, additional shares of the capital stock or other securities of Company or obligating Company to grant, extend or enter into any such agreement, other than Company Options listed in Section 2.3(b) of the Company Disclosure Schedule or granted after the date of this Agreement without violating the terms of this Agreement and rights to purchase shares of Company Common Stock pursuant to the Company Purchase Plan in an amount not in excess of the number indicated as reserved for such purpose in Section 2.3(c). To the Knowledge of Company, as of the date of this Agreement, there are no stockholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of Company. "Knowledge of Company" means the actual knowledge after reasonable inquiry of the individuals named in Section 2.3(f)(ii) of the Company Disclosure Schedule.

          (g)   Neither Company nor any Company Subsidiary beneficially owns any shares of capital stock of Parent.

          (h)   Company has no outstanding bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders may vote.

        2.4    Company Subsidiaries.

          (a)   Section 2.4(a) of the Company Disclosure Schedule sets forth a true and complete list of the names, jurisdictions of organization and capitalization of each Company Subsidiary and, for Company and each Company Subsidiary, the jurisdictions in which it is qualified to do business. Section 2.4(a) of the Company Disclosure Schedule also sets forth for each such subsidiary the individuals who comprise the board of directors or comparable body for each such entity. To the extent requested by Parent, Company agrees to take, or cause to be taken, the actions necessary so that those individuals will resign and be replaced by individuals specified by Parent effective as of the Effective Time. All issued and outstanding shares or other equity interests of each Company Subsidiary are owned directly by Company or another Company Subsidiary free and clear of any charges, liens, encumbrances, security interests or adverse claims. As used in this Agreement, "Company Subsidiary" means any corporation, partnership or other organization, whether incorporated or unincorporated, of which (i) Company or any Company Subsidiary is a general partner or (ii) at least 50% of the securities or other interests having voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, partnership or other organization are directly or indirectly owned or controlled by Company or by any Company Subsidiary, or by Company and one or more Company Subsidiary.

          (b)   There are not as of the date hereof, and at the Effective Time there will not be, any subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, or other agreements, claims or commitments of any nature whatsoever obligating any Company Subsidiary to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, shares of the capital stock or other securities of Company or any Company Subsidiary or obligating Company or any Company Subsidiary to grant, extend or enter into any such agreement. To the Knowledge of Company, there are no stockholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of any Company Subsidiary.

          (c)   Section 2.4(c) of the Company Disclosure Schedule sets forth, for each Company Joint Venture, the interest held by Company and the jurisdiction in which such Company Joint Venture is organized. Interests in Company Joint Ventures held by Company are held directly by Company or a Company Subsidiary, free and clear of any charges, liens, encumbrances, security interests or adverse claims. The term "Company Joint Venture" means any corporation or other entity (including partnership, limited liability company and other business association) that is not a Company Subsidiary and in which Company or one or more Company Subsidiaries owns an equity interest (other than equity interests held for passive investment purposes which are less than 10% of any class of the outstanding voting securities or other equity of any such entity).

        2.5    SEC Reports.    Company previously has made available to Parent (i) its Annual Report on Form 10-K for the year ended December 31, 2002 (the "Company 10-K"), as filed with the Securities and Exchange Commission (the "SEC"), (ii) all proxy statements relating to Company's meetings of stockholders held or to be held after December 31, 2002 and (iii) all other documents filed by Company with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act") since January 1, 1999 and prior to the date of this Agreement (the "Company SEC Reports"). As of their respective dates, or, if amended, as of the date of the most recent amendment, such documents complied, and all documents filed by Company with the SEC under the Exchange Act between the date of this Agreement and the Closing Date will comply, in all material respects, with applicable SEC requirements and did not, or in the case of documents filed on or after the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The parties agree that failure of Company's chief executive officer or chief financial officer to provide an unqualified certification in any certification required to be filed with any document filed with the SEC between the date of this Agreement and the Closing Date will constitute an event that has a Company Material Adverse Effect. On and since January 1, 2003, Company has timely filed, and between the date of this Agreement and the Closing Date shall timely file, with the SEC all periodic reports required to be filed by it under the Exchange Act. No Company Subsidiary is required to file any form, report or other document with the SEC.

        2.6    Financial Statements.    The consolidated financial statements contained in the Company 10-K and in Company's quarterly report on Form 10-Q for the quarter ended September 30, 2003 (the "Company 10-Q") have, in all material respects, been prepared from, and are in accordance with, the books and records of Company and fairly present the consolidated financial condition and results of operations of Company and the Company Subsidiaries, taken as a whole, as of and for the periods presented therein, all in conformity with generally accepted accounting principles applied on a consistent basis, except as otherwise indicated therein and subject in the case of the unaudited financial statements included in the Company 10-Q to normal year-end and audit adjustments, which in the aggregate are not material, and the absence of notes in the unaudited financial statements.

        2.7    Absence of Undisclosed Liabilities.    As of December 31, 2002, Company and the Company Subsidiaries had no material liabilities of any nature, whether accrued, absolute, contingent or otherwise (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for taxes due or then accrued or to become due), required to be reflected or disclosed in the balance sheet dated December 31, 2002 (or the notes thereto) included in the Company 10-K (the "Company Balance Sheet") that were not adequately reflected or reserved against on the Company Balance Sheet. Company has no material liabilities of any nature, whether accrued, absolute, contingent or otherwise, other than liabilities (i) adequately reflected or reserved against on the Company Balance Sheet, (ii) reflected in Company's unaudited balance sheet dated September 30, 2003, included in the Company 10-Q, (iii) included in Section 2.7 of the Company Disclosure Schedule,

(iv) incurred since September 30, 2003 in the ordinary course of business, (v) disclosed in the Company SEC Reports or (vi) that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        2.8    Absence of Adverse Changes.

          (a)   Except as set forth in Section 2.8 of the Company Disclosure Schedule, there has not been any change, event or circumstance that has had, or is reasonably likely to have, a Company Material Adverse Effect since September 30, 2003.

          (b)   Except as set forth in Section 2.8 of the Company Disclosure Schedule, there has not been any action taken by Company or any Company Subsidiary during the period from September 30, 2003 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of any portion of Section 4.1 other than the Parent notification and consultation requirements of Section 4.1(a)(vii); provided, however, that, for purposes of this Section 2.8(b), the threshold in 4.1(b)(i) shall be $500,000 and the threshold in 4.1(b)(vii) for aggregate capital expenditures shall be $1 million.

        2.9    Compliance with Laws.

          (a)   Company and the Company Subsidiaries including their respective employees (to the extent Company or a Company Subsidiary would be liable with respect thereto) have obtained each Federal, state, county, local or foreign governmental consent, license, permit, grant or other authorization of a governmental entity material to the operation of the business of Company or any Company Subsidiary (collectively called "Permits"), and all of such Permits are in full force and effect, except where the failure to obtain or have any such Permit would not reasonably be expected to have a Company Material Adverse Effect; and no proceeding is pending or, to the Knowledge of Company, threatened to revoke, suspend or adversely modify any of such Permits.

          (b)   Company and the Company Subsidiaries have complied in a timely manner and in all material respects, with all laws, statutes, regulations, rules, ordinances and judgments, decrees, orders, writs and injunctions, of any court or governmental entity (collectively, "Laws") relating to any of the property owned, leased or used by them, or applicable to their business, including, but not limited to, (i) the Foreign Corrupt Practices Act of 1977 and any other Laws regarding use of funds for political activity or commercial bribery and (ii) laws relating to equal employment opportunity, discrimination, occupational safety and health, environmental matters, interstate commerce, anti-kickback, healthcare and antitrust.

          (c)   Company and the Company Subsidiaries including their respective employees (to the extent Company or a Company Subsidiary would have liability with respect thereto) are not in violation of and have no liabilities, whether accrued, absolute, contingent or otherwise, under any Federal, state, local or foreign law, ordinance or regulation, including without limitation the Sarbanes-Oxley Act of 2002 and any rules and regulations promulgated thereunder, or any order, judgment, injunction, decree or other requirement of any court, arbitrator or governmental or regulatory body, relating to the operation of contract research services, labor and employment practices, health and safety, zoning, pollution or protection of the environment except for violations of or liabilities under any of the foregoing which would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (d)   Each product and product candidate subject to United States Food and Drug Administration (the "FDA") jurisdiction under the Federal Food, Drug and Cosmetic Act ("FDCA"), the Public Health Service Act ("PHS") or similar foreign governmental entity or Law that is manufactured, tested, distributed, held and/or marketed by Company, the Company Subsidiaries and their licensees is being manufactured, tested, distributed, held and marketed in compliance in all material respects with all applicable requirements under the FDCA, the PHS or such similar Law of any foreign jurisdiction including, but not limited to, those relating to investigational use, premarket clearance, good manufacturing practices, labeling, advertising, promotional activities, record keeping, filing of reports and security.

          (e)   Company has, prior to the execution of this Agreement, provided or made available to Parent copies of all documents in the possession of Company or any Company Subsidiary (or to which any of them has access) material to assessing compliance with the FDCA and its implementing regulations and the PHS and its implementing regulations, including, but not limited to, copies of (i) all warning letters and untitled letters, notices of adverse findings and similar correspondence received in the last three years, (ii) all 483s and other audit reports performed during the last three years, and (iii) any document concerning any significant oral or written communication received from the FDA in the last three years. Company has provided to Parent all FDA correspondence and minutes from meetings with FDA during the last two years that Parent has requested.

          (f)    Company and the Company Subsidiaries have not been notified by a licensee or partner of any violation of the Federal Anti-Kickback Act, any Federal conspiracy statutes, the Prescription Drug Marketing Act, Federal False Claims Act, Federal Stark Law or any other Federal or state statute related to sales and marketing practices of pharmaceutical manufacturers and others involved in the purchase and sale of pharmaceutical products with respect to any products of Company or any Company Subsidiary.

          (g)   Company and the Company Subsidiaries have not been notified of any failure by a licensee or partner to comply with, or maintain systems and programs to ensure compliance with, all requirements of the FDCA, PHS, and regulations issued thereunder, and similar or related foreign or domestic laws and regulations, pertaining to programs or systems regarding product quality, notification of facilities and products, corporate integrity, pharmacovigilence and conflict of interest including, but not limited to, Current Good Manufacturing Practice Requirements, Good Laboratory Practice Requirements, Establishment Registration and Product Listing requirements, requirements applicable to the debarment of individuals, requirements applicable to the conflict of interest of clinical investigators and Adverse Drug Reaction Reporting requirements with respect to any products of Company or any Company Subsidiary.

          (h)   Company and the Company Subsidiaries have not been notified of any failure by a licensee or partner to have at all times complied with their obligations to report accurate pricing information for Company's or a Company Subsidiary's pharmaceutical products to the government and to pricing services relied upon by the government and other payors for pharmaceutical products, including without limitation their obligations to report accurate "Fees and Prices" under the Medicaid Rebate Statute and accurate average wholesale prices.

          (i)    Company and the Company Subsidiaries are in compliance with all export control laws, including those administered by the U.S. Department of Commerce and the U.S. Department of State, and asset control laws, including those administered by the U.S. Department of the Treasury.

        2.10    Actions and Proceedings.

          (a)   There are no outstanding orders, judgments, injunctions, decrees or other requirements of any court, arbitrator or governmental or regulatory body against Company, any Company Subsidiary or any of their securities, assets or properties. Except as disclosed in the Company SEC Reports, there are no material actions, suits or claims or legal, administrative or arbitration proceedings pending or, to the Knowledge of Company, threatened against Company, any Company Subsidiary, or any of their securities, assets or properties. To the Knowledge of Company, except as disclosed in a Company SEC Report, there is no fact, event or circumstance now in existence that reasonably would be expected to give rise to any action, suit, claim, proceeding or investigation that, individually or in the aggregate, would be reasonably expected to have a Company Material Adverse Effect or materially interfere with Company's ability to consummate the transactions contemplated hereby.

          (b)   Company has not been notified of any pending or threatened civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings or demand letters relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any product manufactured, distributed or sold by or on behalf of Company or any Company Subsidiary, which if adversely determined, would have a Company Material Adverse Effect. Company is not a party to or defendant in any product liability claims.

          (c)   There are no pending nor, to the Knowledge of Company, threatened civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings or demand letters relating to any alleged failure to meet professional standards of the contract research industry or breach of contractual obligations with respect to contract research services provided or to be provided by Company or any Company Subsidiary, or otherwise against Company or any Company Subsidiary arising out of the provision or agreement to provide contract research services, which if adversely determined, would have a Company Material Adverse Effect.

        2.11    Contracts and Other Agreements.

          (a)   (i)    Neither Company nor any Company Subsidiary is a party to or bound by, and neither they nor their properties are subject to, any contract or other agreement required to be disclosed in a Form 10-K, Form 10-Q or Form 8-K of the SEC which is not disclosed in the Company 10-K, the Company 10-Q or the Quarterly Reports on Forms 10-Q of Company filed with the SEC covering the first and second fiscal quarters of Company's 2003 fiscal year (such Quarterly Reports on Forms 10-Q, together with the Company 10-Q, the "Company 2003 10-Qs") or a Form 8-K filed by Company. All of such contracts and other agreements are valid, subsisting, in full force and effect, binding upon Company or the applicable Company Subsidiary, and, to the Knowledge of Company, binding upon the other parties thereto in accordance with their terms, and Company and the Company Subsidiaries have paid in full or accrued all amounts now due from them thereunder, and have satisfied in full or provided for all of their liabilities and obligations thereunder which are presently required to be satisfied or provided for and are not in default under any of them, except for defaults which individually or in the aggregate would not reasonably be expected to result in a Company Material Adverse Effect, nor, to the Knowledge of Company, is any other party to any such contract or other agreement in default thereunder, except for defaults which individually or in the aggregate would not reasonably be expected to result in a Company Material Adverse Effect nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder, except for defaults which individually or in the aggregate would not reasonably be expected to result in a Company Material Adverse Effect. True and complete copies of all of the contracts and other agreements referred to in this Section 2.11 have been provided or made available to Parent.

             (ii)  All of the Select Agreements (as defined below) are valid, subsisting, in full force and effect, binding upon Company or the applicable Company Subsidiary, and, to the Knowledge of Company, binding upon the other parties thereto in accordance with their terms, and Company and the Company Subsidiaries have paid in full or accrued substantially all amounts now due from them thereunder, and have satisfied in full or provided for all of their liabilities and obligations thereunder which are presently required to be satisfied or provided for and are not in default under any of them other than defaults that could not reasonably be expected to result in a material liability or termination of the Agreement, nor, to the Knowledge of Company, is any other party to any such contract or other agreement in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder, other than defaults that could not reasonably be expected to result in a material liability or termination of the Agreement. "Select Agreements" mean any and all agreements to which Company or any Company Subsidiary and any of the following entities or their affiliates (or either's successors in interest) is a party: (1) Schering AG, (2) Boehringer Ingelheim Pharma KG (3) Bioenvision, Inc., (4) Knoll AG, (5) Millennium Pharmaceuticals, Inc, or (6) British Technology Group Ltd.

          (b)   Other than those contracts disclosed in the Company 10 K or the Company 2003 10 Qs, Section 2.11(b) of the Company Disclosure Schedule and the Select Agreements, neither Company nor any Company Subsidiary is a party to any agreement that limits or restricts Company, any Company Subsidiary or any of their affiliates or successors in competing or engaging in any line of business, in any therapeutic area, in any geographic area or with any person.

          (c)   Except as set forth in Section 2.11(c) of the Company Disclosure Schedule, neither Company nor any Company Subsidiary is a party to any agreement obligating Company to file a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), which filing has not yet been made, and Company is in material compliance with each such agreement, all of which are listed on Section 2.11(c) of the Company Disclosure Schedule. No registration rights involving Company securities shall survive consummation of the First Merger.

          (d)   Section 2.11(d) of the Company Disclosure Schedule contains a correct and complete list of all effective registration statements filed by Company on Form S-3 or Form S-8 or otherwise relying on Rule 415 under the Securities Act.

          (e)   Other than agreements incorporated by reference into or listed as material contracts in the exhibit index of the Company 10-K, the Company 2003 10-Qs, or Form 8-Ks filed by the Company and the Select Agreements, in each case unredacted copies of which have previously been provided or made available to Parent, and except as set forth in Section 2.11(e) of the Company Disclosure Schedule, neither Company nor any Company Subsidiary is a party to any agreement (i) involving research, development or the license of Proprietary Rights (as defined in Section 2.12(a)), (ii) granting a right of first refusal, or right of first offer or comparable right with respect to Proprietary Rights, (iii) relating to a joint venture, partnership or other arrangement involving a sharing of profits, losses, costs or liabilities with another person or entity, (iv) providing for the payment or receipt by Company or any Company Subsidiary of milestone payments or royalties, (v) including or involving a loan to a director or officer, or (vi) that individually requires or contemplates aggregate expenditures by Company and/or any Company Subsidiary in any twelve month period of more than $600,000.

          (f)    Except as set forth in Section 2.11(f) of the Company Disclosure Schedule, to the Knowledge of Company, no executive officer or director of Company (i) has (whether directly or indirectly through another entity in which such person has a material interest, other than as the holder of less than 2% of a class of securities of a publicly traded company) any material interest in any property or assets of Company (except as a stockholder) or a Company Subsidiary, any competitor, customer, supplier or agent of Company or a Company Subsidiary, or (ii) is currently a party to any material contract or agreement with Company or a Company Subsidiary.

          (g)   Neither Company nor any Company Subsidiary is party to any interest rate, equity or other swap or derivative instrument.

        2.12    Property.

          (a)   Company and the Company Subsidiaries own, are licensed to use, or otherwise have the right to use all patents, trademarks, service marks, trade names, trade secrets, franchises, inventions, copyrights and all other technology and intellectual property (including, without limitation, biological materials), all registrations of any of the foregoing, or applications therefor, and all grants and licenses or other rights running to or from Company or a Company Subsidiary relating to any of the foregoing, that are material to their businesses as presently conducted or as contemplated to be conducted (collectively, the "Proprietary Rights"). To the Knowledge of Company, all patents, trademarks and copyrights referred to above are valid and subsisting. On the Closing Date, Company shall provide Parent with a schedule of any taxes, maintenance fees or actions falling due within 90 days of the Closing Date with respect to such patents, trademarks and copyrights. Company is not aware of any basis for any claim by any third party that the businesses of Company or the Company Subsidiaries infringe upon the proprietary rights of others, nor has Company or any Company Subsidiary received any notice or claim of infringement from any third party. Company is not aware of any existing or threatened infringement by any third party on, or any competing claim of right to use or own any of, the Proprietary Rights. Except as set forth in Section 2.12(a) of the Company Disclosure Schedule, Company and the Company Subsidiaries have the right to sell their products and services (whether now offered for sale or under development) free from any royalty or other obligations to third parties. To the Knowledge of Company, none of the activities of the employees of Company or any Company Subsidiary on behalf of such entity violates any agreement or arrangement which any such employees have with former employers. All employees and consultants who contributed to the discovery or development of any of the Proprietary Rights did so either (a) within the scope of their employment such that, in accordance with applicable law, all Proprietary Rights arising therefrom became the exclusive property of Company or the Company Subsidiary or (b) pursuant to written agreements assigning all Proprietary Rights arising therefrom to Company or the Company Subsidiary. All employees engaged in the development of experimental data relevant to the discovery or development of any of the Proprietary Rights have been instructed to, and reasonable efforts are made to verify that they do, maintain contemporaneous records of their experiments in laboratory notebooks which are signed, dated, witnessed and maintained in accordance with good scientific practices. Except as set forth in the Company SEC Reports, there are no settlements, forbearances to sue, consents, judgments, or orders or similar obligations that: (i) restrict any Proprietary Rights; (ii) restrict the conduct of the business of Company or any of its employees; or (iii) grant third parties any material rights under Proprietary Rights. No material trade secret of Company has been disclosed or authorized to be disclosed to any third party in violation of confidentiality obligations to Company and, to the Knowledge of Company, no party to a nondisclosure agreement with Company is in breach or default thereof. No current or former director, officer, consultant or employee of Company will, after giving effect to the Mergers, own any of the Proprietary Rights. The execution of, the delivery of, the consummation of the Mergers contemplated by, and the performance of Company's obligations under, this Agreement will not result in any loss or impairment of any Proprietary Rights.

          (b)   Company and each Company Subsidiary has all assets, properties, rights and contracts necessary to permit Company and the Company Subsidiaries to conduct their business as it is currently being conducted, except where the failure to have such assets, properties, rights and contracts could not reasonably be expected to have a Company Material Adverse Effect. Company and each Company Subsidiary has good, clear and marketable title to all of its properties, interests in properties and assets, real and personal, reflected in the Company Balance Sheet (except properties, interests in properties and assets sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice), or with respect to leased properties and assets, valid leasehold interests in such properties and assets, in each case, free and clear of all imperfections of title, restrictions, encroachments, liens and easements, except (i) liens for current taxes not yet due and payable, (ii) such imperfections of title, restrictions, encroachments, liens and easements as do not and could not reasonably be expected to materially detract from or interfere with the use or value of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing debt which are reflected on the Company Balance Sheet. There are no written or oral subleases, licenses, occupancy agreements or other contractual obligations that grant the right of use or occupancy of any real property owned or leased by Company or any Company Subsidiary (collectively, the "Real Property"), and there is no person in possession of the Real Property other than Company and the Company Subsidiaries. There is no pending, or, to the Knowledge of Company, threatened eminent domain, condemnation or similar proceeding affecting any Real Property. The property and equipment of Company and each Company Subsidiary that are used in the operations of business are (i) in good operating condition and repair and (ii) have been maintained in accordance with normal industry practices. Section 2.12(b) of the Company Disclosure Schedule lists all Real Property.

        2.13    Insurance.    All policies or binders of material fire, liability, product liability, workers' compensation, vehicular, directors' and officers' and other material insurance held by or on behalf of Company and the Company Subsidiaries are in full force and effect, are reasonably believed by Company to be adequate for the businesses engaged in by Company and the Company Subsidiaries and are in material conformity with the requirements of all leases or other agreements to which Company or the relevant Company Subsidiary is a party and, to the Knowledge of Company, are valid and enforceable in accordance with their terms. Neither Company nor any Company Subsidiary is in material default with respect to any provision contained in such policy or binder nor has any of Company or a Company Subsidiary failed to give any notice or present any claim under any such policy or binder in due and timely fashion. All premiums for each policy or binder have been paid for the current period, and there are no outstanding premium finance payments due for such period. There are no outstanding unpaid claims under any such policy or binder. Neither Company nor any Company Subsidiary has received notice of cancellation or non-renewal of any such policy or binder.

        2.14    Commercial Relationships.    Except as set forth in Section 2.14 of the Company Disclosure Schedule, none of Company's or the Company Subsidiaries' material suppliers, collaborators, distributors, licensors or licensees has canceled or otherwise terminated its relationship with Company or a Company Subsidiary or has, during the last twelve months, materially altered its relationship with Company or a Company Subsidiary. To the Knowledge of Company, it is not the plan or intention of any of Company's or the Company Subsidiaries' material suppliers, collaborators, distributors, licensors or licensees, and neither Company nor any Company Subsidiary has received any written threat or notice from any such entity, to terminate, cancel or otherwise materially modify its relationship with Company or a Company Subsidiary. Without limiting the generality of the foregoing, Company is in compliance with its material diligence obligations, and has not failed to achieve any development milestones within applicable time periods, under material license agreements.

        2.15    Tax Matters.

          (a)   For purposes of this Agreement, the term "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means all United States Federal, state and local, and all foreign, income, profits, franchise, gross receipts, payroll, transfer, sales, employment, social security, unemployment insurance, workers' compensation, use, property, excise, value added, ad valorem, estimated, stamp, alternative or add-on minimum, recapture, environmental, capital, withholding and any other taxes, charges, duties, impositions or assessments, together with all interest, penalties and additions imposed on or with respect to such amounts, including any liability for taxes of a predecessor entity. "Tax Return" means any return, declaration, report, claim for refund, tax shelter disclosure statements or information return or statement filed or required to be filed with any taxing authority in connection with the determination, assessment, collection or imposition of any Taxes, including any attachments thereto and any amendments thereof.

          (b)   All Tax Returns required to be filed by or with respect to Company and the Company Subsidiaries have been filed within the time and in the manner prescribed by law. All such Tax Returns are true, correct and complete in all material respects, and all Taxes owed by Company or the Company Subsidiaries, whether or not shown on any Tax Return, have been paid. Company and the Company Subsidiaries file Tax Returns in all jurisdictions where they are required to so file, and no claim has ever been made by any taxing authority in any other jurisdiction that Company or the Company Subsidiaries are or may be subject to taxation by that jurisdiction.

          (c)   There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of Company or the Company Subsidiaries, other than with respect to Taxes not yet due and payable.

          (d)   No audit is currently pending with respect to any Tax Return of Company or the Company Subsidiaries, nor is Company aware of any information which has caused or should cause them to believe that an audit by any tax authority may be forthcoming. No deficiency for any Taxes has been proposed in writing against Company or the Company Subsidiaries, which deficiency has not been paid in full.

          (e)   There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to Company or the Company Subsidiaries for any taxable period, no power of attorney granted by or with respect to Company or the Company Subsidiaries relating to Taxes is currently in force, and no extension of time for filing any Tax Return required to be filed by or on behalf of Company or any Company Subsidiary is in force.

          (f)    With respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, the Company Balance Sheet reflects, in accordance with generally accepted accounting principles, adequate reserve for such Taxes (excluding any "deferred taxes" or similar items that reflect timing differences between tax and financial accounting principles) in Company's books and records.

          (g)   Company and the Company Subsidiaries have not been and are not currently in violation (or, with or without notice or lapse of time or both, would be in violation) of any applicable law or regulation relating to the payment or withholding of Taxes, and all withholding and payroll Tax requirements required to be complied with by Company and the Company Subsidiaries as of the date hereof (including requirements to deduct, withhold and pay over amounts to any governmental authority and to comply with any record keeping and reporting requirements in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party) have been satisfied.

          (h)   Company and the Company Subsidiaries are not and have never been a party to or bound by, nor do they have or have they ever had any obligation under, any Tax sharing agreement or similar contract or arrangement. Neither Company nor any Company Subsidiary has any liability for the Taxes of any other person under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

          (i)    Except as set forth in Section 2.15(i) of the Company Disclosure Schedule, neither Company nor any Company Subsidiary has made any payments, or has been or is a party to any agreement, contract, arrangement or plan that could result in it making payments, that have resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Code Section 280G or in the imposition of an excise Tax under Code Section 4999 (or any corresponding provisions of state, local or foreign Tax law) or that were not or would not be deductible under Code Sections 162 or 404. Neither Company nor any Company Subsidiary has agreed to, or is required to, make any adjustments under Section 481 of the Code by reason of a change in accounting method or otherwise.

          (j)    Neither Company nor the Company Subsidiaries are, or were during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

          (k)   Neither Company nor any Company Subsidiary has distributed stock of another corporation, or has had its stock distributed by another corporation, in a transaction that was governed, or purported or intended to be governed, in whole or in part, by Code Section 355 or 361.

          (l)    The Federal, state and foreign "net operating losses" and tax credit carryforwards (collectively, the "tax attributes") of Company and its consolidated subsidiaries through the date of the most recently filed applicable Tax Return are set forth in Section 2.15(l) of the Company Disclosure Schedule. Except as set forth in Section 2.15(l) of the Company Disclosure Schedule, no such tax attribute is limited on its use pursuant to Section 382 or 383 of the Code or the separate return limitation year ("SRLY") rules under the applicable consolidated return provisions of the regulations of the U.S. Department of the Treasury (the "Treasury Regulations") or comparable provisions of state, local or foreign law.

          (m)  Company has delivered or made available to Parent complete and correct copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by Company or any Company Subsidiary with respect to the prior three (3) taxable years.

        2.16    Employee Benefit Plans.

          (a)   Section 2.16(a) of the Company Disclosure Schedule contains a complete list of all pension, savings, profit sharing, retirement, deferred compensation, employment, welfare, fringe benefit, insurance, short and long term disability, medical, death benefit, incentive, bonus, stock, vacation pay, severance pay and similar plans, programs or arrangements (the "Plans") (other than oral employment agreements that (i) do not constitute an "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or (ii), individually or in the aggregate, are not material), including without limitation all employee benefit plans as defined in Section 3(3) of ERISA, maintained by Company, the Company Subsidiaries or an ERISA Affiliate (as defined below) or to which Company, any of the Company Subsidiaries or an ERISA Affiliate are parties or required to contribute. "ERISA Affiliate" means (i) any corporation included with the Company in a controlled group of corporations within the meaning of Section 414(b) of the Code; (ii) any trade or business (whether or not incorporated) that is under common control with the Company within the meaning of Section 414(c) of the Code; (iii) any member of an affiliated service group of which the Company or any Company Subsidiary is a member within the meaning of Section 414(m) of the Code; or (iv) any other person or entity treated as aggregated with the Company under Section 414(o) of the Code.

          (b)   Company has delivered or made available to Parent current, accurate and complete copies of (i) each Plan that has been reduced to writing and all amendments thereto, (ii) a summary of the material terms of each Plan that has not been reduced to writing, including all amendments thereto, (iii) the summary plan description for each Plan subject to Title I of ERISA, and in the case of each other Plan, any similar employee summary (including but not limited to any employee handbook description), (iv) for each Plan intended to be qualified under Section 401(a) of the Code, the most recent determination or opinion letter issued by the Internal Revenue Service ("IRS"), (v) for each Plan with respect to which a Form 5500 series annual report/return is required to be filed, the most recently filed such annual report/return and the annual reports/returns for the two preceding years, together with all schedules and exhibits, (vi) all insurance contracts, administrative services contracts, trust agreements, investment management agreements or similar agreements maintained in connection with any Plan, and (vii) for each Plan that is intended to be qualified under Code Section 401(a), copies of compliance testing results (including nondiscrimination testing (401(a)(4), ADP, ACP, multiple use), 402(g), 415 and top-heavy tests) for the 2003 plan year.

          (c)   There is no entity (other than Company or any Company Subsidiary) that together with Company or any Company Subsidiary would be treated as a single-employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA, including without limitation Cancer Therapy and Research Center Endowment.

          (d)   Each Plan maintained by Company, a Company Subsidiary or an ERISA Affiliate which is intended to be qualified under Section 401(a) of the Code is so qualified, each Plan has been administered in all material respects in accordance with the terms of such Plan and the provisions of any and all statutes, orders or governmental rules or regulations, including without limitation ERISA and the Code, and to the Knowledge of Company, nothing has been done or not done with respect to any Plan that would result in any material liability on the part of Company or any Company Subsidiary under Title I of ERISA or Chapter 43 of the Code, and none of the Plans is currently under examination by the IRS, Department of Labor or other U.S. government agency or department. All contributions, premiums and other amounts due to or in connection with each Plan under the terms of the Plan or applicable law have been timely made, and provision has been made on the balance sheet included in the Company 10-Q for such contributions, premiums and other amounts that were not yet due as of the date of the balance sheet but were attributable to service before such date.

          (e)   Except for continuation of health coverage to the extent required under Section 4980B of the Code or Section 601 et seq. of ERISA, other applicable law or as otherwise set forth in this Agreement, there are no obligations under any Plan providing welfare benefits after termination of employment.

          (f)    Except for individual employment agreements, each Plan can be amended, modified or terminated without advance notice to or consent by any employee, former employee or beneficiary, except as required by law.

          (g)   Neither Company nor any of the Company Subsidiaries nor any ERISA Affiliate has ever maintained, sponsored, contributed to, been required to contribute to, or incurred any liability under any

              (i)  multi-employer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA,

             (ii)  multiple employer plan as defined in Section 413(c) of the Code, or any plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA,

            (iii)  welfare benefit fund within the meaning of Section 419(e) of the Code, or

            (iv)  voluntary employees' beneficiary association, within the meaning of Section 501(c)(9) of the Code.

          (h)   Except as set forth in Section 2.16(h) of the Company Disclosure Schedule, no employee of, consultant to, or other provider of services to Company, any Company Subsidiary, or any ERISA Affiliates will be entitled to any additional benefit or the acceleration of the payment or vesting of any benefit under any Plan by reason of the Mergers.

          (i)    Except as set forth in Section 2.16(i) of the Company Disclosure Schedule, neither Company nor any Company Subsidiary nor any ERISA Affiliate has any "leased employees" within the meaning of Section 414(n) of the Code or any independent contractors or other individuals who provide employee-type services but who are not recognized by Company as employees of Company.

        2.17    Employee Relations.

          (a)   Upon termination of the employment of any employees, other than those employees included by name in Section 4.14(c) of the Company Disclosure Schedule, none of Company, the

  Company Subsidiaries, the First Surviving Entity, the Second Surviving Entity nor Parent shall be liable, by reason of the Mergers or anything done in connection with the Mergers, to any of such employees for severance pay or any other similar payments (other than accrued salary, vacation or sick pay in accordance with normal policies). True and complete information as to the name, current job title and compensation for each of the last three years of all current directors and executive officers of Company has been provided or made available to Parent.

          (b)   Company and each Company Subsidiary (i) is in compliance in all material respects with all applicable foreign, Federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to employees, (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to employees, (iii) is not liable for any arrears of wages, salaries, commissions, bonuses or other direct compensation for any services performed or amounts required to be reimbursed to any employees or consultants or any taxes or any penalty for failure to comply with any of the foregoing, and (iv) is not liable for any payment to any trust or other fund or to any governmental entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice), except for matters that, individually or in the aggregate, would not reasonably be expected to result in a liability in excess of $20 million.

          (c)   No work stoppage or labor strike against Company or any Company Subsidiary is pending or, to the Knowledge of Company, threatened. Neither Company nor any Company Subsidiary is involved in or, to the Knowledge of Company, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any employee, including without limitation charges of unfair labor practices or discrimination complaints, that, if adversely determined, would reasonably be expected to result in material liability to Company. Neither Company nor any Company Subsidiary has engaged in any unfair labor practices within the meaning of the National Labor Relations Act that would reasonably be expected to result in material liability to Company. Neither Company nor any Company Subsidiary is presently, nor has it been in the past, a party to or bound by any collective bargaining agreement or union contract with respect to employees other than as set forth in Section 2.17(c) of the Company Disclosure Schedule and no collective bargaining agreement is being negotiated by Company or any Company Subsidiary. No union organizing campaign or activity with respect to non-union employees of Company or any Company Subsidiary is ongoing, pending or, to the Knowledge of Company, threatened.

        2.18    Environmental Matters.

          (a)   Neither Company nor any of the Company Subsidiaries has violated, is in violation of, or has been notified that it is in violation of any Environmental Law (as defined in Section 2.18(e)(i)), and except in full compliance with Environmental Laws, neither Company nor any of the Company Subsidiaries (nor, to the Knowledge of Company, any predecessor in interest in connection with the business of Company or the Company Subsidiaries) has generated, used, handled, transported or stored any Hazardous Materials (as defined in Section 2.18(e)(ii)) or shipped any Hazardous Materials for treatment, storage or disposal at any other site or facility. There has been no generation, use, handling, storage or disposal of any Hazardous Materials in violation of any Environmental Law at any site owned or operated by, or premises leased by, Company or any of the Company Subsidiaries (or, to the Knowledge of Company, any predecessor in interest in connection with the business of Company or the Company Subsidiaries) during the period of Company's or such Company Subsidiary's (or predecessor in interest's) ownership, operation or lease or, to the Knowledge of Company, prior thereto, nor has there been or is there threatened any Release (as defined in Section 2.18(e)(iii) of any Hazardous Materials into, on, at, under or from any such site or premises during such period or, to the Company's Knowledge, prior thereto, in violation of any Environmental Law or which created or would, if discovered, create an obligation to report or respond in any way to such Release or would create any liability for Company or the Company Subsidiary. There is no underground storage tank or other container at any site owned or operated by, or premises leased by Company or any Company Subsidiary or, to the Knowledge of the Company, on any site formerly owned or operated by, or premises formerly leased by, Company or any Company Subsidiary.

          (b)   Neither Company nor any Company Subsidiary has received notification in any form that any site currently or formerly owned or operated by, or premises currently or formerly leased by, Company or any Company Subsidiary (or, to the Knowledge of Company, predecessor in interest in connection with the business of Company or any Company Subsidiary) that is the subject of any Federal, state or local civil, criminal or administrative investigation evaluating whether, or alleging that, any action is necessary to respond to a Release or a threatened Release of any Hazardous Material. No such site or premises is listed, or to the Knowledge of Company, proposed for listing, on the National Priorities List or the Comprehensive Environmental Response, Compensation, and Liability Information System, both as maintained under the Federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), or on any comparable state or local governmental lists. Neither Company nor any Company Subsidiary has received written notification of, and to the Knowledge of Company there is not, any potential responsibility or liability of Company or any Company Subsidiary pursuant to the provisions of (i) CERCLA, (ii) any similar Federal, state, local, foreign or other Environmental Law, or (iii) any order issued pursuant to the provisions of any such Environmental Law.

          (c)   Company and the Company Subsidiaries have obtained all permits required by Environmental Law necessary to enable them to conduct their respective businesses and are in compliance in all material respects with such permits. All such permits are in full force and effect and there are no pending (and, to the Knowledge of Company, no threatened) proceedings that seek the revocation, cancellation, suspension or any adverse modification of any such permits.

          (d)   There is no environmental or health and safety matter that reasonably would be expected to have a Company Material Adverse Effect. Company previously has furnished or made available to Parent true and complete copies of any and all environmental audits or risk assessments, site assessments, documentation regarding shipment of Hazardous Materials, permits required under Environmental Laws, planning and reporting documents created under Environmental Laws, and all other material correspondence, documents or communications in Company's possession relating to compliance with Environmental Laws, management of Hazardous Materials, or the environmental condition of properties presently or formerly owned, operated, or leased in connection with the business of Company or any Company Subsidiaries (or any predecessor in interest in connection with the business of Company or any Company Subsidiary).

          (e)   For purposes of this Agreement:

              (i)  "Environmental Laws" means any Federal, state, local or foreign laws (including common law), regulations, codes, rules, orders, ordinances, permits, requirements and final governmental determinations, in each case as amended and in effect on the date of this Agreement in the jurisdiction in which the applicable site or premises are located, pertaining to the protection of human health, safety or the environment, including without limitation, the following statutes and all regulations promulgated thereunder: the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Federal Clean Air Act, 42 U.S.C. § 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the

    Toxic Substance Control Act, 15 U.S.C. § 2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 1801 et seq.; the Atomic Energy Act, 42 U.S.C. § 2014 et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. § 651 et seq.; the Federal Food, Drug and Cosmetic Act, as amended, 21 U.S.C. § 301 et seq. (insofar as it regulates employee exposure to Hazardous Materials); any state or local statute of similar effect; and any laws relating to protection of safety, health or the environment which regulate the use of biological agents or substances including medical or infectious wastes;

             (ii)  "Hazardous Materials" means (A) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "chemical substances," "toxic substances," "toxic pollutants," "pollutants," "contaminants," "pesticides," or "oil" or related materials as defined in any applicable Environmental Law, or (B) any petroleum or petroleum products, oil, natural or synthetic gas, radioactive materials, asbestos-containing materials, polychlorinated biphenyls, urea formaldehyde foam insulation, radon and any other substance defined or designated as hazardous, toxic or harmful to human health, safety or the environment under any Environmental Law; and

            (iii)  "Release" has the meaning specified in CERCLA.

        2.19    No Breach.    Except for (a) filings with the SEC under the Exchange Act, (b) filings with the Secretary of State of Delaware contemplated herein, (c) the filing of a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act, as amended (the "HSR Act") and any similar filings in foreign jurisdictions and (d) matters listed in Section 2.19 of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement by Company and the consummation by Company of the transactions contemplated hereby will not (i) violate any provision of the Certificate of Incorporation or By-Laws of Company, (ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of, or otherwise give any other contracting party the right to terminate, accelerate obligations under or receive payment under or constitute (or with notice or lapse of time or both constitute) a default under, any instrument, contract or other agreement to which Company or any Company Subsidiary is a party or to which any of them or any of their assets or properties is bound or subject, (iii) violate any law, ordinance or regulation or any order, judgment, injunction, decree or other requirement of any court, arbitrator or governmental or regulatory body applicable to Company or the Company Subsidiaries or by which any of Company's or the Company Subsidiaries' assets or properties is bound, (iv) violate any Permit, (v) require any filing with, notice to, or permit, consent or approval of, any governmental or regulatory body, or (vi) result in the creation of any lien or other encumbrance on the assets or properties of Company or a Company Subsidiary, excluding from the foregoing clauses (ii), (iii), (iv), (v), and (vi) violations, breaches and defaults which, and filings, notices, permits, consents and approvals the absence of which, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect and would not materially interfere with the ability of Company to consummate the transactions contemplated hereby or increase the costs of consummation of the Mergers in an amount that is material in comparison to the Merger Consideration. Except as set forth in Section 2.19 of the Company Disclosure Schedule, neither Company nor any Company Subsidiary is or will be required to give any notice to or obtain any consent or waiver from, any individual or entity in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby other than failures which would not result in any material modification or termination of, or a material payment or default under, such agreement. The failure to obtain a consent or waiver with respect to any of the Select Agreements or any material agreement referenced in, or listed as an exhibit to, any Company SEC Report filed in the last twelve months shall be deemed to have a Company Material Adverse Effect.

        2.20    Board Approvals.

          (a)   The Company Board of Directors, as of the date of this Agreement, has determined (i) that the First Merger and the Second Merger are fair to, and in the best interests of, Company and its stockholders, (ii) to propose this Agreement for adoption by Company's stockholders and to declare the advisability of this Agreement, and (iii) to recommend that the stockholders of Company adopt this Agreement.

          (b)   Company has taken all action necessary such that no restrictions contained in any "fair price," "control share acquisition," "business combination" or similar statute (including Section 203 of the DGCL) will apply to the execution, delivery or performance of this Agreement.

          (c)   Company has amended its Rights Agreement dated April 10, 2001 between Company and American Stock Transfer & Trust Company (the "Company Rights Plan") so as to provide that (i) (A) Parent will not become an "Acquiring Person" and (B) no "Shares Acquisition Date" or "Distribution Date" (as such terms are defined in the Company Rights Plan) will occur, in each case, as a result of the approval, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) the Company Rights Plan will terminate immediately prior to the Effective Time.

        2.21    Financial Advisor.

          (a)   The Company Board of Directors has received the oral opinion of UBS Securities LLC to the effect that, as of the date of this Agreement, the Per Share Stock Consideration is fair, from a financial point of view, to the holders of Company Common Stock. Company will forward to Parent a copy of the written version of such opinion, solely for informational purposes, promptly following receipt and in no event later than two business days after the date of this Agreement.

          (b)   Other than UBS Securities LLC, no broker, finder, agent or similar intermediary has acted on behalf of Company in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with Company, or any action taken by Company. Company previously has provided Parent with a copy of UBS Securities LLC's engagement letter, and the fees set forth therein are the only fees payable to UBS.

        2.22    Proxy Statement and Registration Statement.    None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed with the SEC in connection with the issuance of shares of Parent Common Stock in the First Merger (the "Registration Statement") will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in the proxy statement/prospectus included in the Registration Statement (the "Proxy Statement/Prospectus"), on the date it is first mailed to holders of Company Common Stock, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

SECTION 3—REPRESENTATIONS AND WARRANTIES OF PARENT

        Except as set forth on the disclosure schedule delivered by Parent to Company on the date hereof (the "Parent Disclosure Schedule"), the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer, Parent hereby makes the following representations and warranties to Company:

        3.1    Organization and Qualification.    Parent is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has corporate power and authority to own, lease and operate its assets and to carry on its business as now being and as heretofore conducted. Parent is qualified to transact business as a foreign corporation in all jurisdictions in which such qualification or authorization is required by law, except for jurisdictions in which the failure to be so qualified or authorized would not reasonably be expected to have a Parent Material Adverse Effect. "Parent Material Adverse Effect" shall mean a material adverse effect on the assets, properties, business, results of operations or financial condition of Parent and its subsidiaries, taken as a whole (a "Parent Material Adverse Effect"); provided, however, a "Parent Material Adverse Effect" shall not include any adverse effect primarily related to (i) Parent's acts or omissions required by the terms of this Agreement, (ii) the economy or securities markets of the United States or any other region in general, without a disproportionate impact on Parent and its subsidiaries, (iii) conditions affecting the biotechnology and biopharmaceutical industries generally, without a disproportionate impact on Parent and its subsidiaries, or (iv) a decline in the price of Parent Common Stock.

        3.2    Authority to Execute and Perform Agreement.    Parent has the corporate power and authority to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder and the transactions contemplated hereby. The Parent's Board of Directors has approved this Agreement. No approval by Parent's stockholders is required to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        3.3    Capitalization.    As of the date of this Agreement, the authorized capital stock of Parent consists of 690,000,000 shares of common stock ("Genzyme Common Stock") and 10,000,000 shares of preferred stock, $0.01 par value per share ("Parent Preferred Stock"). Of the Genzyme Common Stock, as of the date of this Agreement, 500,000,000 shares have been designated Genzyme General Division Common Stock ("Parent Common Stock"), 100,000,000 shares have been designated Genzyme Biosurgery Division Common Stock ("GBX Common Stock"), 40,000,000 shares have been designated Genzyme Molecular Oncology Division Common Stock, $0.01 par value per share ("GMO Common Stock") and 50,000,000 shares have been undesignated as to series. As of January 31, 2004, 225,720,271 shares of Parent Common Stock were issued and outstanding, and no shares of GBX Common Stock or GMO Common Stock were issued and outstanding. As of the date of this Agreement, no shares of Parent Preferred Stock are outstanding. All issued and outstanding shares of Parent Common Stock are validly issued, fully paid, non-assessable and free of preemptive rights.

        3.4    SEC Reports.    Parent previously has made available to Company (i) its Annual Report on Form 10-K for the year ended December 31, 2002 ("Parent 10-K"), (ii) all proxy statements relating to Parent's meetings of stockholders held since January 1, 2003 and (iii) all other documents filed by Parent with the SEC under the Exchange Act on and since January 1, 2003 (together with the documents filed by Parent with the SEC under the Exchange Act prior to the Effective Time, the "Parent SEC Reports"). As of their respective dates or, if amended, as of the date of the most recent amendment, such documents complied, and all documents filed by Parent with the SEC under the Exchange Act between the date of this Agreement and the Closing Date will comply, in all material respects, with applicable SEC requirements and did not, and in the case of documents filed on or after the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The parties agree that the failure of the Parent's chief executive officer or chief financial officer to provide an unqualified certification in any certification required to be filed with any document filed with the SEC between the date of this Agreement and the Closing Date will constitute an event that has a Parent Material Adverse Effect.

        3.5    Financial Statements.    Parent's consolidated financial statements contained in the Parent 10-K and Parent's Quarterly Report on Form 10-Q for the quarter ending September 30, 2003 have, in all material respects, been prepared from, and are in accordance with, the books and records of Parent and fairly present the consolidated financial condition, results of operations and cash flows of Parent and its consolidated subsidiaries as of and for the periods presented therein, all in accordance with generally accepted accounting principles applied on a consistent basis, except as otherwise indicated therein or in Parent's Form 8-K dated December 4, 2003 and subject, in the case of the unaudited financial statements, to normal year-end and audit adjustments, which in the aggregate are not material, and the absence of footnote disclosures.

        3.6    Absence of Undisclosed Liabilities.    Except as disclosed in the Parent SEC Reports, as at December 31, 2002, Parent had no material liabilities of any nature, whether accrued, absolute, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for taxes due or then accrued or to become due), required to be reflected or disclosed in the balance sheet dated December 31, 2002 (or the notes thereto) in the Parent 10-K that were not adequately reflected or reserved against on such balance sheet. Except as disclosed in the Parent SEC Reports, Parent has no such liabilities, other than liabilities (i) adequately reflected or reserved against on such balance sheet, (ii) reflected in Parent's unaudited consolidated balance sheet (or the notes thereto) dated September 30, 2003, (iii) incurred since September 30, 2003 in the ordinary course of business or (iv) that would not, in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        3.7    Absence of Adverse Changes.    Since September 30, 2003, except as disclosed in the Parent SEC Reports, there has not been any event, change or circumstance that has had a Parent Material Adverse Effect.

        3.8    Actions and Proceedings.    Except as set forth in the Parent SEC Reports, there are no actions, suits or claims or legal, administrative or arbitration proceedings pending or, to the best knowledge of Parent, threatened against Parent that individually or in the aggregate would reasonably be expected to have a Parent Material Adverse Effect or materially interfere with Parent's ability to consummate the transactions contemplated hereby. To the knowledge of Parent, except as disclosed in the Parent SEC Reports, there is no fact, event or circumstance now in existence that reasonably would be expected to give rise to any suit, action, claim, investigation or proceeding that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect or materially interfere with Parent's ability to consummate the transactions contemplated hereby.

        3.9    Intellectual Property.    Parent owns or is licensed to use, or otherwise has the right to use, all patents, trademarks, servicemarks, tradenames, trade secrets, franchises and copyrights, and all applications for any of the foregoing, and all technology, know-how and processes necessary for the conduct of Parent's business except (a) to the extent failure to have such ownership or licenses would not reasonably be expected to have a Parent Material Adverse Effect or (b) as disclosed in the Parent SEC Reports.

        3.10    No Breach.    Except for (a) filings under the Securities Act, (b) filings under the Exchange Act, (c) filings with the Secretary of State of Delaware and the Secretary of the Commonwealth of Massachusetts, (d) the filing of a Notification and Report Form under the HSR Act and any similar filings in foreign jurisdictions, (e) consents and waivers under Parent's credit agreements and debt instruments and (f) the matters listed in Section 3.10 of the Parent Disclosure Schedule, the delivery and performance of this Agreement by Parent and consummation by it of the transactions contemplated hereby will not (i) violate any provision of the charter or by-laws of Parent, (ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of, or otherwise give any other contracting party the right to terminate or accelerate obligations under, or constitute (or with notice or lapse of time or both constitute) a default under, any material instrument, contract or other agreement to which Parent is party or to which it or any of its assets or properties is bound or subject, (iii) violate any law, ordinance or regulation or any order, judgment, injunction, decree or requirement of any court, arbitrator or governmental or regulatory body applicable to Parent or by which any of its assets or properties is bound, (iv) require any filing with, notice to, or permit, consent or approval of, any governmental or regulatory body or (v) result in the creation of any lien or other encumbrance on the assets or properties of Parent, excluding from the foregoing clauses (ii), (iii), (iv) and (v) violations, breaches and defaults which, and filings, notices, permits, consents and approvals the absence of which, in the aggregate, will not materially interfere with Parent's ability to consummate the transactions contemplated hereby.

        3.11    Proxy Statement and Registration Statement.    None of the information supplied or to be supplied by Parent for inclusion in the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, on the date it is first mailed to holders of Company Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        3.12    LLC.

          (a)   LLC is duly formed as a Delaware limited liability company.

          (b)   All member interests in LLC are owned by Parent.

          (c)   LLC has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement and, prior to the effective time of the Second Merger, will not have engaged in any other business activities.

        3.13    Sub.

          (a)   Sub is duly organized, validly existing and in good standing as a Delaware corporation.

          (b)   All of the capital stock of Sub at the Effective Time will be duly authorized, validly issued, fully paid and nonassessable and owned of record and beneficially by Parent.

          (c)   Sub has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement and, prior to the Effective Time, will not have engaged in any other business activities.

SECTION 4—COVENANTS AND AGREEMENTS

        4.1    Conduct of Business.    Except with the prior written consent of Parent and except as explicitly contemplated herein or referred to in Section 4.1 of the Company Disclosure Schedule, during the period from the date hereof to the effective time of the Second Merger, Company shall observe the following covenants:

          (a)    Affirmative Covenants Pending Closing.    Company shall:

              (i)  Preservation of Personnel. Use reasonable commercial efforts to preserve intact and keep available the services of present key employees of Company and the Company Subsidiaries;

             (ii)  Insurance. Use reasonable commercial efforts to keep in effect casualty, public liability, workers' compensation and other insurance policies in coverage amounts substantially similar to those in effect at the date of this Agreement;

            (iii)  Preservation of the Business; Maintenance of Properties, Contracts. Use reasonable commercial efforts to preserve the business of Company, to develop, commercialize and pursue regulatory approvals for Company's product candidates and products and to advertise, promote and market Company's products, to keep Company's properties substantially intact, to preserve its goodwill and business, to maintain all physical properties in such operating condition as will permit the conduct of Company's business on a basis consistent with past practice, and to perform and comply in all material respects with the terms of the contracts referred to in Section 2.11.

            (iv)  Intellectual Property Rights. Use reasonable best efforts to preserve and protect the Proprietary Rights;

             (v)  Ordinary Course of Business. Operate Company's business in the ordinary course consistent with past practices;

            (vi)  Company Options. Take all reasonable actions necessary with respect to Company Options to effectuate the terms of this Agreement, provided, however, that Parent shall have the right to approve any agreements to modify material terms of the underlying instruments; and

           (vii)  FDA Matters. Notify and consult with Parent promptly (A) after receipt of any material communication from the FDA or inspections of any manufacturing or clinical trial site and before giving any material submission to the FDA, and (B) prior to making any material change to a study protocol, the addition of new trials, any material change to a manufacturing plan or process, or a material change to the development timeline for any of its product candidates or programs.

          (b)    Negative Covenants Pending Closing.    Company shall not:

              (i)  Disposition of Assets. Sell or transfer, or mortgage, pledge, lease, license or otherwise encumber any of its assets, including its Proprietary Rights, other than sales or transfers in the ordinary course of business and in amounts not exceeding, in the aggregate, $250,000;

             (ii)  Liabilities. Incur any indebtedness for borrowed money in excess of $500,000 in the aggregate or incur any obligation or liability or enter into any contract or commitment involving potential payments to or by Company or any Company Subsidiary, other than in the ordinary course of business consistent with industry practice, in an amount aggregating in excess of $500,000;

            (iii)  Compensation. Change the compensation payable to any officer, director, employee, agent or consultant, or enter into any employment, severance, retention or other agreement or arrangement with any officer, director, employee, agent or consultant of Company or a Company Subsidiary, or adopt, or increase the benefits (including fringe benefits) under, any employee benefit plan or otherwise, except (A), in each case, as required by law or in accordance with existing agreements disclosed in the Company Disclosure Schedule and (B), in the case of compensation for employees, agents or consultants who are not executive officers or directors, in the ordinary course of business consistent with past practice; or make any loans to any of its directors, officers or employees, agents or consultants, or make any change in its existing borrowing or lending arrangements for or on behalf of any such persons pursuant to an employee benefit plan or otherwise;

            (iv)  Capital Stock. Make any change in the number of shares of its capital stock authorized, issued or outstanding or grant or accelerate the exercisability of any option,

    warrant or other right to purchase, or convert any obligation into, shares of its capital stock, declare or pay any dividend or other distribution with respect to any shares of its capital stock, sell or transfer any shares of its capital stock, or redeem or otherwise repurchase any shares of its capital stock, except upon the exercise of convertible securities outstanding on the date of this Agreement and disclosed herein or granted after the date of this Agreement in the ordinary course of business consistent with past practice;

             (v)  Charter, By-Laws, Directors and Officers. Cause, permit or propose any amendments to the Certificate of Incorporation or By-laws of Company or elect or appoint any new directors or officers;

            (vi)  Acquisitions. Make, or permit to be made, any material acquisition, lease, investment, or capital contribution outside the ordinary course of business consistent with past practice;

           (vii)  Capital Expenditures. Authorize any single capital expenditure in excess of $250,000 or capital expenditures which in the aggregate exceed $500,000;

          (viii)  Accounting Policies. Except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting practices or principles used by it or restate, or become obligated to restate, the financial statements included in the Company 10-K or Company 10-Q;

            (ix)  Tax Treatment. Take, or permit any of the Company Subsidiaries to take, any action that would prevent the Mergers from qualifying as a single reorganization within the meaning of Section 368(a) of the Code;

             (x)  Taxes. Make any Tax election or settle or compromise any material Federal, state, local or foreign Tax liability, change annual tax accounting period, change any method of Tax accounting, enter into any closing agreement relating to any Tax, surrender any right to claim a Tax refund, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

            (xi)  Legal. Commence, settle or compromise any pending or threatened suit, action or claim which (A) is material to Company or any Company Subsidiary or which relates to the transactions contemplated hereby, (B) would involve material restrictions on the business activities of Company or any Company Subsidiary, or (C) would involve the issuance of Company securities;

           (xii)  Extraordinary Transactions. Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Company or any of the Company Subsidiaries (other than the Mergers);

          (xiii)  Payment of Indebtedness. Pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the balance sheet included in the Company 10-Q or incurred in the ordinary course of business;

          (xiv)  WARN Act. Effectuate a "plant closing" or "mass layoff," as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 or effectuate any similar action under any foreign law;

           (xv)  Rights Plan. Amend, modify or waive any provisions of the Company Rights Plan, or take any action to redeem the Rights or render the Rights inapplicable to any transaction other than the Mergers;

          (xvi)  New Agreements/Amendments. Enter into or materially modify, or permit a Company Subsidiary to enter into or materially modify, any material license, development, research, or collaboration agreement, lease or other contract with any other person or entity;

         (xvii)  Confidentiality and Non-Competition Agreements. Modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any material confidentiality agreement or non-competition agreement to which Company is a party; or

        (xviii)  Obligations. Obligate itself to do any of the foregoing.

          (c)    Control of Company's Business.    Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct Company's operations prior to the Effective Time. Prior to the Effective Time, Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

        4.2    Corporate Examinations and Investigations.    Prior to the Effective Time, Parent shall be entitled, through its employees and representatives, to have such access to the assets, properties, business and operations of Company as is reasonably necessary or appropriate in connection with Parent's investigation of Company with respect to the transactions contemplated hereby. Any such investigation and examination shall be conducted at reasonable times during business hours upon reasonable advance notice and under reasonable circumstances so as to minimize any disruption to or impairment of Company's business and Company shall cooperate fully therein. No investigation by Parent shall diminish or obviate any of the representations, warranties, covenants or agreements of Company contained in this Agreement. In order that Parent may have full opportunity to make such investigation, Company shall furnish the representatives of Parent during such period with all such information and copies of such documents concerning the affairs of Company as such representatives may reasonably request and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such investigation. The information and documents so provided shall be subject to the terms of the Confidentiality Agreement (as defined in Section 4.10).

        4.3    Expenses.    Company and Parent shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including without limitation, all fees and expenses of agents, representatives, counsel and accountants, except that each of Parent and Company shall bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Registration Statement and the Prospectus/Proxy Statement. Notwithstanding the foregoing, Company shall reimburse Parent for Parent's expenses within three (3) business days of receipt of an invoice for such expenses if this Agreement is (i) terminated under circumstances which require the payment of the Fee under Section 8.3(a) or (ii) terminated under 8.1(e) in a circumstance in which the Fee under Section 8.3(a) is not payable. Under no circumstances will Company reimburse Parent for expenses in excess of $2.5 million.

        4.4    Authorization from Others.    Prior to the Closing Date, the parties shall use reasonable commercial efforts to obtain all authorizations, consents and Permits of others, necessary or desirable to permit the consummation of the Mergers on the terms contemplated by this Agreement. Promptly following the execution and delivery of this Agreement, Company shall provide all notices contemplated under material contracts, including any notices under any of the Select Agreements, except where failure to provide such notice would not result in termination or material modification of the agreement or a material liability under the agreement, and shall notify Parent when each applicable notice period has expired.

        4.5    Further Assurances.    Each of the parties shall execute such documents, further instruments of transfer and assignment and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby, including delivering customary representation letters contemplated by Sections 6.5 and 7.2. Each party shall use reasonable commercial efforts to take other such actions to ensure that, to the extent within its control or capable of influence by it, the transactions contemplated by this Agreement shall be fully carried out in a timely fashion, including preparing and filing any documents required to be prepared and filed under the Exchange Act. Without limiting the generality of the foregoing, Company agrees to duly execute and deliver, and to use its reasonable commercial efforts to cause any individual or entity listed as a co-owner of, or who otherwise has any power of attorney or other rights with respect to, any of the Proprietary Rights, to duly execute and deliver such further instruments and do and cause to be done such further actions and things, including, without limitation, the execution of such additional assignments, agreements, documents and instruments, that Parent may at any time and from time to time reasonably request to more effectively transfer ownership, control and/or administration of such Proprietary Rights to the First Surviving Entity or the Second Surviving Entity. Nothing in this Agreement shall require Parent, Sub or LLC to sell, hold separate, license or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate, license or otherwise dispose of or conduct their business in a specified manner, or permit the sale, holding separate, licensing or other disposition of, any assets of Parent, the First Surviving Entity, or the Second Surviving Entity, whether as a condition to obtaining any approval from a governmental entity or any other person or for any other reason. Company shall deliver to Parent the organizational documents and minute books of Company and Company Subsidiaries promptly after the Closing.

        4.6    Preparation of Disclosure Documents.

          (a)   As soon as practical following the date of this Agreement, Company and Parent shall prepare the Proxy Statement/Prospectus. Company shall, in cooperation with Parent, file the Proxy Statement/Prospectus with the SEC as its preliminary proxy statement and Parent shall, in cooperation with Company, prepare and file with the SEC the Registration Statement, in which the Proxy Statement/Prospectus will be included. Each of Company and Parent shall use reasonable commercial efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the First Merger. Company shall mail the Proxy Statement/Prospectus to its stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act and, if necessary, after the Proxy Statement/Prospectus shall have been so mailed, promptly circulate supplemental or amended proxy material, and, if required in connection therewith, resolicit proxies.

          (b)   (i) Company shall, as soon as practicable following the date the Registration Statement is declared effective, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of obtaining the required stockholder votes with respect to this Agreement, (ii) the Board of Directors of Company, unless otherwise required pursuant to the applicable fiduciary duties of the Board of Directors of Company to the stockholders of Company (as determined in good faith by the Board of Directors of Company after consulting with outside counsel), shall give its unqualified recommendation that its stockholders adopt this Agreement and (iii) Company shall take all lawful action to solicit such adoption. No withdrawal, modification, change or qualification in the recommendation of the Board of Directors of Company (or any committee of the Board of Directors of Company) shall change the approval of the Board of Directors of Company for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated hereby, or change the obligation of Company to present the Merger Agreement for adoption at the Company Stockholders Meeting. Company agrees to give Parent written notice at least 24 hours prior to publicly indicating any withdrawal, modification, change or qualification in the recommendation of the Board of Directors of Company; provided, however, that no such advance notice shall be required prior to such a public indication within ten (10) days of the date scheduled for the Company Stockholders Meeting in the Proxy Statement/Prospectus.

          (c)   Except as required by law, no amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement shall be made by Parent or Company without the approval of the other party (which shall not be unreasonably withheld or delayed). Each party shall advise the other party, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order by the SEC, or of any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

          (d)   Company shall use reasonable commercial efforts to cause to be delivered to Parent's Board of Directors a letter from Company's independent public accountants, dated the date on which the Registration Statement shall become effective, addressed to Company, Parent and Parent's Board of Directors, in form and substance reasonably satisfactory to Parent and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

        4.7    Public Announcements.    Company shall consult with Parent, and Parent shall consult with Company, and each shall get the approval of the other (which shall not be unreasonably withheld or delayed), before issuing any press release or otherwise making any public statement with respect to the Mergers or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and approval, except as may be required by law. Notwithstanding the foregoing, without prior consultation, each party (a) may communicate with stockholders, financial analysts and media representatives in a manner consistent with its past practice and (b) may disseminate material substantially similar to material included in a press release or other document previously approved for external use by the other party. Each party agrees to promptly make available to the other party copies of any written communications made without prior consultation.

        4.8    Affiliate Letters.    Company shall identify to Parent all persons who Company believes may be "affiliates" of Company within the meaning of Rule 145 under the Securities Act. Company shall use reasonable commercial efforts to provide Parent with such information as Parent shall reasonably request for purposes of making its own determination of persons who may be deemed to be affiliates of Company. Company shall use reasonable commercial efforts to deliver to Parent a letter from each of such affiliates identified by Company and Parent in substantially the form attached hereto as Exhibit C (the "Affiliate Letters") as soon as practicable after the date hereof but in no event later than the day preceding the filing of the Registration Statement.

        4.9    Nasdaq Listings.    Prior to the Closing Date, if required under the rules of The NASDAQ Stock Market, Parent shall file with The NASDAQ Stock Market a Notification for Listing of Additional Shares covering the shares of Parent Common Stock that Parent reasonably expects, at the time of such filing, to be issued in the First Merger. Prior to the Closing Date, Company shall take such actions as are necessary so that trading of Company Common Stock on the NASDAQ National Market ceases at the close of regular trading on the trading day on which the Effective Time is expected to occur or if the Effective Time is not expected to occur on a trading day, the immediately preceding trading day.

        4.10    No Solicitation.    Company shall not, and shall cause each Company Subsidiary and each director, officer, employee, agent or other representative (including each financial advisor and attorney) of Company and each Company Subsidiary not to, (a) solicit, initiate, facilitate, assist or encourage action by, or discussions with, any person, other than Parent, relating to the possible acquisition of Company or any Company Subsidiary or of all or a material portion of the assets or capital stock of Company or any Company Subsidiary or any merger, reorganization, consolidation, business combination, share exchange, tender offer, recapitalization, dissolution, liquidation or similar transaction involving Company or any Company Subsidiary (an "Alternative Transaction"), (b) participate in any negotiations regarding, or furnish information with respect to, any effort or attempt by any person to do or to seek any Alternative Transaction or (c) grant any waiver or release under any standstill or similar agreement. Notwithstanding the foregoing, Company and the Board of Directors of Company shall be permitted (i) to comply with Rule 14e-2(a) under the Exchange Act with regard to an Alternative Transaction (to the extent applicable) and (ii) prior to the date on which the stockholders of Company adopt this Agreement, to engage in discussions or negotiations with, or provide information to, a person who makes an unsolicited bona fide written proposal for an Alternative Transaction if (and only if) (A) Company is not in breach of its obligations under this Section 4.10, (B) the Board of Directors of Company concludes in good faith (after consultation with its outside legal counsel and financial advisor) that the proposal is reasonably likely to lead to an Alternative Transaction more favorable for Company's stockholders than the Mergers (including adjustment to the terms and conditions proposed by Parent in response to the proposal for the Alternative Transaction), (C) the Board of Directors of Company concludes in good faith (after consultation with its outside legal counsel, who may be Company's regularly engaged legal counsel) that engaging in such negotiations or discussions or providing such information is necessary for the Board of Directors of Company to comply with the directors' fiduciary duties under Delaware law and (D) prior to providing any information or data, the recipient delivers to Company an executed confidentiality agreement with terms no less favorable to Company than those contained in the Mutual Confidential Disclosure Agreement dated as of July 23, 2003 (as amended, the "Confidentiality Agreement") between Parent and Company related to a potential business combination transaction. Company shall notify Parent promptly (and, in any case, within 24 hours) of any inquiries, proposals or offers received by, any information requested from, and any discussions or negotiations sought to be initiated or continued with, it, any Company Subsidiary or any of their directors, officers, employees, agents or other representatives concerning an Alternative Transaction, indicating, in connection with such notice, the names of the parties and the material terms and conditions of any proposals or offers and, in the case of written materials, providing copies of such materials unless such information or materials constitute confidential information of the other party under a confidentiality agreement effective on the date of this Agreement, in which case versions will be provided redacted to the minimum extent possible. Company agrees that it shall keep Parent informed, on a reasonably prompt basis (and, in any case, within 24 hours of any significant development), of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. Company agrees that it shall cease and cause to be terminated any existing activities, discussions or negotiations with respect to any potential Alternative Transaction or similar transaction or arrangement and request the return or destruction of all confidential information regarding Company, any Company Subsidiary, or any of it or their products, product candidates, or businesses previously provided in connection with such activities, discussions or negotiations. Company agrees that it shall take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 4.10 of the obligations undertaken in this Section 4.10.

        4.11    Regulatory Filings.    As soon as is reasonably practicable, Company and Parent each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "DOJ") any Notification and Report Forms relating to the Mergers required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification and control laws and regulations of any other applicable jurisdiction, as agreed to by the parties. Company and Parent each shall promptly (a) supply the other with any information which may be reasonably required in order to make such filings and (b) supply any additional information which may be requested by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties reasonably deem appropriate.

        4.12    Notification of Certain Matters.    Between the date hereof and the Closing Date, Company shall give prompt notice to Parent, and Parent shall give prompt notice to Company, of (a) the occurrence or non-occurrence of any event or circumstance the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate if made at such time and (b) any failure of Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

        4.13    Registration of Certain Shares.    Promptly after the Effective Time, Parent shall file registration statements with the SEC with respect to the initial issuance of the shares of Parent Common Stock subject to Company Stock Options. Parent shall use reasonable commercial efforts to have such registration statements declared effective promptly after filing (to the extent such registration statements are not automatically effective upon filing). Parent shall use reasonable commercial efforts to maintain the effectiveness of such registration statements for so long as such options or warrants remain outstanding.

        4.14    Employee Matters.

          (a)   Following the Mergers, Parent shall cause the Second Surviving Entity to provide that the employees of the Second Surviving Entity are covered under Parent's then-current benefits plans, programs, policies and arrangements applicable to similarly situated employees of Parent. Years of service with Company and Company Subsidiaries prior to the Effective Time shall be treated as service with the Second Surviving Entity or Parent for eligibility and vesting purposes and for purposes of applicable benefit accruals, including but not limited to vacation pay accruals, except to the extent such treatment will result in a duplication of benefits.

          (b)   Following the Mergers, Parent shall take commercially reasonable steps to cause to be waived all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees who were formerly employees of Company and the Company Subsidiaries under any medical or dental benefit plans that such employees are eligible to participate in after the Effective Time under comparable plans maintained by Parent or the Second Surviving Entity, other than limitations, exclusions or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any medical or dental plan maintained for such employees immediately prior to the Effective Time by Company or a Company Subsidiary. With respect to any waiting period that is not waived, service with Company or any Company Subsidiary will be credited in accordance with Section 4.14(a). Provided that, prior to the Closing Date, Company has provided Parent with the necessary information, Parent shall credit under any medical or dental plan amounts previously paid by employees who were formerly employees of Company or any Company Subsidiary (or their dependents) during the plan year or calendar year (as applicable) that includes the Effective Time toward any applicable deductible, co-payment, out-of-pocket maximum or similar provision of such Parent medical or dental plan.

          (c)   Except with the prior written consent of Parent, during the period from the date hereof to the effective time of the Second Merger, Company shall not and shall not permit any Company Subsidiary to (i) make any discretionary contribution to the Company 401(k) plan (the "401(k) Plan") or to the Company Executive Deferred Compensation Plan or (ii) make any required contribution to the 401(k) Plan or to the Company Executive Deferred Compensation Plan in Company Common Stock or in capital stock of any Company Subsidiary or ERISA Affiliate. If requested by Parent, Company shall terminate the 401(k) Plan and the Company Executive Deferred Compensation Plan at least one business day prior to the Closing Date. As of the Effective Time, Parent shall assume and honor in accordance with their terms all employment agreements and change of control severance arrangements existing prior to the execution of this

  Agreement which are between Company and any director, officer or employee thereof and listed on Section 4.14(c) of the Company Disclosure Schedule, except as otherwise expressly agreed between Parent and such person.

        4.15    Indemnification.

          (a)   Subject to the occurrence of the Effective Time, until the six year anniversary of the date on which the Effective Time occurs (or, if any claims are asserted or made within such 6 year period, until the later of the disposition of such claims or expiration of any statute of limitation applicable to such claim), Parent agrees that all rights to indemnification or exculpation now existing in favor of each present and former director, officer, employee or agent (including any director, officer, employee or agent who serves or served in a fiduciary capacity of any Plan) of Company and the Company Subsidiaries (the "Indemnified Parties") as provided in their respective charters or by-laws in effect as of the date hereof shall survive and remain in full force and effect with respect to actions or failures to act occurring prior to the Effective Time, other than actions or failures to act that relate to a willful breach of this Agreement.

          (b)   Parent understands and agrees that, prior to the Effective Time, Company intends to obtain a six-year "tail" insurance policy that provides coverage substantially similar to the coverage provided under Company's directors and officers insurance policy in effect on the date of this Agreement for the individuals who are directors and officers of Company on the date of this Agreement for events occurring prior to the Effective Time; provided, however, without Parent's prior written consent, Company shall not pay more than $3,000,000 to purchase such policy; and provided, further, however, that prior to purchasing any such policy, Company shall afford Parent the opportunity to purchase a substitute policy on terms not materially less favorable to such directors and officers.

          (c)   The provisions of this Section 4.15 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

        4.16    Section 16 Approval.    Prior to the Effective Time, the Board of Directors of Parent or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC with respect to the acquisition by any officer or director of Company who will, at the Effective Time, become an officer or director of Parent for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder of Parent Common Stock or options to acquire Parent Common Stock pursuant to this Agreement and the First Merger.

        4.17    Participation in Certain Actions and Proceedings.    Until this Agreement is terminated in accordance with Section 8.1, Parent shall have the right to participate in the defense of any action, suit or proceeding instituted against Company (or any of its directors or officers) before any court or governmental or regulatory body or threatened by any governmental or regulatory body or any third party, including a Company stockholder, to restrain, modify or prevent the consummation of the transactions contemplated by this Agreement, or to seek damages or a discovery order in connection with such transactions.

        4.18    Tax Elections and Reporting.    Parent, Sub, LLC and Company shall report for federal income tax purposes the Mergers as a tax free reorganization under Code Section 368(a) and shall not make any election or take any position inconsistent with such reporting obligations.

SECTION 5—CONDITIONS PRECEDENT TO THE OBLIGATIONS
OF EACH PARTY TO CONSUMMATE THE MERGERS

        The respective obligations of each party to consummate the Mergers shall be subject to the satisfaction or waiver by consent of the other party, at or before the Effective Time, of each of the following conditions:

        5.1    Stockholder Approval.    Company shall have obtained the vote of holders of Company Common Stock required to adopt this Agreement in accordance with the provisions of the DGCL and the Certificate of Incorporation and By-laws of Company.

        5.2    Registration Statement.    The Registration Statement shall have been declared effective; no stop order suspending the effectiveness of the Registration Statement shall have been issued, and not withdrawn, by the SEC and no proceedings for that purpose shall be underway at the SEC; and no similar proceeding in respect of the Proxy Statement shall be underway at the SEC or, to the best knowledge of Parent or Company, threatened by the SEC.

        5.3    Absence of Order.    No temporary restraining order, preliminary or permanent injunction or other order issued by a court or other governmental entity of competent jurisdiction shall be in effect and have the effect of making the Mergers illegal or otherwise prohibiting consummation of the Mergers. Parent and Company each agrees to use reasonable commercial efforts to have any such order or injunction lifted or stayed.

        5.4    Regulatory Approvals.    All material approvals from governmental entities shall have been obtained; provided, however, that the conditions of this Section 5.4 shall not apply to any party whose failure to fulfill its obligations under this Agreement shall have been the cause of, or shall have resulted in, such failure to obtain such approval.

        5.5    HSR Act.    The waiting period (and any extension thereof) applicable to the Mergers under the HSR Act and applicable foreign competition or merger control Laws shall have been terminated or shall have expired, and approvals under all foreign competition or merger control laws that are reasonably determined by Parent to be to be applicable to the Mergers shall have been obtained.

        5.6    Nasdaq.    Parent Common Stock shall continue to be quoted on the NASDAQ National Market.

SECTION 6—CONDITIONS PRECEDENT TO THE OBLIGATIONS OF
PARENT, LLC AND SUB TO CONSUMMATE THE MERGERS

        The obligations of Parent, LLC and Sub to consummate the Mergers are subject to the fulfillment of the following conditions, any one or more of which may be waived by Parent:

        6.1    Representations, Warranties and Covenants.    The representations and warranties made by Company in this Agreement shall have been accurate as of the date of this Agreement and, other than representations and warranties made as of a particular date, shall be accurate as of the Closing Date as if made on and as of the Closing Date (without giving effect to any materiality or knowledge qualifiers) except (other than representations and warranties set forth in Section 2.3) to the extent failure to be accurate, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The representations and warranties set forth in Section 2.3 shall be true and correct in all respects (other than de minimis variations) as of the Closing Date as if made on and as of the Closing Date. Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Company shall have delivered to Parent a certificate from its chief executive officer and chief financial officer, dated the Closing Date, to the foregoing effect.

        6.2    Corporate Certificates.    Company shall have delivered a copy of the Certificate of Incorporation of Company, as in effect immediately prior to the Closing Date, certified by the Delaware Secretary of State and a certificate, as of the most recent practicable date, of the Delaware Secretary of State as to Company's good standing.

        6.3    Secretary's Certificate.    Company shall have delivered a certificate of the Secretary of Company, dated as of the Closing Date, certifying as to (a) the incumbency of officers of Company executing documents executed and delivered in connection herewith, (b) a copy of the By-Laws of Company, as in effect from the date this Agreement was approved by the Board of Directors of Company until the Closing Date, (c) a copy of the resolutions of the Board of Directors of Company authorizing and approving the applicable matters contemplated hereunder and (iv) a copy of the resolutions of the stockholders of Company adopting this Agreement.

        6.4    Affiliate Letters.    Parent shall have received the Affiliate Letters referred to in Section 4.8.

        6.5    Tax Opinion.    Parent shall have received the opinion of its counsel, dated as of the Closing Date, to the effect that the Mergers will constitute a reorganization under Section 368(a) of the Code. In rendering such opinion, counsel shall be entitled to rely on customary representation letters of Parent, Company and others, in form and substance reasonably satisfactory to such counsel.

        6.6    Consents.    Company shall have obtained waivers or consents, which shall remain in full force and effect, and provided notices, with respect to each agreement required to be disclosed in Section 2.19 of the Company Disclosure Schedule such that this Agreement and the consummation of the transactions contemplated hereby do not result in any material modification or termination of, or any material liability under, any such agreement.

        6.7    FIRPTA Certificate.    Company shall have provided to Parent a certificate meeting the requirements of Treasury Regulation Section 1.445-2(c)(3) and shall have provided proper notice to the U.S. Internal Revenue Service of the issuance of such certificate pursuant to Treasury Regulation Section 1.897-2(b)(2).

        6.8    Pending Litigation.    There shall not be pending any suit, action or proceeding by any governmental entity against Parent, Company, Sub, LLC, any Company Subsidiary, or any of their respective directors, officers or members challenging this Agreement or the transactions contemplated hereby, seeking to delay, restrain or prohibit the Mergers, seeking to prohibit or impose material limitations on the ownership or operation of all or a portion of the operations or assets of Company and the Company Subsidiaries (or Parent's direct equity ownership of the Second Surviving Entity or indirect equity ownership, following the Effective Time, of the Company Subsidiaries) or to compel Parent or a subsidiary of Parent to dispose of or hold separate any material portion of their business or assets or the business or assets of Company and the Company Subsidiaries (or any equity interest in such entities).

SECTION 7—CONDITIONS PRECEDENT TO THE OBLIGATION OF
COMPANY TO CONSUMMATE THE MERGERS

        The obligation of Company to consummate the Mergers is subject to the fulfillment of the following conditions, any one or more of which may be waived by it:

        7.1    Representations, Warranties and Covenants.    The representations and warranties made by Parent in this Agreement shall have been accurate as of the date of this Agreement and, other than representations and warranties made as of a particular date, the representations and warranties of Parent shall be accurate as of the Closing Date as if made on and as of the Closing Date (without giving effect to any materiality or knowledge qualifiers) except to the extent failure to be accurate, in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. Parent shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Parent shall have delivered to Company a certificate from an executive vice president, dated the Closing Date, to the foregoing effect.

        7.2    Tax Opinion.    Company shall have received the opinion of its counsel, dated on or prior to the effective date of the Registration Statement, to the effect that the Mergers will constitute reorganization(s) under Section 368(a) of the Code; provided, however, if Company counsel was unwilling to deliver such opinion, this condition shall be deemed satisfied if counsel to Parent delivered and addressed such opinion to Parent and Company. In rendering such opinion, counsel shall be entitled to rely on customary representation letters of Parent, Company and Sub and others, in form and substance reasonably satisfactory to such counsel.

        7.3    Merger Documents.    Sub shall have executed the First Certificate of Merger, and LLC shall have executed the Second Certificate of Merger.

SECTION 8—TERMINATION, AMENDMENT AND WAIVER

        8.1    Termination.    This Agreement may be terminated at any time prior to the Effective Time, whether prior to or after the stockholders of Company adopt this Agreement:

          (a)   by either Company or Parent, by written notice to the other, if the Effective Time shall not have occurred on or before December 31, 2004; provided, however, that the right to terminate this Agreement under this Section 8.1(a) shall not be available to any party whose willful failure to fulfill any covenant or other agreement under this Agreement has resulted in the failure of the Mergers to occur on or before such date; provided, further, however, that it shall be a condition precedent to the termination of this Agreement by Company pursuant to this Section 8.1(a) that Company shall have made any payment required by Section 8.3;

          (b)   by Company (provided that Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein), by written notice to Parent, if a circumstance exists or circumstances exist such that it is reasonably certain that the conditions to Company's obligation to close that are set forth in Section 7.1 will not be satisfied; provided, however, Company shall not have a right to terminate this Agreement pursuant to this Section 8.1(b), if (i) the circumstance is or the circumstances are susceptible to change through action or inaction by Parent and (ii) within 20 days after written notice from Company, Parent effects a change in the circumstance or circumstances such that it ceases to be reasonably certain that the conditions to Company's obligation to close that are set forth in Section 7.1 will not be satisfied;

          (c)   by Parent (provided that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein), by written notice to Company, if a circumstance exists or circumstances exist such that it is reasonably certain that the conditions to Parent's obligation to close that are set forth in Section 6.1 will not be satisfied; provided, however, Parent shall not have a right to terminate this Agreement pursuant to this Section 8.1(c), if (i) the circumstance is or the circumstances are susceptible to change through action or inaction by Company and (ii) within 20 days after written notice from Parent, Company effects a change in the circumstance or circumstances such that it ceases to be reasonably certain that the conditions to Parent's obligation to close that are set forth in Section 6.1 will not be satisfied;

          (d)   by either Parent or Company, by written notice to the other, if any governmental entity of competent jurisdiction shall have issued any injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Mergers and such injunction or other action shall have become final and non-appealable;

          (e)   by either Parent or Company, by written notice to the other, if the stockholders of Company shall not have adopted this Agreement within sixty (60) days after the later of (i) the date Company mails the Proxy Statement/Prospectus to the Company stockholders or (ii) the date of the most recent supplemental proxy materials that are legally required to be distributed to Company's stockholders; provided, however, that it shall be a condition precedent to the termination of this Agreement by Company pursuant to this Section 8.1(e) that Company shall have made the payment required by Section 8.3; and provided further, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to any party whose willful failure to fulfill any covenant or other agreement under this Agreement has been the cause of or resulted in the failure to receive such stockholder vote on or before such date;

          (f)    by Parent, by written notice to Company, if the Board of Directors of Company (i) fails to include in the Proxy Statement/Prospectus its recommendation that Company's stockholders vote to adopt this Agreement, (ii) withdraws, modifies or qualifies its approval of, or its recommendation that Company stockholders vote in favor of, such action or takes any action or makes any statement inconsistent with such approval or recommendation, (iii) fails to reaffirm such approval or recommendation within five business days after Parent requests that such approval or recommendation be reaffirmed, (iv) adopts resolutions approving or otherwise authorizes or recommends an Alternative Transaction or (v) fails to recommend against, or takes a neutral position with respect to, a tender or exchange offer in any position taken pursuant to Rules 14d-9 and 14e-2(a) under the Exchange Act;

          (g)   by Parent, in the event that Company or any of its directors takes any of the actions described in clause (ii) of the second sentence of Section 4.10 in response to a proposal for an Alternative Transaction more than 15 business days after it is obligated to notify Parent of its receipt of such Alternative Transaction proposal;

          (h)   by Parent, if any person or group (as defined in Section 13(d)(3) of the Exchange Act), other than Parent or any of its affiliates, shall have become the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of at least 20% of the outstanding shares of Company Common Stock; and

          (i)    at any time with the written consent of both Parent and Company.

        8.2    Effect of Termination.    If this Agreement is terminated as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without liability on the part of Parent, Sub, LLC and Company and their respective directors, officers, stockholders, or members, except that (a) the provisions of this Section 8, Section 9, Section 4.3 relating to expenses, and Section 4.7 relating to publicity shall survive, and (b) no such termination shall relieve any party from liability by reason of any willful breach by such party of any of its representations, warranties, covenants or other agreements contained in this Agreement.

        8.3    Termination Fee.

          (a)    Fee.    If this Agreement is terminated by Company pursuant to Section 8.1(a) or (e), or by Parent (i) pursuant to Section 8.1(e) or (f) or (ii) pursuant to Section 8.1(c) due to a breach of a provision in Section 4.1(b) or 4.10, then Company shall pay to Parent in cash $32.5 million (the "Fee"); provided, however, that the Fee shall not be owed if this Agreement is terminated pursuant to 8.1(a) or 8.1(e) unless prior to the time of termination a bona fide Alternative Transaction shall have been announced and not withdrawn; and, provided, further, however, that the Fee shall not be owed if the Agreement is terminated pursuant to Section 8.1(a) if, at the time of such termination, (i) the conditions set forth in Sections 5.2, 5.3, 5.4, 5.5, 5.6, 6.5, 6.6, 7.1, or 7.3 have not been satisfied or waived or are not capable of prompt satisfaction unless such failure is due to a breach of this Agreement by Company, or (ii) if Parent is in material breach of this

  Agreement. Company shall pay the Fee to Parent concurrently with Company terminating this Agreement and within one business day of Parent terminating this Agreement.

          (b)    Payments.    Any payments required under this Section 8.3 shall be payable by Company by wire transfer of immediately available funds to an account designated by Parent. If Company fails to promptly make any payment required under this Section 8.3, and Parent commences a suit to collect such payment, Company shall indemnify Parent for its fees and expenses (including attorneys fees and expenses) incurred in connection with such suit and shall pay interest on the amount of the payment at the prime rate of Fleet National Bank (or its successors or assigns) in effect on the date the payment was payable pursuant to this Section 8.3.

        8.4    Amendment.    This Agreement may be amended at any time before or after adoption of this Agreement by the stockholders of Company by an instrument signed by each of the parties hereto; provided, however, that after adoption of this Agreement by the stockholders of Company, without the further approval of the stockholders of Company, no amendment may be made that (a) alters or changes the amount or kind of consideration to be received as provided in Section 1.6, (b) alters or changes any term of the Certificate of Incorporation of the First Surviving Entity or (c) alters or changes any of the terms and conditions of this Agreement if such alteration or change would adversely affect the stockholders of Company.

        8.5    Waiver.    At any time prior to the Effective Time, either party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto or (b) waive compliance with any of the agreements of the other party or any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit; provided that any such extension or waiver shall be binding upon a party only if such extension or waiver is set forth in a writing executed by such party.

SECTION 9—MISCELLANEOUS

        9.1    No Survival.    None of the representations and warranties contained herein shall survive the Effective Time and only those covenants and agreements contained herein that by their terms are to be performed after the Effective Time shall survive the Effective Time.

        9.2    Notices.    Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

          (a)   if to Parent or Sub, to:

      Genzyme Corporation
      Genzyme Center
      500 Kendall Street
      Cambridge, MA 02142
      Attn: Earl M. Collier, Jr.
      Telephone: 617-252-7500
      Facsimile: 617-761-8918

      with a copy to:

      Ropes & Gray LLP
      One International Place
      Boston, Massachusetts 02110
      Attn: Paul M. Kinsella
      Telephone: (617) 951-7921
      Facsimile: (617) 951-7050

          (b)   if to Company, to:

      ILEX Oncology, Inc.
      4545 Horizon Hill Blvd
      San Antonio, Texas 78229
      Attn: Chief Executive Officer
      Telephone: (210) 949-8200
      Facsimile: (210) 949-8210

      with a copy to:

      Fulbright & Jaworski L.L.P.
      300 Convent Street, Suite 2200
      San Antonio, Texas 78205
      Attn: Phillip M. Renfro
      Telephone: (210) 224-5575
      Facsimile: (210) 270-7205

        Any party may by notice given in accordance with this Section 9.2 to the other parties designate another address or person for receipt of notices hereunder.

        9.3    Entire Agreement.    This Agreement contains the entire agreement between the parties with respect to the Mergers and related transactions, and supersedes all prior agreements, written or oral, between the parties with respect thereto, other than the Confidentiality Agreement, which shall survive execution of this Agreement and any termination of this Agreement other than any "standstill" provision which shall expire concurrently with the execution and delivery of this Agreement.

        9.4    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflict of law provisions, except to the extent that the laws of the State of Delaware apply to the Mergers, the rights of Company and Sub stockholders relative to the Mergers, and the rights of the member of LLC relative to the Second Merger.

        9.5    Binding Effect; No Assignment; No Third-Party Beneficiaries.

          (a)   This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement is not assignable without the prior written consent of the other parties hereto.

          (b)   Other than Section 4.15, nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than Parent, Sub, LLC and Company and their respective successors and permitted assigns any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        9.6    Section Headings.    The headings of Sections in this Agreement are provided for convenience only and shall not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement.

        9.7    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

        9.8    Severability.    If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to use reasonable commercial efforts to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

        9.9    Submission to Jurisdiction; Waiver.    Each of Company, Parent, LLC and Sub irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the courts of the Commonwealth of Massachusetts and each of Company, Parent, LLC and Sub hereby irrevocably submits with regard to any action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of Company, Parent, LLC and Sub hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

        9.10    Enforcement.    The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action shall be brought in equity to enforce the provisions of the Agreement, neither party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law.

        9.11    Rules of Construction.    All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or ruling of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

        9.12    Waiver of Jury Trial.    EACH OF PARENT, COMPANY, LLC AND SUB HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENT OR ACTION RELATED HERETO OR THERETO.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger under seal as of the date first stated above.

ILEX ONCOLOGY, INC.
By:	/s/ JEFFREY H. BUCHALTER Name: Jeffrey H. Buchalter Title: Chief Executive Officer
GENZYME CORPORATION
By:	/s/ EARL M. COLLIER, JR. Name: Earl M. Collier, Jr. Title: Executive Vice President
GLBC CORP.
By:	/s/ EARL M. COLLIER, JR. Name: Earl M. Collier, Jr. Title: Vice President
GLBC LLC
By:	/s/ EARL M. COLLIER, JR. (Authorized Person) Name: Earl M. Collier, Jr.

[Signature Page to Agreement and Plan of Merger]

EXHIBITS

Exhibit A	Form of First Certificate of Merger
Exhibit B	Form of Second Certificate of Merger
Exhibit C	Form of Affiliate Letter

EXHIBIT A

[FORM OF CERTIFICATE OF MERGER OF
GLBC CORP. WITH AND INTO ILEX ONCOLOGY, INC.]

Pursuant to Section 251 of the General Corporation Law of the State of Delaware

        The undersigned corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

        FIRST: The name and state of incorporation of each constituent corporation of the merger is as follows:

Name	State of Incorporation
ILEX Oncology, Inc.	Delaware
GLBC Corp.	Delaware

        SECOND: A plan and agreement among the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the General Corporation Law of the State of Delaware.

        THIRD: The name of the surviving corporation is ILEX Oncology, Inc., a Delaware corporation.

        FOURTH: The certificate of incorporation of the surviving corporation shall be the certificate of incorporation of ILEX Oncology, Inc., as amended and restated prior to the date hereof.

        FIFTH: The executed plan and agreement of merger is on file at an office of the surviving corporation located at 500 Kendall Street, Cambridge, Massachusetts, 02142.

        SIXTH: A copy of the plan and agreement of merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

        SEVENTH: The effective time for the merger shall be 11:58 p.m. on {the Closing Date}, 2004.

        IN WITNESS WHEREOF, ILEX Oncology, Inc. has caused this certificate to be signed by                        , its authorized officer, this    day of                        , 2004.

ILEX ONCOLOGY, INC.
By:	Name: Title:

EXHIBIT B

[FORM OF CERTIFICATE OF MERGER OF
ILEX ONCOLOGY, INC. WITH AND INTO GLBC LLC]

Pursuant to Section 264 of the General Corporation Law of the State of Delaware
and Section 18-209 of the Delaware Limited Liability Company Act

        The undersigned limited liability company organized and existing under and by virtue of the Delaware Limited Liability Company Act, does hereby certify that:

        FIRST: The name and jurisdiction of formation or organization of each entity which is to merge is as follows:

Name	Jurisdiction of Formation/Organization
GLBC LLC	Delaware
ILEX Oncology, Inc.	Delaware

        SECOND: A plan and agreement of merger has been approved, adopted, certified, executed, and acknowledged, in accordance with Section 264 of the General Corporation Law of the State of Delaware and otherwise to the extent required under other applicable Delaware law, by each of the entities which is to merge.

        THIRD: The name of the surviving entity is GLBC LLC, a Delaware limited liability company.

        FOURTH: The effective time for the merger shall be 11:59 p.m. on {the Closing Date}, 2004.

        FIFTH: The executed plan and agreement of merger is on file at a place of business of the surviving entity, located at 500 Kendall Street, Cambridge, Massachusetts, 02142.

        SIXTH: A copy of the plan and agreement of merger will be furnished by the surviving entity, on request and without cost, to any member of GLBC LLC or any stockholder of ILEX Oncology, Inc.

        IN WITNESS WHEREOF, GLBC LLC has caused this certificate to be signed by a duly authorized agent, this    day of                        , 2004.

GLBC LLC
By:	(Authorized Person) Name:

EXHIBIT C

[FORM OF AFFILIATE LETTER]

                        , 2004

Genzyme Corporation
Genzyme Center
500 Kendall Street
Cambridge, MA 02142

Ladies and Gentlemen:

        I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of ILEX Oncology, Inc. ("Company"), a Delaware corporation, as the term "affiliate" is used in Rule 145 of the rules and regulations of the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"). Pursuant to the terms of the Agreement and Plan of Merger (the "Merger Agreement") dated as of February 26, 2004 among Genzyme Corporation ("Parent"), a Massachusetts corporation, GLBC Corp.("Sub"), Delaware corporation that is a wholly-owned subsidiary of Parent, GLBC LLC, a Delaware limited liability company that is a wholly-owned subsidiary of Parent, and Company, Company will be merged with Sub (the "First Merger").

        In connection with the First Merger, I may become entitled to receive shares of Genzyme common stock, $0.01 par value per share (the "Parent Shares"), in exchange for the shares owned by me of common stock, $0.01 par value per share, of Company (the "Company Shares").

        I represent, warrant and covenant to Parent that in the event I receive any Parent Shares as a result of the First Merger:

        (a)   I shall not make any sale, transfer or other disposition of the Parent Shares in violation of the Securities Act or the rules and regulations thereunder.

        (b)   I have carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Parent Shares, to the extent I felt necessary, with my counsel or counsel for Company.

        (c)   I have been advised that the issuance of the Parent Shares to me pursuant to the First Merger has been or will be registered with the SEC under the Securities Act on a Registration Statement on Form S-4; however, because I may be deemed to be an affiliate of Company and the distribution of the Parent Shares by me or on my behalf has not been registered under the Securities Act, dispositions of the Parent Shares by me or on my behalf may be restricted under the Securities Act and the rules and regulations thereunder. I will not sell, transfer, hedge, encumber or otherwise dispose of the Parent Shares issued to me in the First Merger unless the disposition (x) is made in conformity with the volume and other limitations of Rule 145 under the Securities Act (or a successor provision), (y) is made pursuant to an effective registration statement under the Securities Act or (z) is, in the opinion of counsel reasonably acceptable to Parent or as described in a "no-action" or interpretive letter from the staff of the SEC, exempt from registration under the Securities Act.

        (d)   I understand that Parent is under no obligation to register under the Securities Act (or otherwise) the disposition of the Parent Shares by me or on my behalf or to take any other action necessary in order to make compliance with an exemption from such registration available.

        (e)   I also understand that there will be placed on the certificates for the Parent Shares issued to me, or any substitutions therefor, a legend stating in substance:

    THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE REGISTERED HOLDER HEREOF AND GENZYME.

        (f)    I also understand that unless a sale or transfer is made in conformity with the provisions of Rule 145 under the Securities Act (and satisfactory evidence of such conformity is provided to Parent), or pursuant to an effective registration statement, Parent reserves the right to put the following legend on the certificates issued to my transferee:

    THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED.

        I understand and agree that the legends set forth in paragraphs (e) and (f) above shall be removed by delivery of substitute certificates without such legends if I shall have delivered to Parent a copy of a "no action" or interpretive letter from the staff of the SEC, or an opinion of counsel reasonably satisfactory to Parent in form and substance satisfactory to Parent, to the effect that disposition of the shares by the holder thereof is not restricted under the Securities Act.

        Execution of this letter should not be considered an admission on my part that I am an "affiliate" of Company as described in the first paragraph of this letter, or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

Very truly yours,
Name (print): Address:

Accepted:

GENZYME CORPORATION
Name (print): Title:

Dated:

[Signature Page to Affiliate Letter]

ANNEX B

[LETTERHEAD OF UBS SECURITIES LLC]

                      February 26, 2004

The Board of Directors
ILEX Oncology, Inc.
4545 Horizon Hill Boulevard
San Antonio, Texas 78229

Dear Members of the Board:

        We understand that ILEX Oncology, Inc. ("ILEX") proposes to enter into an Agreement and Plan of Merger (the "Agreement") among Genzyme Corporation ("Genzyme"), GLBC Corp. ("Merger Corp."), GLBC LLC ("Merger LLC" and, together with Merger Corp., "Merger Subs"), each a newly formed wholly owned subsidiary of Genzyme, and ILEX pursuant to which, among other things, (i) Merger Corp. will be merged with and into ILEX (the "Merger") and (ii) each outstanding share of the common stock, par value $0.01 per share, of ILEX ("ILEX Common Stock") will be converted into the right to receive a number of shares of the common stock, par value $0.01 per share, of Genzyme ("Genzyme Common Stock") equal to the quotient of $26.00 and the average of the per share closing prices of Genzyme Common Stock as reported by the NASDAQ National Market for the 20 trading days ending on the fifth trading day prior to the closing date of the Merger (such average per share closing price, the "Genzyme Common Stock Price" and, such quotient, the "Exchange Ratio"); provided that (x) if the Genzyme Common Stock Price is greater than $59.88, then the Exchange Ratio will be 0.4342 and (y) if the Genzyme Common Stock Price is less than $46.58, then the Exchange Ratio will be 0.5582. The terms and conditions of the Merger are more fully set forth in the Agreement.

        You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of ILEX Common Stock.

        UBS Securities LLC ("UBS") has acted as financial advisor to ILEX in connection with the Merger and will receive a fee for its services, a significant portion of which is contingent upon the consummation of the Merger and a portion of which is payable in connection with this opinion. UBS and its affiliates in the past have provided services to ILEX and Genzyme unrelated to the proposed Merger, for which services UBS and its affiliates have received compensation. In the ordinary course of business, UBS, its successors and affiliates may hold or trade securities of ILEX and Genzyme for their own accounts and accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

        At your direction, UBS contacted selected third parties to solicit indications of interest in a possible business combination with ILEX and held discussions with certain of these parties prior to the date hereof. Our opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available with respect to ILEX or the underlying business decision of ILEX to effect the Merger. Our opinion does not constitute a recommendation to any stockholder of ILEX as to how such stockholder should vote or act with respect to any matters relating to the Merger. We have not been asked to, nor do we, offer any opinion as to the terms of the Agreement or the form of the Merger. We express no opinion as to what the value of Genzyme Common Stock will be when issued pursuant to the Merger or the prices at which Genzyme Common Stock will trade at any time. In rendering this opinion, we have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. We also have assumed, with your consent, that each of ILEX, Genzyme and Merger Subs will comply with all material terms of the Agreement and that the Merger will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement. In

B-1

addition, representatives of ILEX have advised us, and we therefore have assumed, that the final executed form of the Agreement will not differ in any material respect from the execution form of the Agreement reviewed by us. We also have assumed, with your consent, that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on ILEX, Genzyme or the Merger.

        In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to ILEX and Genzyme, including publicly available financial forecasts and estimates relating to ILEX and Genzyme that were reviewed and discussed with us by the managements of ILEX and Genzyme; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of ILEX, including financial forecasts and estimates prepared by the management of ILEX, that were provided to us by the management of ILEX and not publicly available; (iii) conducted discussions with members of the senior managements of ILEX and Genzyme concerning the businesses and financial prospects of ILEX and Genzyme; (iv) reviewed current and historical market prices of ILEX Common Stock and Genzyme Common Stock; (v) reviewed publicly available financial and stock market data with respect to certain companies in lines of businesses we believe to be generally comparable to those of ILEX and Genzyme; (vi) compared the financial terms of the Merger with publicly available financial terms of certain other transactions which we believe to be generally relevant; (vii) considered certain pro forma effects of the Merger on the financial statements of Genzyme; (viii) reviewed an execution form of the Agreement provided to us on February 26, 2004; and (ix) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

        In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information provided to or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of ILEX or Genzyme, nor have we been furnished with any such evaluation or appraisal. With respect to the publicly available financial forecasts and estimates relating to Genzyme referred to above, we were advised by the management of Genzyme that such forecasts represent reasonable estimates and judgments as to the future financial performance of Genzyme. With respect to the internal financial forecasts and estimates relating to ILEX referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of ILEX as to the future financial performance of ILEX. We also have relied, at your direction, without independent verification or investigation, upon the assessments of the managements of ILEX and Genzyme as to the products and product candidates of ILEX and Genzyme and the risks (including the potential for generic drug competition and the probability of successful testing, development and approval by appropriate governmental authorities) associated with such products and product candidates. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to us as of, the date of this opinion.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of ILEX Common Stock.

Very truly yours,
/s/ UBS SECURITIES LLC
UBS SECURITIES LLC

B-2

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 67 of chapter 156B of the Massachusetts Business Corporation Law grants Genzyme the power to indemnify any director, officer, employee or agent to whatever extent permitted by Genzyme's amended and restated articles of organization, by-laws or a vote adopted by the holders of a majority of the shares entitled to vote thereon, unless the proposed indemnitee has been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her actions were in the best interests of Genzyme or, to the extent that the matter for which indemnification is sought relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan. Such indemnification may include payment by Genzyme of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he or she shall be adjudicated to be not entitled to indemnification under the statute.

        Article VI of Genzyme's by-laws provides that Genzyme shall, to the extent legally permissible, indemnify each person who may serve or who has served at any time as a director or officer of the corporation or of any of its subsidiaries, or who at the request of the corporation may serve or at any time has served as a director, officer or trustee of, or in a similar capacity with, another organization or an employee benefit plan, against all expenses and liabilities (including counsel fees, judgments, fines, excise taxes, penalties and amounts payable in settlements) reasonably incurred by or imposed upon such person in connection with any threatened, pending or completed action, suit or other proceeding, whether civil, criminal, administrative or investigative, in which he or she may become involved by reason of his or her serving or having served in such capacity (other than a proceeding voluntarily initiated by such person unless he or she is successful on the merits, the proceeding was authorized by the corporation or the proceeding seeks a declaratory judgment regarding his or her own conduct); PROVIDED that no indemnification shall be provided for any such person with respect to any matter as to which he or she shall have been finally adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her action was in the best interests of Genzyme or, to the extent such matter relates to service with respect to any employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan; and PROVIDED, FURTHER, that as to any matter disposed of by a compromise payment by such person, pursuant to a consent decree or otherwise, the payment and indemnification thereof have been approved by Genzyme, which approval shall not unreasonably be withheld, or by a court of competent jurisdiction. Such indemnification shall include payment by Genzyme of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he or she shall be adjudicated to be not entitled to indemnification under Article VI, which undertaking may be accepted without regard to the financial ability of such person to make repayment.

        The indemnification provided for in Article VI is a contract right inuring to the benefit of the directors, officers and others entitled to indemnification. In addition, the indemnification is expressly not exclusive of any other rights to which such director, officer or other person may be entitled by contract or otherwise under law, and inures to the benefit of the heirs, executors and administrators of such a person.

        Genzyme also has in place agreements with its officers and directors which affirm Genzyme's obligation to indemnify them to the fullest extent permitted by law and contain various procedural and other provisions which expand the protection afforded by Genzyme's by-laws.

        Section 13(b)(1 1/2) of chapter 156B of the Massachusetts Business Corporation Law provides that a corporation may, in its articles of organization, eliminate a director's personal liability to the corporation and its stockholders for monetary damages for breaches of fiduciary duty, except in circumstances involving (i) a breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unauthorized distributions and loans to insiders, and (iv) transactions from which the director derived an improper personal benefit. Article VI.C.5. of Genzyme's Amended and Restated Articles of Organization provides that no director shall be personally liable to Genzyme or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent that such exculpation is not permitted under the Massachusetts Business Corporation Law as in effect when such liability is determined.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a)
  See Exhibit Index immediately following the signature page.

  (b)
  Not applicable.

  (c)
  Opinion of UBS Securities LLC (included as Annex B to the proxy statement/prospectus that forms a part of this registration statement).

ITEM 22. UNDERTAKINGS

  (a)
  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (b)
  (1)  The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (2)
  The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (b)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of

    1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  (d)
  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (e)
  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, as of May 21, 2004.

GENZYME CORPORATION
By:	/s/ MICHAEL S. WYZGA Michael S. Wyzga Chief Financial and Accounting Officer Executive Vice President, Finance

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registrant's registration statement has been signed below by the following persons in the capacities and as of the dates indicated.

Signature	Title

* Henri A. Termeer	Chairman of the Board, President and Chief Executive Officer	May 21, 2004
/s/ MICHAEL S. WYZGA Michael S. Wyzga	Chief Financial and Accounting Officer; Executive Vice President, Finance	May 21, 2004
* Constantine E. Anagnostopoulos	Director	May 21, 2004
* Douglas A. Berthiaume	Director	May 21, 2004
* Henry E. Blair	Director	May 21, 2004
* Robert J. Carpenter	Director	May 21, 2004
* Charles L. Cooney	Director	May 21, 2004

* Victor J. Dzau	Director	May 21, 2004
* Connie Mack III	Director	May 21, 2004
*By:	/s/ MICHAEL S. WYZGA Michael S. Wyzga, as Attorney-in-Fact

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
2.1
Agreement and Plan of Merger, dated as of February 26, 2004, among Genzyme Corporation, GLBC Corp., GLBC LLC and ILEX Oncology, Inc. (attached as Annex A to the proxy statement/prospectus contained in this registration statement).
*4.1	Restated Articles of Organization of Genzyme, as amended. Filed as Exhibit 3 to Genzyme's Current Report on Form 8-K filed with the Commission on June 6, 2001, and incorporated herein by reference.
*4.2	By-laws of Genzyme, as amended. Filed as Exhibit 3.2 to Genzyme's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, and incorporated herein by reference.
*4.3	Third Amended and Restated Renewed Rights Agreement dated as of June 30, 2003 between Genzyme and American Stock Transfer & Trust Company. Filed as Exhibit 3 to Amendment No. 2 to Genzyme's Registration Statement on Form 8-A filed on July 1, 2003, and incorporated herein by reference.
*4.4	Indenture, dated as of May 8, 2001, between Genzyme and State Street Bank and Trust Company, as Trustee, including the form of debenture. Filed as Exhibit 4.1 to Genzyme's Current Report on Form 8-K filed with the Commission on May 11, 2001, and incorporated herein by reference.
*4.5	Securities Purchase Agreement, dated as of April 17, 2001 and amended on September 26, 2001, by and among Novazyme Pharmaceuticals, Inc. and several purchasers. Filed as Exhibit 4.2 to Genzyme's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, and incorporated herein by reference.
*4.6	Indenture, dated December 9, 2003, between Genzyme and U.S. Bank National Association. Filed as Exhibit 4.1 to Genzyme's Current Report on Form 8-K filed with the Commission on December 10, 2003, and incorporated herein by reference.
*4.7	Registration Rights Agreement, dated as of December 9, 2003, between Genzyme and UBS Securities LLC on behalf of itself and several other Initial Purchasers. Filed as Exhibit 10.1 to Genzyme's Current Report on Form 8-K filed with the Commission on December 10, 2003, and incorporated herein by reference.
5.1	Opinion of Ropes & Gray LLP regarding the validity of securities to be issued under this registration statement. Previously filed.
8.1	Opinion of Ropes & Gray LLP regarding material U.S. federal income tax consequences of the merger. Filed herewith.
8.2	Opinion of Fulbright & Jaworski L.L.P. regarding material U.S. federal income tax consequences of the merger. Filed herewith.
23.1	Consent of PricewaterhouseCoopers LLP, independent accountants to Genzyme. Filed herewith.
23.2	Consent of Ernst & Young LLP, independent accountants to ILEX. Filed herewith.
23.3	Consent of Ropes & Gray LLP (contained in Exhibit 8.1 hereto).
23.4	Consent of Fulbright & Jaworski L.L.P. (contained in Exhibit 8.2 hereto).
24.1	Power of Attorney (included on the signature page to the initial filing of this registration statement).
99.1	Form of Proxy Card for holders of ILEX common stock. Filed herewith.
99.2	Consent of UBS Securities LLC. Previously filed.

*
Indicates exhibit previously filed with the Securities Exchange Commission and incorporated herein by reference. Exhibits filed with Forms 10-K, 10-Q, 8-K, 8-A or Schedule 14A of Genzyme Corporation were filed under Commission File No. 0-1468.

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NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
REFERENCES TO ADDITIONAL INFORMATION
TABLE OF CONTENTS
QUESTIONS AND ANSWERS ABOUT THE TRANSACTION FROM ILEX TO ILEX STOCKHOLDERS
SUMMARY
RISK FACTORS
  Risks Relating to the Transaction
  Risks Relating to Genzyme
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
UNAUDITED, PRO FORMA COMBINED FINANCIAL INFORMATION
Genzyme Corporation
NOTES TO UNAUDITED, PRO FORMA COMBINED FINANCIAL STATEMENTS
THE ILEX SPECIAL MEETING
  Proxy Solicitation
  Record Date
  Quorum Requirement
  Vote Required
  Voting and Revocation of Proxies
GENZYME CORPORATION
ILEX ONCOLOGY, INC.
BACKGROUND AND REASONS FOR THE TRANSACTION
  Background of the Transaction
  Recommendation of ILEX's Board of Directors
  ILEX's Reasons for the Transaction
  Opinion of ILEX's Financial Advisor
  Potential Conflicts of Interest
  Genzyme's Reasons for the Transaction
THE MERGERS AND THE MERGER AGREEMENT
  General Description of the Mergers
  Effective Time
  Merger Consideration
  No Fractional Shares
  Exchange of ILEX Stock Certificates
  Treatment of ILEX Stock Options and Stock Purchase Rights
  Treatment of ILEX Benefits and Other Employee Matters
  Accounting Treatment
  Material United States Federal Income Tax Consequences of the Mergers
  Covenants Under the Merger Agreement
  Representations and Warranties
  Conditions to the Transaction
  Termination of the Merger Agreement
  Termination Fees and Expenses
  No Relief from Liability for Willful Breach
  Amendments and Waivers
  Delisting of ILEX Common Stock
  Resales of Genzyme Common Stock by ILEX Affiliates
  Regulatory Matters
MANAGEMENT AFTER THE MERGER
  Board of Directors
  Management
STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS
  Ownership of Genzyme Capital Stock
  Ownership of ILEX Capital Stock
COMPARATIVE STOCK PRICES AND DIVIDENDS
  Dividend Information
DESCRIPTION OF GENZYME CAPITAL STOCK
  Authorized Capital Stock
  Proposed Modifications to Charter
  Transfer Agent and Registrar
COMPARISON OF RIGHTS OF GENZYME AND ILEX STOCKHOLDERS
LEGAL MATTERS
EXPERTS
OTHER MATTERS
FUTURE ILEX STOCKHOLDER PROPOSALS
WHERE YOU CAN FIND MORE INFORMATION
  ANNEX A
Agreement and Plan of Merger Among Genzyme Corporation, GLBC Corp., GLBC LLC and ILEX Oncology, Inc.
  ANNEX B
Opinion of UBS Securities LLC